As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-234460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Qilian International Holding Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	4953	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jiuquan Economic and Technological Development Zone

Jiuquan City, Gansu Province, 735000

People’s Republic of China
+86-0937-2689523

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800
New York, NY 10022
212-530-2206

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2206	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company    ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)(5)
Ordinary shares, par value US$0.00166667 per share (“Ordinary Shares”) (3)	5,750,000	US$	7.00	US$	40,250,000	US$	5,224.45
Underwriters’ Warrants(4)	-		-		-		-
Ordinary shares underlying Underwriters’ Warrants	300,000	US$	7.70	US$	2,310,500	US$	299.9
Total	6,050,000		-	US$	42,560,500	US$	5,524.35

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to 750,000 additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	We have agreed to sell to the underwriters, on the closing date of this offering, warrants (the "Underwriters' Warrants") in an amount equal to 6% of the aggregate number of Ordinary Shares sold by us in this offering. The exercise price of the Underwriters' Warrants is equal to 110% of the price of our Ordinary Shares offered hereby. The Underwriters' Warrants are exercisable for a period of five (5) years from the effective date of this registration statement and will terminate on the fifth anniversary of the effective date of the registration statement. Resales of the underwriters' warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of ordinary shares issuable upon exercise of the underwriters' warrants are also being similarly registered on a delayed or continuous basis hereby.
(5)	$4,455.41 previously paid; $1,068.94 to be paid with this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS DATED August 21, 2020

5,000,000 Ordinary Shares

Qilian International Holding Group Limited

We are offering 5,000,000 ordinary shares, par value $0.00166667 per share (“Ordinary Shares”). This is the initial public offering of our Ordinary Shares. The offering price of our Ordinary Shares in this offering will be between US $5.00 and US$7.00 per Ordinary Share. Prior to this offering, there has been no public market for our Ordinary Shares.

We plan to list our Ordinary Shares on the [Nasdaq Global Market/New York Stock Exchange American “NYSE American”] under the symbol “QLI”. It is a condition to the closing of this offering that the Ordinary Shares qualify for listing on a national securities exchange.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 12 of this prospectus.

We are an “emerging growth company” as defined under federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary— Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL (4)
Initial public offering price(1)	$6.00	$30,000,000
Underwriting discounts(2)	$0.42	$2,100,000
Proceeds, before expenses, to us(3)	$5.58	$27,900,000

(1) Initial public offering price per share is assumed as $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2) We have agreed to pay the underwriters a discount equal to (i) 7% of the gross proceeds of the offering for investors introduced to us by the underwriters and (ii) 4% to 1% of the gross proceeds for investors sourced by the Company. This table assumes all investors are introduced to us by the underwriters. We have agreed to sell to the underwriters, on the applicable closing date of this offering, warrants (the “Underwriters’ Warrants”) in an amount equal to 6% of the aggregate number of Ordinary Shares sold by us in this offering (not including over-allotment shares). For a description of other terms of the Underwriters’ Warrants and a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 118.

(3) Excludes fees and expenses payable to the underwriters. The total amount of underwriters’ expenses related to this offering is set forth in the section entitled “Underwriting.”

(4) Assumes that the underwriters do not exercise any portion of their over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $916,541, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting” beginning on page 118.

This offering is being conducted on a firm commitment basis. Univest Securities, LLC, the representative of the underwriters, is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise their option in full, the total underwriting discounts payable will be $2,415,000 based on an assumed offering price of $6 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $34,500,000. If we complete this offering, net proceeds will be delivered to us on the applicable closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures that require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 31.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting”, on or about [●], 2020.

Prospectus dated [•], 2020.

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“Affiliated Entities” are to our subsidiaries and Gansu QLS, our VIE, and its subsidiaries;
•	“Ahan” are to Jiuquan Ahan Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC, which is 100% owned by Gansu QLS;
•	“Ahan® Antibacterial Paste” are to a disinfection paste made from a mixture of 11 traditional Chinese herbal ingredients used to treat refractory chronic skin diseases;
•	“APIs” are to Active Pharmaceutical Ingredients, which refer to any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product;
•	“Cangmen” are to Tibet Cangmen trading Co., Ltd., a limited liability company organized under the laws of the PRC, which is 100% owned by Gansu QLS;
•	“Chengdu QLS” are to Chengdu Qilianshan Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC, which is 71.75% owned by Gansu QLS;
•	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;
•	“Gan Di Xin®” are to an innovative antitussive and expectorant medicine made from raw licorice materials;
•	“Gansu QLS” are to Gansu Qilianshan Pharmaceutical Co. Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of contractual arrangements between WFOE and Gansu QLS;
•	“Heparin Sodium Preparation” are to a primary ingredient for pharmaceutical companies to produce medications used in treating cardiovascular diseases, cerebrovascular diseases, and hemodialysis;
•	“Ordinary Shares” are to the ordinary shares, par value US$0.00166667 per, share issued by the Company;
•	“Qilian HK” are to Qilian International’s wholly owned subsidiary, Qilian International (Hong Kong) Holdings Limited, a Hong Kong corporation;
•	“Qilian International” are to Qilian International Holding Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;
•	“Qilian Shan® Licorice Extract” are to a primary ingredient for pharmaceutical companies to manufacture traditional licorice tablets;
•	“Qilian Shan® Licorice Liquid Extract” are to a primary ingredient for medical preparation companies to produce compound licorice oral solutions;
•	“Qilian Shan® Oxytetracycline APIs” are to an active ingredient used by pharmaceutical companies in the manufacturing of medications that use oxytetracycline;
•	“Qilian Shan® Oxytetracycline Tablets” are to tablets used to prevent and treat a wide range of diseases in chickens, turkeys, cattle, swine, and human;
•	“Qiming” are to Jiuquan Qiming Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC, which is 100% owned by Gansu QLS;
•	“Rugao” are to Rugao Tianlu Animal Products Co., Ltd., a limited liability company organized under the laws of the PRC, which is 100% owned by Chengdu QLS;
•	“Samen” are to Tibet Samen Trading Co., Ltd., a limited liability company organized under the laws of the PRC, which is 100% owned by Gansu QLS;
•	“TCM” are to Traditional Chinese Medicine, a style of traditional medicine built on a foundation of more than 2,500 years of Chinese medical practice that includes various forms of herbal medicine, acupuncture, massage (tui na), exercise (qigong), and dietary therapy;
•	“TCMD” are to Traditional Chinese Medicine Derivatives, a type of product derived from TCM that has been prepared through modern medicine manufacturing procedures to be ready for use;
•	“VIE” are to variable interest entity;
•	“VIE Agreements” are to a series of contractual arrangements, including the Exclusive Service Agreement, as amended on August 27, 2019, the Call Option Agreement, the Equity Pledge Agreement, the Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney, and the Spousal Consents;
•	“we,” “us,” or “the Company” are to one or more of Qilian International, and its subsidiaries, as the case may be;
•	“WFOE” or “Chengdu Trading” are to Chengdu Qilian Trading Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by Qilian International (Hong Kong) Holdings Limited, a limited liability company organized under the laws of Hong Kong;
•	“Xiongguan® Organic Fertilizer” are to a fertilizer product designed to improve crop yield, increase soil’s chemical properties, and reduce soil compaction;
•	“Xiongguan® Organic-Inorganic Compound Fertilizer” are to a fertilizer product made from both organic materials and traditional chemical fertilizer and is designed to increased plant growth; and
•	“Zhu Xiaochang® Sausage Casings” are to an all-natural food product used for culinary purposes.

Our business is conducted by Gansu QLS, our VIE in the PRC, and its subsidiaries, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Unless otherwise indicated, all information in this amendment reflects a 1-for-1.66667 reverse split of our issued and outstanding Ordinary Shares, effected on October 16, 2019.

Overview

We are a pharmaceutical and chemical company based in China that focuses on the development, manufacture, marketing, and sale of licorice products, oxytetracycline products, traditional Chinese medicine derivatives (“TCMD”) product, heparin product, sausage casings, and fertilizers. We independently developed Gan Di Xin® and Ahan® Antibacterial Paste within our research and development department. Our products are sold in more than 20 provinces in China.

Products

•	Our licorice products include Gan Di Xin®, Qilian Shan® Licorice Extract, and Qilian Shan® Licorice Liquid Extract. Our Gan Di Xin® is an innovative antitussive and expectorant medicine made from raw licorice materials. Our Qilian Shan® Licorice Extract is a primary ingredient for pharmaceutical companies to manufacture traditional licorice tablets. Our Qilian Shan® Licorice Liquid Extract is the primary ingredient for medical preparation companies to produce compound licorice oral solutions.

•	Our oxytetracycline products include Qilian Shan® Oxytetracycline Tablets and Qilian Shan® Oxytetracycline Active Pharmaceutical Ingredients (“API”). Our Qilian Shan® Oxytetracycline Tablets are used to prevent and treat a wide range of diseases in chickens, turkeys, cattle, swine, and human. Our Qilian Shan® Oxytetracycline APIs are used by pharmaceutical companies in the manufacturing of medications that use oxytetracycline as an active ingredient.

•	Our TCMD product includes Ahan® antibacterial paste, which is made from a mixture of 11 traditional Chinese herbal ingredients. It is used to treat refractory chronic skin diseases.

•	Our heparin product includes Heparin Sodium Preparations. It is a primary ingredient for pharmaceutical companies to produce medications used in treating cardiovascular diseases, cerebrovascular diseases, and hemodialysis.

•	Our sausage casings include Zhu Xiaochang® Sausage Casings, which are all-natural food products used for culinary purposes.

•	Our fertilizer products include Xiongguan® Organic Fertilizer and Xiongguan® Organic-Inorganic Compound Fertilizer. Our Xiongguan® Organic Fertilizer is designed to improve crop yield, increase soil’s chemical properties, and reduce soil compaction. Our Xiongguan® Organic-Inorganic Compound Fertilizer is made from both organic materials and traditional chemical fertilizer and is designed to increased plant growth.

Our Competitive Advantages

We believe our principal competitive strengths are as follows:

Recognized Brand Name

With over 50 years of history, “Qilian Shan (祁连山)” is a well-known medical and chemical industrial brand in China. We have received many awards from government agencies such as the Gansu Province “Specialized New Technology” Enterprise Status granted by Gansu Provincial Industry and Information Technology Commission in November 2017. Please see “Business- Honors, Awards, and Qualifications” for more detailed information regarding the awards we have received in the past years and selective criteria for each award. In addition, our TCMD products have been available in hospitals and drug stores for years and have received positive feedback from our customers over time. Our fertilizer products have been well received in China for years with individual farmers as well as farm owners. In addition, as Chinese consumers are becoming better informed and more aware of the environmental impact of consumer products, we have actively cultivated a positive sustainability brand image through our operating subsidiary Qiming which uses oxytetracycline waste materials to produce fertilizer, saving resources, protecting our environment and promoting the sustainable development of the fertilizer industry.

Unique Geographical Location And Beneficial National Policy

Gansu GLS, our operating subsidiary, enjoys unique business and policy advantages as a result of the Belt and Road Initiative, which is a Chinese government’s international infrastructure development and investment strategy that has a particular focus on Western China. Such advantages include exemptions for land transaction fees, exemptions for newly added construction land users’ fees, exemptions for enterprise income tax, and priorities in using certain public lands. In addition, our PRC operating entities, in general, enjoy high quality, low cost, and abundant local resources due to their locations in remote Western China, which enables them to allocate more financial resources on improving production technologies, advancing research and development, and guaranteeing quality control procedures.

Strong Research And Development Capability

We believe that our research and development (“R&D”) capabilities allow us to respond to our customers’ evolving needs. Our R&D team has demonstrated its success in using sophisticated methods and technologies to develop innovative products that we believe give us an edge over our major competitors. We have a strong technical team of 70 highly qualified individuals, amongst whom we have 14 individuals dedicated to the Company’s R&D projects. There are 17 engineers, 2 senior engineer and 18 individuals with bachelor’s and advanced degrees in our technical team. Our R&D personnel have successfully developed two innovative products, Gan Di Xin® and Ahan® Antibacterial Paste, both of which have been commercialized.

High Production Capacity

Our Company has a maximum annual production capacity of 4,000 tons of oxytetracycline APIs, 3 billion oxytetracycline tablets, 1,000 tons of licorice extracts and liquid extracts, 5 tons of Heparin Sodium Preparations, 4 million sausage casings and 100,000 tons of fertilizers. We believe that such production capacity of antibiotic raw materials gives us an advantage over our competitors in China. In addition, we have the largest fermentation and extraction manufacturing units in the country, which we believe offers us a distinctive advantage over our competitors.

Experienced And Accomplished Leadership Team With a Proven Track Record

We have an experienced management team, and most of its members possess more than a decade of pharmaceutical, biomedical, chemical and related industry experience. We believe that our leadership team is well-positioned to lead us through development, regulatory approval and commercialization of our future products. In addition, our management team has extensive R&D, manufacturing and product commercialization experience in the Chinese biomedical and chemical industry.

Our Business Strategies

Our overall strategy is to leverage our considerable industry experience, our deep understanding of PRC markets and our R&D expertise to capture additional shares of the PRC markets. We plan to fulfill increasing medical and agricultural needs in the Chinese market with our Gan Di Xin®, Qilian Shan® Oxytetracycline API, Xiongguan® Organic Fertilizer, and Heparin Sodium Preparation. According to the Frost & Sullivan Report, the total output volume of chemical medicines in the PRC is expected to reach 3,797 thousand tons in 2024, with a CAGR of approximately 7.4% from 2020, according to the National Bureau of Statistic of China and the Frost & Sullivan Report. The pharmaceutical market in the PRC started to play an increasingly large role in the global market supply, particularly in relation to APIs. It is expected that the revenue from the manufacturing of APIs will reach RMB1,074.8 billion in 2024, representing a CAGR of approximately 9.9%. According to the Frost & Sullivan Report, the pharmaceutical market in the PRC is highly fragmented with more than 4,000 pharmaceutical companies and a total market size of RMB2,614.7 billion in terms of sales in 2019. In 2019, the top 20 pharmaceutical companies accounted for over 20% of the total pharmaceutical market in the PRC. The market alternatives for Gan Di Xin®, Qilian Shan® Oxytetracycline API, Xiongguan® Organic Fertilizer, and Heparin Sodium Preparation are widely available. In particular, major market participants in the oxytetracycline, compound licorice and heparin sodium markets are small and medium companies with no particular market leader with significant market share to dominate or influence the market.

Our product-specific business strategy is as follows:

Our Business Strategies For Gan Di Xin®

We plan to further enhance market awareness of Gan Di Xin® brand in the PRC markets. Our Company’s Gan Di Xin® has been included in the National Essential Medicines Category and Gansu Province’s Essential Medicines Category, which are pharmaceutical prescription guidances for medical institutions in the PRC and Gansu Province. Gan Di Xin® has also been enrolled in Gansu Province’s Class B Medical Insurance Coverage Program, which allows Gan Di Xin® to enter insurance-covered pharmacies in Gansu Province. Our branding strategy is to conduct a pilot marketing program in Gansu Province, and then reach a larger customer base in other provinces with wider insurance coverage product offerings by enrolling Gan Di Xin® in the National Medical Insurance Coverage Program. The process of enrolling Gan Di Xin® in the National Medical Insurance Coverage Program is relatively straight forward— we will submit the application materials required by the National Medical Insurance Bureau to Jiuquan City Level Insurance Bureau. Once approved, we will then submit the application to the Gansu Provincial Insurance Bureau, which will further review our application. With Gansu Provincial Insurance Bureau’s approval, we will submit our application further to the National Insurance Bureau, which will have the final say on Gan Di Xin®’s enrollment into the National Medical Insurance Coverage Program. We will amend our application materials if any level of the insurance bureau has any questions regarding our products and applications. Such enrollment will allow Gan Di Xin® to enter medical institutions and insurance-covered pharmacies on a national level. The review for such enrollment is still in progress, and we cannot guarantee that the enrollment application will be approved.

As of the date of this prospectus, Gan Di Xin has been approved to be enrolled into the National Essential Medicines Category (2018 Edition), which was promulgated by the PRC National Health Commission and the National Administration of Traditional Chinese Medicine. In addition, we have applied with the competent authorities for Gan Di Xin to be included in the National Medical Insurance Coverage Program. As of the date of this prospectus, the Administration of Healthcare Security and the Administration of Human Resources and Social Security of Gansu Province have filed a request to the National Administration of Healthcare Security and the PRC Ministry of Human Resources and Social Security respectively for Gan Di Xin’s enrollment. There are no express rules or provisions in China regarding the minimum or maximum period required to obtain any approval for the enrollment process. The Company intends to submit all required information and handle the application process internally, and therefore does not expect to incur any ongoing expenses with respect to such application. In addition, under the Provisional Administration Rules on Drugs for Basic Medical Insurance for Urban Workers, there are no administrative or other application expenses required to be paid for the approval process, nor are there any ongoing expenses required to maintain the enrollment status.

We believe that our existing production capacity for Gan Di Xin will be able to meet our future business objectives and that there is no need to further invest in facility and production line expansion. Rather, we intend to invest more on our marketing efforts for Gan Di Xin and we estimate that we will spend approximately $118,000 annually on marketing expenses in the near future.

Our Business Strategies For Qilian Shan® Oxytetracycline API

We plan to increase our oxytetracycline API production capabilities and hire more experienced marketing specialists in order to carry out our strategic expansions into additional geographical locations in China which we believe would result in us acquiring a bigger share of the Chinese market for this product. We are committed to prioritizing investment in our infrastructure capabilities in order to support the strategic expansions into additional geographical markets in China. We plan to relocate our current oxytetracycline API production facilities and purchase additional state-of-the-art manufacturing facilities to further increase our production capacity. We plan to increase our production capacity to 10,000 tons by 2024 and we estimate that our fixed assets investment will be approximately $18 million. We will focus on hiring more experienced professionals in our sales, marketing, and production departments to support our continued market growth while reducing costs.

Our Business Strategies For Xiongguan® Organic Fertilizer

We believe our current production equipment and components are adequate to meet current demand and limited future demand. However, to meet the demand anticipated in 2020 and beyond, we will need to move to a larger production capacity in order to reap substantial business benefits from a Chinese government proposal of “Zero Growth of Chemical Fertilizer and Pesticide Use by 2020”. Our plan is to build an organic waste treatment facility that will allow us to increase fertilizer production capacity through turning waste into high quality production materials. We believe this strategy will reduce the cost of our organic fertilizer production while increasing the efficiency of our organic fertilizer production each year. We expect to invest approximately $1.28 million in this project.

Our Business Strategies For Heparin Sodium Preparation

We intend to implement two primary strategies to expand and grow the production capacity of our Heparin Sodium Preparation: (i) upgrade the production efficiency of our existing manufacturing facilities, and (ii) increase the amount of Heparin Sodium Preparation our production lines can produce. While we have earned our reputation through the consistent quality of our products, we believe that sustained improvements in the production efficiency and increasing production lines are vital to maintaining such reputation and acquire more shares in the Chinese heparin sodium markets. We expect to invest approximately $128,000 in implementing these two strategies.

Reverse Split And Increase Authorized Shares

On October 16, 2019, our shareholders approved and effected a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-1.66667 shares. In addition, on October 16, 2019, our shareholders approved and effected an increase of the Company’s authorized share capital from US$50,000 consisting of 50,000,000 Ordinary Shares of US$0.001 par value to US$166,667 consisting of 100,000,000 Ordinary Shares of US$0.00166667 par value. All references to Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our issued and outstanding Ordinary Shares and increase of our authorized Ordinary Shares as if these events had occurred at the beginning of the earliest period presented.

Our History And Corporate Structure

Qilian International Holding Group Limited is a Cayman Islands exempted company with limited liability incorporated on February 7, 2019. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law (2018 Revision).

Mr. Zhanchang Xin, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 46.13% of our outstanding Ordinary Shares, of which 6.13% are directly held by Ahanzhai Development Co., Ltd., an entity 100% owned by Mr. Xin. Ms. Haiping Shi, our Chief Financial Officer and Director Nominee, is currently the beneficial owner of 23.77% of our outstanding Ordinary Shares through Zhijiu Holdings Ltd., an entity 100% owned by Ms. Shi. If we complete the initial public offering of our Ordinary Shares, excluding any Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriters, Mr.Xin and Ms. Shi will collectively have the right to vote 59.91% of the Ordinary Shares. Mr. Xin and Ms. Shi will collectively have the right to vote 58.66% of the issued and outstanding Ordinary Shares if taking into account of over-allotment shares issued. They will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members. Please see “Risk Factors- Since our Directors and Executive Officers will own at least 58.66% of our Ordinary Shares following the initial public offering, they will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.”

Qilian International (Hong Kong) Holdings Limited, which we refer to as Qilian HK, our wholly-owned subsidiary, was incorporated in Hong Kong on January 30, 2019. Chengdu Qilian Trading Co., Ltd., which we refer to as WFOE, Qilian HK’s wholly owned subsidiary, was incorporated pursuant to PRC laws on May 15, 2019. Our variable interest entity, Gansu Qilianshan Pharmaceutical Co. Ltd., which we refer to as Gansu QLS, was established in August 30, 2006, as a result of Gansu State-operated Qilianshan Pharmaceutical Factory, which was incorporated in July 1969 in Jiuquan, Gansu Province, PRC pursuant to PRC laws. Gansu QLS’ shareholders include certain PRC residents and corporate entities controlled by PRC residents.

Pursuant to PRC laws, each entity formed under PRC laws shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of WFOE is to provide Gansu QLS with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee, which is at WFOE’s discretion and can be the net income of Gansu QLS, such business scope is necessary and appropriate under the PRC laws. Gansu QLS, on the other hand, has been granted its own business scope, different from WFOE, to enable it to develop, manufacture, market and sale its products.

We control Gansu QLS through contractual agreements, which are described under “Business — Contractual Agreements between WFOE and Gansu QLS.”

Qilian International is a holding company with no business operation other than holding the shares in Qilian HK and Qilian HK is a pass-through entity with no business operation.

WFOE is exclusively engaged in the business of managing the operation of Gansu QLS.

We have asked our shareholders who are PRC residents to make the necessary applications and filings as required under PRC SAFE Circular 37 (“Circular 37”). We cannot assure you that each of our shareholders who are PRC residents will in the future complete the registration process as required by Circular 37. Shareholders of offshore SPV who are PRC residents and who have not completed their registrations in accordance with Circular 37 are subject to certain absolute restrictions, under which they cannot contribute any registered or additional capital to such SPV for offshore financing purposes. In addition, these shareholders cannot repatriate any profits and dividends from the SPV to China either. Please see “Risk Factors-Part of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance.”

In addition, even if any shareholder who is a PRC resident (as determined by Circular 37) holds any interest in WFOE and fails to fulfil the required foreign exchange registration with the local SAFE branches, Qilian International and Qilian HK are not restricted in their ability to contribute additional capital to WFOE. Since Gansu QLS and its subsidiaries are only controlled by WFOE through contractual arrangements, and since WFOE is not a shareholder of Gansu QLS, neither Gansu QLS nor any of its subsidiaries have any obligations to contribute capital to WFOE, nor have they any rights to receive distributions or dividends from WFOE. WFOE is not prohibited from distributing its profits and dividends to Qilian International or Qilian HK or from carrying out other subsequent cross-border foreign exchange activities because WFOE has completed the foreign exchange registration formalities as required upon its establishment. Only capital contributions to a special purpose vehicle by its shareholders failing to comply with Circular 37, as well as the repatriation of profits and dividends derived from such special purpose vehicle to China by its shareholders are limited.

Shareholders who have completed the Circular 37 registration would not be adversely affected and are allowed to contribute assets into the offshore special purpose vehicle and repatriate profits and dividends from them. Since WFOE has completed its foreign exchange registration as a foreign investment enterprise, its ability to receive capital contribution, make distributions and pay dividends is not restricted.

On April 17, 2020, Rugao Tianlu Animal Products Co., Ltd. was incorporated under the laws of the People’s Republic of China (“Rugao”). Rugao is the 100% owned subsidiary of Chengdu QLS. We aim to use it as procurement and manufacturing assistance entity for Chengdu QLS and as a point of expansion for our sausage casings business in Jiangsu Province.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of the Offering based on 5,000,000 Ordinary Shares being offered, assuming that the underwriters do not exercise their over-allotment option:

Corporate Information

Our principal executive offices are located at at Jiuquan Economic and Technological Development Zone (formerly named No. 2 Dadeli Road, Nanjiao Industrial Park), Jiuquan City, Gansu, China, and our phone number is +86-0937-2689523. We maintain a corporate website at http://www.qlsyy.net/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;
•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the [Nasdaq Global Market/NYSE American] corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the [Nasdaq Global Market/NYSE American] corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on [Nasdaq Global Market/NYSE American].

THE OFFERING

Shares Offered	5,000,000 Ordinary Shares (or 5,750,000 Ordinary Shares assuming that the underwriters exercise their over-allotment option in full)
Over-allotment Option	We have granted the underwriters an option exercisable up to 45 days after the closing of this offering to purchase up to an additional 15% of the Ordinary Shares sold in this offering on the same terms as the other Ordinary Shares being purchased by the underwriters from us.
Ordinary Shares outstanding prior to completion of this offering	30,000,000 Ordinary Shares
Ordinary Shares outstanding immediately after this offering	35,000,000 Ordinary Shares (or 35,750,000 Ordinary Shares assuming that the underwriters exercise their over-allotment option in full)
Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $26,983,459, based on an initial public offering price of $6 per Ordinary Share and after deducting estimated underwriting discounts and advisory fee and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use the net proceeds from this offering for production capacities expansion, marketing purposes, and acquisition of upstream and downstream companies manufacturing traditional Chinese medicine pieces. See “Use of Proceeds” for more information.
Representative of the Underwriters	Univest Securities, LLC
Underwriters’ Warrants	We have agreed to sell to Univest Securities, LLC, the representative of the underwriters, warrants (the “Underwriters’ Warrants”) to purchase up to a total of 300,000 Ordinary Shares (equal to 6% of the aggregate number of Ordinary Shares sold in the offering) at a price equal to 110% of the price of our Ordinary Shares offered hereby. The underwriters will not receive any Underwriters’ Warrants for the Ordinary Shares sold pursuant to the over-allotment option.
[Nasdaq Global Market/NYSE American] symbol	“QLI”
Transfer Agent	VStock Transfer, LLC.
Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of, and elsewhere in, this prospectus before deciding to invest in our Ordinary Shares.
Lock-Up	We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares for a period ending 180 days after the commencement of the trading of the Ordinary Shares. See “Underwriting” for more information.

Unless otherwise indicated, all information in this amendment reflects a 1-for-1.66667 reverse split of our issued and outstanding Ordinary Shares, effected on October 16, 2019, and the corresponding adjustment of proposed maximum offering price per share of our Ordinary Shares.

SELECTED FINANCIAL DATA

The following tables set forth selected historical statements of operations and balance sheet data for the six months ended March 31, 2020 and 2019, and for the fiscal years ended September 30, 2019, and 2018, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

Qilian International Holding Group Limited and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in US$, except shares)

	For the six months ended March 31
	2020	2019
NET REVENUE	$27,758,814	$27,160,302

COST OF REVENUE	21,530,973	19,772,589

GROSS PROFIT	6,227,841	7,387,713

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,434,898	1,732,288

INCOME FROM OPERATIONS	4,792,943	5,655,425

Other Income (Expenses)

Interest expense	(110,251)	(104,282)

Other income	215,788	354,884

Total Other income (expense)	105,537	250,602

INCOME BEFORE INCOME TAX PROVISION	4,898,480	5,906,027

PROVISION FOR INCOME TAXES	715,101	881,726

NET INCOME	4,183,379	5,024,301

Less: net income attributable to non-controlling interest	325,249	732,190

NET INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$3,858,130	$4,292,111

OTHER COMPREHENSIVE INCOME

Foreign currency translation adjustment	110,067	525,626

COMPREHENSIVE INCOME	4,293,446	5,549,927

Less: comprehensive income attributable to non - controlling interests	340,536	828,230

COMPREHENSIVE INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$3,952,910	$4,721,697

Earnings per common share - basic and diluted	$0.13	$0.14
Weighted average shares - basic and diluted	30,000,000	30,000,000

Qilian International Holding Group Limited

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in US$, except shares)

	For the years ended September 30,
	2019	2018
NET REVENUE	$46,096,684	$50,369,013

COST OF REVENUE	36,416,772	42,236,773

GROSS PROFIT	9,679,912	8,132,240

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,501,374	2,160,873

INCOME FROM OPERATIONS	6,178,538	5,971,367

Other Income (Expenses)
Interest expense	(223,657)	(216,187)
Other income	987,038	390,792
Total Other income (expense)	763,381	174,605

INCOME BEFORE INCOME TAX PROVISION	6,941,919	6,145,972

PROVISION FOR INCOME TAXES	1,033,440	943,363

NET INCOME	5,908,479	5,202,609

Less: net income attributable to non-controlling interest	576,161	33,102

NET INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$5,332,318	$5,169,507

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(858,337)	(652,232)

COMPREHENSIVE INCOME	5,050,142	4,550,377
Less: comprehensive income attributable to non - controlling interests	478,722	(35,398)

COMPREHENSIVE INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$4,571,420	$4,585,775

Earnings per ordinary share - basic and diluted	$0.18	$0.17
Weighted average shares - basic and diluted	30,000,000	30,000,000

Selected Balance Sheet Information:

Qilian International Holding Group Limited and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Amounts in US$, except shares)

	As of
	March 31	September 30
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$11,811,937	$4,594,440
Accounts receivable, net	2,957,586	603,760
Accounts receivable - related parties, net	9,133	-
Bank notes receivable	3,587,334	5,476,707
Inventories, net	10,473,104	12,522,884
Advances to suppliers, net	1,727,232	958,005
Other current assets	914,640	813,932
TOTAL CURRENT ASSETS	31,480,966	24,969,728

Property and equipment, net	7,384,553	7,665,322
Intangible assets, net	1,830,618	1,834,130
Long term investment	486,442	539,680
Right of use assets-lease	135,727	-
Deferred tax assets	228,711	259,384
TOTAL ASSETS	$41,547,017	$35,268,244

CURRENT LIABILITIES:
Bank loans	$7,052,584	$4,903,128
Accounts payable	3,608,300	3,570,148
Advance from customers	244,500	1,911,748
Advance from customers - related parties	-	2,171
Deferred government grants-current	385,013	391,142
Taxes payable	1,897,100	347,930
Operating lease liabilities, current	56,125	-
Accrued expenses and other payables	523,459	531,713
TOTAL CURRENT LIABILITIES	13,767,081	11,657,980

LONG TERM LIABILITIES
Operating lease liabilities, long term	59,291	-
Deferred government grants - noncurrent	789,273	972,338

TOTAL LIABILITIES	14,615,645	12,630,318

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00166667 par value, 100,000,000 shares authorized, 30,000,000 Ordinary Shares issued and outstanding as of March 31, 2020 and September 30, 2019 , respectively	50,000	50,000
Additional paid-in capital	12,252,077	12,252,077
Statutory Reserve	2,200,488	1,773,817
Retained earnings	10,992,090	7,560,631
Accumulated other comprehensive loss	(1,648,395)	(1,743,175)
Total shareholders’ equity attributable to Qilian International	23,846,260	19,893,350
Non-controlling interest	3,085,112	2,744,576
TOTAL SHAREHOLDERS' EQUITY	26,931,372	22,637,926
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$41,547,017	35,268,244

Qilian International Holding Group Limited

CONSOLIDATED BALANCE SHEET

(Amounts in US$, except shares)

	As of
	September 30,	September 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$4,594,440	$5,260,788
Restricted cash	-	363,991
Accounts receivable, net	603,760	1,321,085
Accounts receivable - related parties, net	-	6,185
Bank notes receivable	5,476,707	3,518,047
Inventories, net	12,522,884	9,586,360
Advances to suppliers, net	958,005	1,649,492
Advances to suppliers – related parties, net	-	-
Other current assets	813,932	463,218
TOTAL CURRENT ASSETS	24,969,728	22,169,166

Property and equipment, net	7,665,322	8,488,726
Intangible assets, net	1,834,130	1,956,008
Long term investment	539,680	407,345
Deferred tax assets	259,384	318,296
TOTAL ASSETS	$35,268,244	$33,339,541

CURRENT LIABILITIES:
Bank loans	$4,903,128	$3,639,911
Accounts payable	3,570,148	3,757,550
Accounts payable - related parties	-	3,046
Advance from customers	1,911,748	4,222,490
Advance from customers - related parties	2,171	-
Bank notes payable	-	582,386
Deferred government grants-current	391,142	407,003
Taxes payable	347,930	1,196,811
Accrued expenses and other payables	531,713	478,557
TOTAL CURRENT LIABILITIES	11,657,980	14,287,754

LONG-TERM LIABILITIES
Deferred government grants - noncurrent	972,338	1,330,451

TOTAL LIABILITIES	12,630,318	15,618,205

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00166667 par value, 100,000,000 shares authorized, 30,000,000 Ordinary Shares issued and outstanding as of September 30, 2019 and 2018, respectively	50,000	50,000
Additional paid-in capital	12,252,077	12,252,077
Statutory Reserve	1,773,817	1,132,636
Retained earnings	7,560,631	2,869,494
Accumulated other comprehensive loss	(1,743,175)	(982,277)
Total shareholders’ equity attributable to Qilian International	19,893,350	15,321,930
Non-controlling interest	2,744,576	2,399,406
TOTAL SHAREHOLDERS' EQUITY	22,637,926	17,721,336
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$35,268,244	33,339,541

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

We face significant competition in industries experiencing rapid technological change, and there is a possibility that our competitors may achieve regulatory approval and develop new product candidates before us, which may harm our financial condition and our ability to successfully market or commercialize any of our product candidates.

The development and commercialization of new pharmaceutical products and fertilizers is highly competitive, and both industries currently are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We will face competition with respect to our current and future pharmaceutical and fertilizer product candidates from major pharmaceutical and chemical companies in China. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization of pharmaceutical and fertilizer products. For example, competition for improving oxytetracycline strains comes from conventional and advanced breeding techniques. Other potentially competitive sources of improvement in oxytetracycline yields include improvements in specific biotechnology areas and information management.

We have competitors in China that manufacture products similar to ours. These companies sell similar products as ours and some of them may have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of our geographical location in Western China, our unique combination of products and our products’ lower prices.

Some of our current or potential competitors may have significantly greater financial resources and expertise in research and development, manufacturing, product testing, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, chemical and agricultural industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, our R&D projects. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, more convenient or are less expensive than any products we develop alone or with collaborators or that would render any such products obsolete or non-competitive. Our competitors also may obtain regulatory approval for their products more rapidly than we may obtain approval for any that we develop, which could result in our competitors establishing a strong market position before our new products are able to enter the market. Additionally, technologies developed by our competitors may render our product candidates uneconomical or obsolete, and we or our collaborators may not be successful in marketing any product candidates we may develop against competitors. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we develop alone or with collaborators.

Our pharmaceutical business is subject to inherent risks relating to product liability and personal injury claims.

We, as a pharmaceutical company, are exposed to risks inherent in the manufacturing and distribution of pharmaceutical products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, and unintentional distribution of counterfeit drugs. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a distributor, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer or distributors for compensation we paid to our customers in connection with a product liability claim. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

We have limited sources of working capital and will need substantial additional financing.

The working capital required to implement our business plan and R&D efforts will most likely be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

We need sufficient financing to implement our business plan, which includes expanding the marketing efforts for Gan Di Xin® and increasing the manufacturing capacities for our oxytetracycline products, fertilizer products and Heparin Sodium Preparations. We will also need sufficient financing to materialize our future plan of acquiring traditional Chinese medicine enterprises. We estimate that carrying out these business projects will require at least $26 million. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to significantly curtail or potentially cease our operations. As of March 31, 2020, we had cash and cash equivalents of approximately $11,811,937, total current assets of $31,480,966 and total current liabilities of $13,767,081. We will need to engage in capital-raising transactions in the near future. Such financing transactions may well cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to complete additional financings depends on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our Ordinary Shares and Ordinary Share equivalents would be materially negatively impacted and we may cease our operations.

We depend on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We depend upon the services of Mr. Zhanchang Xin, our President, Chief Executive Officer, Chairman of the Board, for the continued growth and operation of our Company, due to his industry experience, technical expertise, as well as his personal and business contacts in the PRC. Additionally, Mr. Zhanchang Xin, performs key functions in the operation of our business as our Chief Scientific Officer and Chief Operations Officer. We may not be able to retain Mr. Zhanchang Xin for any given period of time. Although we have no reason to believe that Mr. Zhanchang Xin will discontinue his services with us or Gansu QLS, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. We do not carry key man life insurance for any of our key personnel, nor do we foresee purchasing such insurance to protect against the loss of key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term agreements with our key customers and rely upon our longstanding relationship with them. If we lose one or more of our customers, our results of operations may be adversely and materially impacted.

Our customers consist of qualified distributors, dealers and corporate customers. We have several large customers with whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the six months ended March 31, 2020, three customers represented approximately 22%, 11% and 11% of the Company’s sales, respectively. For the fiscal year ended September 30, 2019, one customer represented approximately 15.3% of the Company’s sales. For the fiscal year ended September 30, 2018, three customers represented approximately 18.8%, 14.7% and 13.7% of the Company’s sales, respectively. Since we do not have long-term customer supply agreements with such large customers and rely primarily upon our goodwill and reputation to sustain the business relationship, our results of operations may be adversely and materially impacted if one or more of these customers stop purchasing from us.

We source our raw materials used for manufacturing from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the six months ended March 31, 2020, one of our suppliers accounted for 13 % of the total purchases. For the year ended September 30, 2019, two of our suppliers accounted for 12.9% and 9.5% of the total purchases, respectively. For the fiscal year ended September 30, 2018, three of our suppliers accounted for 19.2%, 14.1%, and 9.4% of the total purchases, respectively. If we lose suppliers and are unable to swiftly engage new suppliers, our operations may be disrupted or suspended, and we may not be able to deliver hardware products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers, there is no guarantee that we will be able to locate appropriate new suppliers or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

If we fail to increase our brand name recognition, we may face difficulty in obtaining new customers.

Although our brand is well-respected in the Chinese pharmaceutical and chemical industry, we still believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base. Successful promotion of our brand name will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

Some products we manufacture are resource-based products. Thus, we must manage our supply chain for raw materials and delivery of our products competently. Even though Chengdu QLS enjoy considerable advantages resulting from high quality, low cost, and abundant local resources, supply chain fragmentation and local protectionism within China may cause disruption risks for some of our other VIE operating entities. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery throughout China. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could affect both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely affect our ability to produce and deliver some of our products.

Additionally, some of the raw materials we use are procured from farmers, who are usually subject to environmental risks outside of their control. Thus, they may not have the ability to supply continuously and stably if environmental and climate change adversely affect their business.

Our success depends on our ability to protect our intellectual property.

Our success depends on our ability to obtain and maintain patent protection for products developed utilizing our technologies, in the PRC and in other countries, and to enforce these patents. There is no assurance that any of our existing and future patents will be held valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Although we have owned eight valid patents and filed an additional patent application with the Patent Administration Department of the PRC, there is no assurance that they will be granted.

Any patents relating to our technologies may not be sufficiently broad to protect our products. In addition, our patents may be challenged, potentially invalidated or potentially circumvented. Our patents may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

We also rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, our competitors may infringe our trademarks, or we may not have adequate resources to enforce our trademarks.

In addition, we also have trade secrets, non-patented proprietary expertise and continuing technological innovation that we shall seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

We face risks related to research and the ability to develop new pharmaceutical and chemical products.

Our growth and survival depend on our ability to consistently discover, develop and commercialize new products and find new and improved technology. As such, if we fail to make sufficient investments in research, be attentive to unmet consumer needs or focus on advancing pharmaceutical and chemical product technology, our current and future products could be surpassed by more effective or advanced products of other companies.

Our business requires a number of permits and licenses. We cannot assure you that we can maintain all required licenses, permits and certifications to carry on our business at all times.

Pharmaceutical companies in China are required to obtain certain permits and licenses from various PRC governmental authorities, including Pharmaceutical Product Permits.

We have obtained certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in the PRC. The latest amended Drug Administration Law took effect on December 1, 2019 and has vacated the GMP certificate requirements for pharmaceutical companies. We do not need to renew our current GMP certificates. However, we cannot assure you that we can maintain all the other required licenses, permits and certifications to carry on our business at all times, and in the past from time to time we may have not been in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses, permits and certifications when required by then applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses, permits and certifications could severely disrupt our business and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we will successfully obtain such licenses, permits or certifications.

Our innovative Gan Di Xin® in China is subject to continuing regulation by the National Medical Products Administration (the “NMPA”). Our innovative Ahan® Antibacterial Paste is subject to continuing regulation by the National Health and Family Planning Commission. If the labeling or manufacturing process of an approved pharmaceutical product is significantly modified, the NMPA may require that we obtain a new pre-market approval.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our product and similar companies. This perception depends upon opinions concerning:

•	the safety and quality of our products and ingredients;
•	the safety and quality of similar products and ingredients distributed by other companies; and
•	our downstream distributors and sales forces.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue. In addition, our consumers’ perception of the safety and quality of products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.

In the past, China has experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemics, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we operate our business, our operations could be materially and adversely affected due to loss of personnel, damages to our manufacturing facilities and volatile Chinese markets. Even if we are not directly affected, such a disaster or disruption could affect the operations or financial condition of our ecosystem participants such as suppliers and distributors, which could harm our results of operations.

In general, our business could be affected by public health epidemics. If any of our employees or staff members who operates manufacturing facilities or conduct R&D activities is suspected of having contracted a contagious disease, we may be required to apply quarantines to our facilities or suspend our manufacturing operations entirely. Furthermore, any future outbreak may restrict economic activities in affected regions and beyond, resulting in reduced business volume, temporary closure of our factories or other disruptions of our business operations and adversely affect our results of operations.

The outbreak of the novel coronavirus, commonly referred to as “COVID-19”, has significantly affected business and manufacturing activities within China, including travel restrictions, widespread mandatory quarantines, and suspension of business activities within China. These measures have caused severe business disruptions to our customers and suppliers, and have also led to postponement of payment from these parties. Accordingly, our business, results of operations and financial condition were adversely affected.

More specifically, the COVID-19 outbreak has negatively impacted our businesses in the following ways:

•	Our manufacturing activities depend on a wide array of raw materials such as soybeans, corn starch, glycyrrhiza glabra plant, pig intestines, and many others. We have experienced substantive diminutions in raw material supplies due to the COVID-19 outbreak and ensuing lockdowns, and for the nine months ended June 30, 2020, the price of these raw materials has increased by approximately 4%-8% as compared to that of the same period of last fiscal year. The Company’s overall gross margin decreased from approximately 25% for the nine months ended June 30, 2019 to approximately 20% for the nine months ended June 30, 2020;

•	Our sales for the nine months ended June 30, 2020 decreased by approximately 10% as compared to that of same period in 2019, due to the combined effect of the decreased demand of our licorice and TCMD products, and substantive drop in oxytetracycline products prices in April and May 2020. Due to certain Chinese government’s mandate during the COVID-19 outbreak, the general Chinese public were encouraged to receive examinations and treatments in hospitals instead of resorting to over the counter medicines, which include our licorice and TCMD products. Further, the substantive decrease in market price of our oxytetracycline products was caused by border controls and closures in foreign countries, which resulted in general excess supplies of oxytetracycline products.

Due to the continuous development of the COVID-19 outbreak in China, which was categorized as a pandemic by the World Health Organization on March 11, 2020, the extent of the negative impact of COVID-19 outbreak on our business is currently uncertain.

Risks Related to Our Corporate Structure

We rely on contractual arrangements with our variable interest entity and its subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Gansu QLS and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Gansu QLS as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Gansu QLS. Under the current contractual arrangements, as a legal matter, if Gansu QLS or any of its shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

Gansu QLS’s shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Gansu QLS are held by a total of 151 shareholders. Their interests may differ from the interests of our Company as a whole. They may breach, or cause Gansu QLS to breach, or refuse to renew the existing contractual arrangements we have with Gansu QLS, which would have a material adverse effect on our ability to effectively control Gansu QLS and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Gansu QLS to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in Gansu QLS to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Gansu QLS, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our WFOE, our variable interest entity Gansu QLS and the shareholders of Gansu QLS were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Gansu QLS’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Gansu QLS for PRC tax purposes, which could in turn increase their tax liabilities without reducing WFOE’s tax expenses. In addition, if WFOE requests the shareholders of Gansu QLS to transfer their equity interests in Gansu QLS at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Gansu QLS for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if Gansu QLS’s tax liabilities increase or if they are required to pay late payment fees and other penalties.

If we exercise the option to acquire equity ownership of Gansu QLS, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the contractual arrangements, WFOE has the exclusive right to purchase all or any part of the equity interests in Gansu QLS from Gansu QLS’s shareholders for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The shareholders of Gansu QLS will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of Gansu QLS. Additionally, if such a transfer takes place, the competent tax authority may require WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

Risks Related to the Offering and Our Ordinary Shares

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our stock price may be volatile.

Prior to this offering, our Ordinary Shares were not traded on any market. An active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

•	our operating and financial performance;
•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;
•	the public reaction to our press releases, our other public announcements and our filings with the SEC;
•	strategic actions by our competitors;
•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
•	speculation in the press or investment community;
•	the failure of research analysts to cover our Ordinary Shares;
•	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;
•	changes in accounting principles, policies, guidance, interpretations or standards;
•	additions or departures of key management personnel;
•	actions by our shareholders;
•	domestic and international economic, legal and regulatory factors unrelated to our performance; and
•	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Since our Directors and Executive Officers will own at least 58.66% of our Ordinary Shares following the initial public offering, they will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.

Mr. Zhanchang Xin, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 13,839,000, or 46.13% of our outstanding Ordinary Shares, of which 6.13% are directly held by Ahanzhai Development Co., Ltd., an entity 100% owned by Mr. Xin. Ms. Haiping Shi, our Chief Financial Officer and Director Nominee, is currently the beneficial owner of 7,131,000, or 23.77% of our outstanding Ordinary Shares through Zhijiu Holdings Ltd., an entity 100% owned by Ms. Shi. If we complete the initial public offering of our Ordinary Shares, excluding any Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriters, Mr. Xin and Ms. Shi will collectively have the right to vote 59.91% of the issued and outstanding Ordinary Shares. Mr. Xin and Ms. Shi will collectively have the right to vote 58.66% of the issued and outstanding Ordinary Shares if taking into account of over-allotment shares issued. They are expected to have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. They are expected to have significant influence over a decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on [Nasdaq Global Market/NYSE American].

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands’ requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.

Because we are a foreign private issuer and are exempt from certain [Nasdaq/NYSE] corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

The [Nasdaq Listing Rules/NYSE Listed Company Manual] requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the [Nasdaq Listing Rules/NYSE Listed Company Manual] also requires U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, may not be subject to all these requirements. The [Nasdaq Listing Rules/NYSE Listed Company Manual] may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of the [Nasdaq Listing Rules/NYSE Listed Company Manual] in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under the [Nasdaq Listing Rules/NYSE Listed Company Manual] with respect to certain corporate governance standards which may afford less protection to investors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination with respect to our status will be made on March 31, 2021. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on March 31, 2021, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the [Nasdaq Listing Rules/NYSE Listed Company Manual]. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are not no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business. We do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriters.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

There may not be an active, liquid trading market for our Ordinary Shares.

Prior to this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public Company status could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on [Nasdaq/NYSE] or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 30,000,000 Ordinary Shares will be outstanding before the consummation of this offering all of which, except those held by management, are or will be freely tradable immediately upon effectiveness of the registration statement which this prospectus form part of. All of the Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Ordinary Shares will be “restricted securities” as defined in Rule 144. These Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution of $4.58 per share (or $4.50 per share if the over-allotment option is exercised in full), representing the difference between our assumed initial public offering price of $6 per share and our pro forma as adjusted net tangible book value per share as of March 31, 2020. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

All of our executive officers and directors and all of our shareholders have agreed not to sell our Ordinary Shares for a period of six months following this offering, subject to extension under specified circumstances. See “Lock-Up Agreements.” Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their Ordinary Shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British Overseas Territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.

Risks Related to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with China’s State Administration of Foreign Exchange (“SAFE”), or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by China’s Ministry of Commerce (“MOFCOM”), or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The process for sending the proceeds from this offering back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

•	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company. As of the date of this prospectus, we have already opened a special foreign exchange account for capital account transactions.

•	Second, we will remit the offering proceeds into this special foreign exchange account.

•	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the Enterprise Income Tax Law, or the EIT Law, which effective on 29 December, 2018, and its implementing rules, which became effective on 23 April, 2019. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, which is subject to an EIT rate of 25.0% on its global income. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) over half of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. However, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to clause 26 of the EIT Law. Second, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC stockholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC stockholders, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries and variable interests entities in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries and variable interests entities are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign invested entities (“FIEs”), to finance their activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No.19, which last amended on 30 December,2019, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-funded equity investment enterprises with investment as their main business (including foreign-funded investment companies, foreign-funded venture capital enterprises and foreign-funded equity investment enterprises) are allowed to directly settle foreign exchange capital or transfer the RMB funds in the account for settled foreign exchange to be paid to the investee's account according to the actual investment scale under the premise that the domestic projects funded by them are true and comply with the relevant regulations.

On May 11, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

We are a holding company and we rely for funding on dividend payments from our subsidiaries, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the Cayman Islands, and we operate our core businesses through our VIE and its subsidiaries in the PRC. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from our VIE and its subsidiaries. If our VIE and its subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC subsidiaries calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, promogulated on 19 Novemver,2012 and amended on 4 May,2015, and the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors, effective on May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, or the 2015 FIL Draft, which expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the 2015 FIL Draft, VIEs that are controlled via contractual arrangement would also be deemed as foreign invested enterprises, if they are ultimately “controlled” by foreign investors.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the FIL, which come into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Chinese-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Chinese-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity within China directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment within China alone or jointly with any other investor, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Although the FIL has deleted the particular reference to the concept of “actual control” and contractual arrangements compared to the 2015 FIL Draft, there is still uncertainty regarding whether our VIE would be identified as a FIE in the future.

Even if our VIE were to be identified as a FIE in the future, we believe that our current business would not be adversely affected. However, if we were to engage in any business conduct involving third parties identified as prohibited or restricted on the Negative List, our VIE as well as Gansu QLS and its subsidiaries may be subject to laws and regulations on foreign investment. Such might be the case for Gansu QLS’s proposed acquisition of enterprises manufacturing traditional Chinese medicine pieces. In addition, our shareholders would also be prohibited or restricted to invest in certain sectors on the Negative List. However, even if our VIE were to be identified as a FIE, the validity of our contractual arrangements with Gansu QLS and its shareholders as well as our corporate structure would not be adversely affected. We would still be able to receive benefits from our VIE in accordance with the contractual agreements. In addition, as the Chinese government has been updating the Negative List in recent years and reducing the sectors prohibited or restricted for foreign investment, it is probable in the future that, even if our VIE is identified as a FIE, it is still allowed to acquire or hold equity of enterprises in sectors currently prohibited or restricted for foreign investment.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Contract Law, or the Labor Contract Law was first adopted on June 29, 2007, later amended on December 28, 2012 and effective on 1 July,2013. The PRC Labor Contract Law has reinforced the protection of employees who, under the Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include non-competition terms, the Labor Contract Law requires us to pay monthly economic compensation after such employment is terminated, which will increase our operating expenses.

We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial conditions and results of operations would be materially and adversely affected.

Part of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as special purpose vehicles, or SPVs. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.

There are a total of 151 Gansu QLS shareholders, who are PRC residents. Amongst them, 121 have signed the VIE agreements, but only 81 have completed the Circular 37 Registration. The remaining 40 shareholders who have yet to complete the Circular 37 Registration hold a total of 4.5% of shares of Gansu QLS. We have asked our shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. We cannot, however, provide any assurances that all of our shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration would not impose penalties on our company, while it may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines less than RMB50,000. We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

We are not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds, and as a result, Gansu QLS and its subsidiaries may be subject to penalties if we are not able to remediate the non-compliance.

Pursuant to the Social Security Law of the PRC, or the Social Security Law, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, employers shall pay the basic pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for employees. Gansu QLS has not deposited social security premium for part of employees in accordance with the Social Security Law. Although Gansu QLS has failed to deposit social security premiums in full, we believes that no additional amount is required to be paid by Gansu QLS since (i) some of the employees of Gansu QLS are over the age limit to be paid social insurance fees, and some chose to waive receiving social insurance fees deposited by Gansu QLS and decided to participate in their own voluntary social insurance plans instead; and (ii) pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums promulgated by the Ministry of Human Resources and Social Security on 21 September 2018, local authorities are prohibited from recovering the unpaid social insurance premiums from enterprises. Thus, it is unlikely that the overdue social insurance premiums would be ordered to be repaid by Gansu QLS.

In accordance with the Regulation on Management of Housing Provident Fund (the “Regulations of HPF”), which were promulgated by the PRC State Council on April 3, 1999, and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for employees’ housing funds deposits. Employers and employees are also required to pay and deposit housing funds in an amount no less than 5% of the monthly average salary of each of the employees in the preceding year in full and on time. Gansu QLS had not opened such bank accounts or deposited its employees’ housing funds until August 2019. On the basis that: (i) Gansu QLS has opened the account for housing funds and deposited housing funds for staff since August 2019; and (ii) according to the interview with local housing fund administration authorities by our PRC Legal Counsel, the local authorities had not taken enforceable measures to collect housing funds from local enterprises; we think it is unlikely that the overdue unpaid housing fund would be ordered to be recovered from Gansu QLS. However, Chengdu QLS has not opened bank accounts for its employees’ housing funds deposits, nor has it deposited employees’ housing funds in accordance with the Regulations of HPF. Thus, Chengdu QLS may be ordered by PRC authorities to open a housing funds account, make the payment, and deposit an amount required by the PRC authorities within a prescribed time limit. Chengdu QLS may be required to pay an aggregate amount of RMB 92,874 (as of March 31, 2020) for its failure to deposit housing funds. If Chengdu QLS fails to comply to PRC authorities’ order within the prescribed time limit, a court ordered compulsory enforcement may be adopted and a fine of no less than RMB10,000 but no more than RMB50,000 shall be imposed.

Since we failed to make adequate social insurance and housing fund contributions, we may be subject to fines and legal sanctions, and our business, financial condition and results of operations may be adversely affected.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

You may face difficulties in protecting your interests and exercising your rights as a stockholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2021 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—United States Federal Income Taxation—Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;
•	our ability to execute our growth and expansion, including our ability to meet our goals;
•	current and future economic and political conditions;
•	our ability to compete in an industry with low barriers to entry;
•	our ability to continue to operate through our VIE structure;
•	our capital requirements and our ability to raise any additional financing which we may require;
•	our ability to attract clients, win primary agency sale bids, and further enhance our brand recognition; and

•	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•	our ability to retain the services of Mr. Zhanchang Xin, our chief executive officer;

•	trends and competition in the Chinese chemical and pharmaceutical industries;

•	uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains, and economic activity in general; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the pharmaceutical and chemical industries in China. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The pharmaceutical and chemical industries may not grow at the rate projected by industry data, or at all. The failure of this industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the Chinese chemical and pharmaceutical industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability since February 7, 2019. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and Dentons Law Offices, LLP, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Dentons Law Offices, LLP has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Dentons Law Offices, LLP has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,000,000 Ordinary Shares in this offering will be approximately $26,983,459, after deducting the underwriting discounts, estimated offering expenses payable by us and advising fees, based on the assumed initial public offering price of $6 per Ordinary Share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $31,168,459, after deducting the underwriting discounts and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6 per Ordinary Share would increase (decrease) the net proceeds to us from this offering by $4.65 million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Ordinary Shares we are offering would increase (decrease) the net proceeds to us from this offering by $5.58 million, assuming the assumed initial public offering price remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	US$
Fixed asset investment in Oxytetracycline API production facilities	18,000,000
Construction of organic-waste treatment facility	1,280,000
Fixed asset investment in Heparin Sodium Preparation facilities	128,000
Marketing expenses for Gan Di Xin	600,000
Total	20,008,000

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders and obtain additional capital. We plan to use the net proceeds (not including proceeds from exercising over-allotment option) of this offering as follows:

•	approximately 90% for increasing production capacities, including expanding our production lines and facilities;

•	approximately 2.8% for marketing purposes, mainly for Gan Di Xin®; and

•	the remainder for acquiring upstream and downstream companies manufacturing traditional Chinese medicine pieces.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Regarding our use of the proceeds from this initial public offering, we will use the majority of proceeds received in expanding the manufacturing capacity for our oxytetracycline products, our fertilizer products, and our Heparin Sodium Preparations. We will also use the proceeds to support our planned marketing efforts for Gan Di Xin®.

More specifically, for our Qilian Shan® Oxytetracycline API, we plan to increase our oxytetracycline API production capabilities and hire more experienced marketing specialists in order to carry out our strategic expansions into additional geographical locations in China, which we believe would result in us acquiring a bigger share of the Chinese market for this product. We are committed to prioritizing investment in our infrastructure capabilities in order to support the strategic expansions into additional geographical markets in China. We plan to relocate our current oxytetracycline API production facilities and purchase additional state-of-the-art manufacturing facilities to further increase our production capacity. We plan to increase our production capacity to 10,000 tons by 2024, and we estimate that our fixed assets investment will be approximately $18 million. We will focus on hiring more experienced professionals in our sales, marketing, and production departments to support our continued market growth while reducing costs.

For our Xiongguan® Organic Fertilizer, we plan to build an organic waste treatment facility that will allow us to increase fertilizer production capacity through turning waste into high quality production materials. We believe this strategy will reduce the cost of our organic fertilizer production while increasing the efficiency of our organic fertilizer production each year. We expect to invest approximately $1.28 million in this project.

For our Heparin Sodium Preparation, we intend to implement two primary strategies to expand and grow the production capacity of our Heparin Sodium Preparation: (i) upgrade the production efficiency of our existing manufacturing facilities, and (ii) increase our production lines for Heparin Sodium Preparation. While we have earned our reputation through the consistent quality of our products, we believe that sustained improvements in the production efficiency and increasing production lines are vital to maintaining such reputation and acquire more shares in the Chinese heparin sodium markets. We expect to invest approximately $128,000 in implementing these two strategies.

For our Gan Di Xin®, we plan to reach a larger customer base beyond Gansu Province by enrolling in the National Medical Insurance Coverage Program, which will allow Gan Di Xin® to enter medical institutions and insurance-covered pharmacies on national level. We also plan to invest more on our marketing efforts for Gan Di Xin®, and we estimate that we will spend approximately $118,000 annually on marketing expenses in the near future.

For acquiring traditional Chinese medicine enterprises in the future, the Company will adopt non-cash acquisition methods and it currently does not have any commitments or agreements to acquire any specific traditional Chinese medicine enterprises.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our Hong Kong subsidiary, Qilian HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Qilian HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Qilian HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Qilian HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Gansu QLS to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Qilian HK as dividends from WFOE. Certain payments from our Gansu QLS to WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Gansu QLS or its subsidiaries or branches incur debt on their own behalves in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020 on:

•	an actual basis; and

•	a pro forma as adjusted basis to give effect to the sale of 5,000,000 Ordinary Shares in this offering at the assumed initial public offering price of $6 per Ordinary Share after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2020
	Actual	Pro Forma As Adjusted (1) (2)
	US$	US$
Shareholders’ Equity
Ordinary shares, $0.00166667 par value: 100,000,000 shares authorized; 30,000,000 shares issued and outstanding; 35,000,000 shares issued and outstanding pro forma	50,000	58,333
Additional paid-in capital	12,252,077	39,227,203
Statutory reserves	2,200,488	2,200,488
Retained earnings	10,992,090	10,992,090
Accumulated other comprehensive loss	1,648,395	(1,648,395)
Noncontrolling interest	3,085,112	3,085,112

Total shareholders’ equity	26,931,372	53,914,831
Total capitalization	26,931,372	53,914,831

(1) Reflects the sale of Ordinary Shares in this offering (excluding any Ordinary Shares that may be sold as a result of the underwriters exercising their over-allotment option) at an assumed initial public offering price of $6 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $26,983,459

(2) Assuming the underwriters do not exercise their over-allotment option.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6 per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $4,650,000, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $5,580,000, assuming no change in the assumed initial public offering price per Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per Ordinary Share in this offering and the net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share. As of March 31, 2020, we had a historical net tangible book value of $26,931,372, or $0.9 per Ordinary Share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of Ordinary Shares outstanding on March 31, 2020.

After giving effect to the sale of 5,000,000 Ordinary Shares in this offering at the assumed initial public offering price of $6 per Ordinary Share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2020 would have been $53,914,831, or $1.54 per Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.64 per Ordinary Share to existing investors and immediate dilution of $4.46 per Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this offering:

	Offering without Over-allotment Option	Offering with Full Exercise of Over- allotment Option
Assumed initial public offering price per Ordinary Share	$6.00	$6.00
Net tangible book value per Ordinary Share as of March 31, 2020	$0.90	$0.90
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.64	$0.73
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$1.54	$1.63
Dilution per Ordinary Share to new investors in this offering	$4.46	$4.37

Each $1.00 increase (decrease) in the assumed initial public offering price of $6 per Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2020 after this offering by approximately $0.13 per Ordinary Share, and would increase (decrease) dilution to new investors by $0.87 per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Ordinary Shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2020 after this offering by approximately $0.11 per Ordinary Share, and would decrease (increase) dilution to new investors by approximately $0.11 per Ordinary Share, assuming the assumed initial public offering price per Ordinary Share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per Ordinary Share after the offering would be $1.63, the increase in net tangible book value per Ordinary Share to existing shareholders would be $0.73, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $4.37.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2020, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders (1)	30,000,000	85.71%	$12,302,077	29.08%	$0.41
New investors	5,000,000	14.29%	$30,000,000	70.92%	$6.00
Total	35,000,000	100%	$42,302,077	100%	$1.21

(1) Not including over-allotment shares

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF QILIAN INTERNATIONAL HOLDING GROUP LIMITED

You should read the following description of Qilian International Holding Group Limited’s results of operations and financial condition in conjunction with its consolidated audited financial statements for the years ended September 30, 2019 and 2018 and condensed financial statements for the six months ended March 31, 2020 and 2019.

Overview

Qilian International Holding Group Limited (the “Company”) is engaged in the research, development, and production of licorice products, oxytetracycline products, traditional Chinese medicine derivatives (“TCMD”) product, heparin product, sausage casings, and fertilizers.

The Company was originally incorporated in the Cayman Islands on February 7, 2019. Our business is conducted by Gansu Qilianshan Pharmaceutical Co. Ltd. (“Gansu QLS”), our variable interest entity (“VIE”) in the PRC, and its subsidiaries, using RMB, the currency of China.

On May 20, 2019, the Company, through its wholly foreign-owned entity Chengdu Qilian Trading Co., Ltd (“WFOE” or “Chengdu Trading”), entered into a series of contractual agreements with Gansu QLS, which include an Exclusive Service Agreement, an Equity Pledge Agreement, a Call Option Agreement, a Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney (together, the “VIE agreements”). Pursuant to the VIE agreements, WFOE provides Gansu QLS with technical support, consulting services and other management services and is entitled to receive 98.297% of Gansu QLS’ net profits, this percentage being the number of shares of Gansu QLS held by shareholders having signed the VIE Agreements over the total issued and outstanding shares of Gansu QLS. In addition, Gansu QLS’s shareholders have pledged 98.297% of their equity interests in Gansu QLS to WFOE, irrevocably granted WFOE an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Gansu QLS, and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by WFOE. Through the VIE agreements, Qilian Chengdu holds all the variable interests of Gansu QLS. Therefore, Qilian Chengdu is the primary beneficiary of Gansu QLS.

Based on the VIE arrangements, Gansu QLS is considered a VIE of Qilian Chengdu under U.S. GAAP. As the above entities were under common control before and after the execution of the VIE agreements, the restructuring was accounted for as a reorganization of entities under common control and consolidated financial statements were prepared as if the reorganization occurred at the beginning of the first period presented. Thus, the financial results presented here include those of VIEs from the first period presented.

As of the date of this prospectus, there are 30,000,000 Ordinary Shares issued and outstanding.

Outlook

We plan to continue developing our business by expanding our marketing network and investing in pharmaceutical and chemical facilities, which depend heavily on sufficient capital. If we are not able to obtain equity or debt financing, we may not be able to execute our development and expansion plans, which could have material adverse effect on our future business performance and operating results.

The Company’s net revenue for the six months ended March 31, 2020 was $27.8 million, representing an increase of $0.6 million, or 2%, from $27.2 million for the six months ended March 31, 2019. Net income attributable to the Company’s shareholders for the six months ended March 31, 2020 was $3.9 million, representing a decrease of $0.4 million, or 10%, from $4.3 million for the six months ended March 31, 2019. Non-GAAP EBITDA for the six months ended March 31, 2020 was $5.6 million, representing a decrease of $1 million, or 15%, from $6.6 million for the six months ended March 31, 2019. For additional information on EBITDA, please see the subsection “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA” below.

How to Assess the Company’s Performance

In assessing performance, the Company considers a variety of performance and financial measures, including principal growth in net revenue, gross profit, distribution, general and administrative expenses, net income from operations, and EBITDA (Non-GAAP). The key measures that we use to evaluate the performance of the Company’s business are set forth below:

Net Revenue

Net revenue is equal to gross sales minus sales returns and sales incentives that the Company offers to its customers, such as discounts that are offset to gross sales. The Company’s net sales are driven by changes in the number of customers, product varieties, selling price, and mix of products sold.

Gross Profit

Gross profit is equal to net sales minus cost of goods sold. Cost of goods sold primarily includes inventory costs (net of supplier consideration), inbound freight, custom clearance fees, and other miscellaneous expenses. Cost of goods sold generally changes as the Company incurs higher or lower costs from suppliers and as the customer and product mix changes.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salaries and benefits for employees, shipping expense, utilities, maintenance and repairs expenses, insurance expense, depreciation and amortization expenses, selling and marketing expenses, professional fees, and other operating expenses.

Non-GAAP Financial Measures-EBITDA

Management uses certain financial measures to evaluate our operating performance which is calculated and presented on the basis of methodologies other than in accordance with GAAP (“Non-GAAP”). These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. The Company believes that EBITDA is a useful performance measure and can be used to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to provide for a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone can provide. The Company’s management believes that EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect its operating performance. The Company’s management believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with the companies in the same industry, many of which present similar Non-GAAP financial measures to investors. The Company presents EBITDA in order to provide supplemental information that Management considers relevant for the readers of its consolidated financial statements included elsewhere in this Filing, and such information is not meant to replace or supersede U.S. GAAP measures.

The Company’s management defines EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization. EBITDA is not defined under U.S. GAAP and is subject to important limitations as analytical tools, you should not consider them in isolation or as substitutes for analysis of the Company results as reported under U.S. GAAP. For example, EBITDA:

●	excludes certain tax payments that may represent a reduction in cash available to the Company;
●	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
●	does not reflect changes in, or cash requirements for, the Company’ working capital needs; and
●	does not reflect the significant interest expense, or the cash requirements, necessary to service the Company’s debt.

COVID-19

The outbreak of the novel coronavirus, commonly referred to as “COVID-19”, has significantly affected the economic and business activities within China. To contain the COVID-19 outbreak, the Chinese government has adopted restrictive measures such as city lockdowns, travel restrictions, and closures of business activities. As of the date of this prospectus, China has shown signs of COVID-19 slowdown and Chinese industries have gradually resumed businesses as government officials started to ease the restrictive measures since April 2020.

The COVID-19 outbreak has negatively impacted our businesses in the following ways:

•	Our manufacturing activities depend on a wide array of raw materials such as soybeans, corn starch, glycyrrhiza glabra plant, pig intestines, and many others. We have experienced substantive diminutions in raw material supplies due to the COVID-19 outbreak and ensuing lockdowns, in addition for the nine months ended June 30, 2020 the price of these raw materials has increased by approximately 4%-8% as compared to the same period of the last fiscal year. The Company’s overall gross margin decreased from approximately 25% for the nine months ended June 30, 2019 to approximately 20% for the nine months ended June 30, 2020;

•	Our sales for the nine months ended June 30, 2020 decreased by approximately 10% as compared to that of same period in 2019, due to the combined effect of the decreased demand of our licorice and TCMD products, and substantive drop in oxytetracycline products prices in April and May 2020. Due to certain Chinese government’s mandate during the COVID-19 outbreak, the general Chinese public were encouraged to receive examinations and treatments in hospitals instead of resorting to over the counter medicines, which include our licorice and TCMD products. Further, the substantive decrease in market price of our oxytetracycline products was caused by border controls and closures in foreign countries, which resulted in general excess supplies of oxytetracycline products.

Considering the global development of the COVID-19 outbreak and changes in market conditions that ensue, we expect the following to occur for fourth fiscal quarter of 2020:

•	The Company expect that sales will decrease by approximately 10%, as compared to that of the same period in 2019, due to the recurrence of positive case in China. We estimate that the market condition will be similar to the past quarter.

•	The COVID-19 outbreak has increased the cost of raw materials for our oxytetracycline, licorice and TCMD products. In addition to the COVID-19 impact, soy bean prices has increased due to the Trade friction between China and US. We expect our cost of production to slightly increase.

•	We expect our account receivable collections to slow down due to the Company’s recent extended credit policy, which excludes our customers for oxytetracycline products. We have extended credit terms for certain customers with scrutiny. We expect our account receivable turnover rate to be lower compared to that of the pre-outbreak period. The Company does not expect significant bad debt increase for our fiscal quarter ended September 30, 2020 due to the Company’s credit scrutiny policy and careful credit monitoring procedures.

•	The Company will continue funding its capital requirements primarily by cash flow from operations, bank loans, and equity contribution from shareholders.

Results of Operations for the six months ended March 31, 2020 and 2019

The following table sets forth a summary of the Company’s consolidated results of operations for the six months ended March 31, 2020 and 2019. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended
	March 31		Changes
	2020	2019	Amount	%
Net revenue	$27,758,814	$27,160,302	$598,512	2%
Cost of revenue	21,530,973	19,772,589	1,758,384	9%
Gross profit	6,227,841	7,387,713	(1,159,872)	(16)%
Selling, general and administrative expenses	1,434,898	1,732,288	(297,390)	(17)%
Income from operations	4,792,943	5,655,425	(862,482)	(15)%
Interest expense	(110,251)	(104,282)	(5,969)	6%
Other income	215,788	354,884	(139,096)	(39)%
Income before income tax provision	4,898,480	5,906,027	(1,007,547)	(17)%
Provision for income taxes	715,101	881,726	(166,625)	(19)%
Net income	4,183,379	5,024,301	(840,922)	(17)%
Less: net income attributable to noncontrolling interest	325,249	732,190	(406,941)	(56)%
Net income attributable to Qilian International Holding Group Limited	$3,858,130	$4,292,111	$(433,981)	(10)%

Net Revenue

The following table sets forth the breakdowns of the Company’s net revenue:

	For the six months ended March 31,
	2020		2019		Changes
	Amount	%	Amount	%	Amount	%
Net revenue
Oxytetracycline & Licorice products and TCMD	$16,753,161	60%	$16,305,675	60%	$447,486	3%
Heparin products and Sausage casing	$10,671,831	39%	$10,615,044	39%	$56,787	1%
Fertilizer	$333,822	1%	$239,583	1%	$94,239	39%
Total	$27,758,814	100.0%	$27,160,302	100%	$598,512	2%

Compared with net revenue for the six months ended March 31, 2019, the Company’s net revenue increased by $0.6 million, or a 2% increase, for the six months ended March 31, 2020, which was primarily attributable to a $0.4 million sales increase from oxytetracycline and licorice products.

Oxytetracycline & Licorice products and TCMD

Our sales for oxytetracycline products, licorice products and TCMD increased by approximately $0.4 million, or 3%, from approximately $16.3 million for the six months ended March 31, 2019 to approximately $16.8 million for the six months ended March 31, 2020. The sales of oxytetracycline products, licorice products, and TCMD accounted for 94.3%, 4.8%, and 0.9% of this segment’s total sales for the six months ended March 31, 2020, and 93.9%, 6.0%, and 0.1% of such segment’s total sales for the six months ended March 31, 2019. The increase in sales of this segment is due to the following reasons: (1) sales from oxytetracycline products have increased by $0.4 million due to the increased quantity sold. During the six months ended March 31, 2020, we developed 17 new customers mainly located in Yunnan and Sichuan provinces. As a result, sales in these two provinces increased by 90%, or $0.5 million, as compared to the same period in in 2019; and (2) during the COVID-19 outbreak in China, We switched part of our production lines to manufacture disinfection products in light of a shortage of such products , which contributed $145,000 in sales for the six months ended March 31, 2020. Further, the sales increase in this segment was offset to a certain degree by a decrease in sales of licorice products. The COVID-19 outbreak in China during January to March had a significant impact on the sales of our licorice products. The sales volume of our licorice products decreased by 41% due to the logistics restraint and delays caused by China’s national lockdown during the COVID-19 outbreak. However, the market price of our licorice products had increased by 45% compared to same period in the last year due to the market’s high demand. Overall, the sales from our licorice products decreased by $0.2 million during the six months ended March 31, 2020, as compared to the same period in 2019.

Heparin products and Sausage casings

Sales from heparin products increased by approximately $57,000, or a 1% increase, from $10.6 million for the six months ended March 31, 2019 to $10.7 million for the six months ended March 31, 2020. The slight increase of sales from heparin products was due to a combined effect of a decrease in quantity sold and an increase in market price for the six months ended March 31, 2020. Due to the ongoing African swine fever in China since November 2018, the pig population China has experienced substantial decrease, which in turn has caused dwindling raw material supplies for our heparin products and sausage casings. Our production quantities of heparin products and sausage casings decreased by 17% and 35%, respectively, for the six months ended March 31, 2020, as compared to the same period in 2019. Such decrease in production quantities have caused the market price of heparin products to increase by 77% for the six months ended March 31, 2020, as compared to the same period in 2019. The market price of sausage casings remained consistent for the six months ended March 31, 2020 and six months ended March 31, 2019.

Fertilizer

Sales from our fertilizer products increased by $0.1 million, or a 39% increase, from $0.2 million for the six months ended March 31, 2019 to $0.3 million for the six months ended March 31, 2020. Sales quantity of our fertilizer products increased by 12% and market price increased by 31% during the six months ended March 31, 2020, as compared to the same period in 2019. The increase in our sales of fertilizer products was due to our newly developed customers and increased government purchase of our products. Further, the market prices of our fertilizer products had increased in the past three months due to the logistics restraint and delays caused by China’s national lockdown during the COVID-19 outbreak.

Cost of Revenue and Gross Profit

The following tables set forth the calculation of gross profit and gross margin for the each of the Company’s segments:

	For the six months ended March 31,		Changes
	2020	2019	Amount	%
Oxytetracycline & Licorice products and TCMD
Net revenue	$16,753,161	$16,305,675	$447,486	3%
Cost of revenue	12,062,310	11,045,694	1,016,616	9%
Gross profit	$4,690,851	$5,259,981	$(569,130)	(11)%
Gross Margin	28.0%	32.3%	(4.3)%

Heparin products and Sausage casing
Net revenue	$10,671,831	$10,615,044	$56,787	1%
Cost of revenue	9,318,555	8,657,866	660,689	8%
Gross profit	$1,353,276	$1,957,178	$(603,902)	(31)%
Gross Margin	12.7%	18.4%	(5.7)%

Fertilizer
Net revenue	$333,822	$239,583	$94,239	39%
Cost of revenue	150,108	69,029	81,079	117%
Gross profit	$183,714	$170,554	$13,160	8%
Gross Margin	55.0%	71.2%	(16.2)%

Total
Net revenue	$27,758,814	$27,160,302	$598,512	2%
Cost of revenue	21,530,973	19,772,589	1,758,384	9%
Gross profit	$6,227,841	$7,387,713	$(1,159,872)	(16)%
Gross Margin	22.4%	27.2%	(4.8)%

Oxytetracycline & Licorice products and TCMD

Cost of revenue was $12.1 million for the six months ended March 31, 2020, representing an increase of $1.0 million, or 9%, from $11 million for the six months ended March 31, 2019. With oxytetracycline products accounting for approximately 94.3% of the total sales of this entire segment, the increase in cost of revenue was primarily attributable to the significant increase in our oxytetracycline products’ production costs. The cost per unit for oxytetracycline products had increased by 10%, which was caused by a 2% increase in raw material price and 5% increase in labor cost during the six months ended March 31, 2020. The gross margin of this segment decreased from 27.2% for the six months ended March 31, 2019, to 22.4% for the six months ended March 31, 2020. Such a decrease in gross margin is primarily attributable to the increased production costs for our oxytetracycline products during the six months ended March 31, 2020.

Heparin products and Sausage casings

Cost of revenue was $9.3 million for the six months ended March 31, 2020, representing an increase of $0.7 million, or 7.6%, from $8.7 million for the six months ended March 31, 2019. This increase in cost of revenue was primarily attributable to a combined effect of a decrease in sales quantity and an increase in unit cost of our heparin products and sausage casings. Due to the combined effect of COVID-19 outbreak and African Swine fever in China, the general decrease in pig population and raw material supplies had caused a substantive increase in the unit cost of our heparin products and sausage casings. The Company’s market price for heparin products and sausage casings increased by 77% and 0%, respectively, during the six months ended March 31, 2020, as compared to the same period in 2019. The cost of revenue per unit for heparin products and sausage casings increased by 71% and 51%, respectively, during the six months ended March 31, 2020, as compared to the same period in 2019. The combined effect of a significant decrease in sausage casings’ margin and a substantive decrease in quantity sold from heparin products have led to a general decrease in gross margin of this segment from 18.4% during the six months ended March 31, 2019 to 12.7% during the same period in 2020.

Fertilizer

Cost of revenue for our fertilizer products was approximately $150,000 for the six months ended March 31, 2020, representing an increase of approximately $81,000, or 117%, from approximately $69,000 for the six months ended March 31, 2019. The increase in cost of revenue was mainly due to an increased quantity in sales and increased cost of sales per unit for our fertilizer products. Average cost of sales per unit for our fertilizer products had increased by 77% for the six months ended March 31, 2020, as compared to the same period in 2019. Such increase was primarily attributable to significantly decreased supply of raw materials during the COVID-19 outbreak. Gross margin decreased by 16.2% from 71.2% for the six months ended March 31, 2019 to 55.0% for the six months ended March 31, 2020. During the six months ended March 31, 2020, the market prices of our fertilizer products increased by 30% while cost per unit increased by 77%, and the combined effect of market price increase and cost per unit increase had resulted a decrease in gross margin of our fertilizer products from 71.2% to 59%, as compared to the six months ended March 31, 2019.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1.4 million for the six months ended March 31, 2020, representing a decrease of approximately $0.3 million, or 17%, from $1.7 million for the six months ended March 31, 2019. The decrease was mainly attributable to a decrease of $0.3 million in consulting and professional fees related to the Company’s initial public offering in the United States, which were not allowed to be capitalized according to U.S. GAAP, and a decrease of $0.1 million in advertising and promotion expenses during the COVID-19 outbreak.

Interest Expenses and Bank Charges

Interest expenses and bank charges are primarily generated from bank borrowings, including bank loans and banknotes payable. Interest expenses were approximately $110,000 and $104,000 for the six months ended March 31, 2020 and 2019, respectively.

Other Income (expense)

Other income (expense) is a netted account, which primarily consists of government grants, donations and contributions, and other non-operating incomes. Other income (expense) was $0.2 million for the six months ended March 31, 2020, as compared to $0.4 million for the six months ended March 31, 2019. Such decrease was due to a $0.2 million donation made during the COVID-19 outbreak.

Income taxes Provision

The income taxes provision decreased by $0.2 million, or 19%, from $0.9 million for the six months ended March 31, 2019 to that of $0.7 million for the same period in 2020 as a result of the Company’s decreased income before income tax provision. Income before income tax provision was $4.9 million for the six months ended March 31, 2020, as compared to $5.9 million for the six months ended March 31, 2019.

Net Income Attributable to Noncontrolling Interest

Net income attributable to non-controlling interest decreased by approximately $0.4 million, or 56%, from approximately $732,000 for the six months ended March 31, 2019 to approximately $325,000 for the six months ended March 31, 2020. Such decrease was attributable to a decrease in net income of Chengdu QLS, which is partially owned by non-controlling interest holders. Chengdu QLS’ net income decreased from $1.4 million for the six months ended March 31, 2019 to $0.9 million for the six months ended March 31, 2020. Chengdu QLS manufactures our heparin products and sausage casings. As discussed in the net revenue and gross profit sections, gross margin for Chengdu QLS decreased from 18.4% to 12.7% and was primarily attributable to the increased production cost of the Company’s heparin products. Such decrease in the gross margin had caused a decrease in Chengdu QLS’ net income.

Net Income Attributable to the Company’s Shareholders

As a result of the various factors discussed in the “Net Income Attributable to Non-controlling Interest” section, the Company’s net income attributable to the Company’s shareholders decreased by $0.4 million, or 10%, from $4.3 million for the six months ended March 31, 2019 to $3.9 million for the six months ended March 31, 2020.

EBITDA

The following table sets forth of the calculation of the Company’s EBITDA:

	For the six months ended March 31,		Changes
	2020	2019	Amount	%
Net income	$4,183,379	$5,024,301	$(840,922)	(17)%
Interest expense	110,251	104,282	5,969	6%
Income tax provision	715,101	881,726	(166,625)	(19)%
Depreciation & Amortization	577,860	600,119	(22,259)	(4)%
EBITDA	$5,586,591	$6,610,428	$(1,023,837)	(15)%
Percentage of EBITDA to revenue	20.1%	24.3%	(4.2)%

The Company’s EBITDA was $5.6 million for the six months ended March 31, 2020, representing a decrease of $1.0 million, or 15%, from that of $6.6 million for the six months ended March 31, 2019. This was due to a decrease in net income caused by the Company’s decreased gross profit, which outweighs a decrease in income tax liability. The percentage of EBITDA to revenue was 20.1% and 24.3% for the six months ended March 31, 2020 and 2019, respectively.

Results of Operations for the years ended September 30, 2019 and 2018

The following table sets forth a summary of the Company’s consolidated results of operations for the years ended September 30, 2019 and 2018. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the years ended
	September 30,		Changes
	2019	2018	Amount	%
Net revenue	$46,096,684	$50,369,013	$(4,272,329)	(8)%
Cost of revenue	36,416,772	42,236,773	(5,820,001)	(14)%
Gross profit	9,679,912	8,132,240	1,547,672	19%
Selling, general and administrative expenses	3,501,374	2,160,873	1,340,501	62%
Income from operations	6,178,538	5,971,367	207,171	3%
Interest expense	(223,657)	(216,187)	(7,470)	3%
Other income	987,038	390,792	596,246	153%
Income before income tax provision	6,941,919	6,145,972	795,947	13%
Provision for income taxes	1,033,440	943,363	90,077	10%
Net income	5,908,479	5,202,609	705,870	14%
Less: net income attributable to noncontrolling interest	576,161	33,102	543,059	1,641%
Net income attributable to Qilian International Holding Group Limited	$5,332,318	$5,169,507	$162,811	3%

Net Revenue

The following table sets forth the breakdown of the Company’s net revenue:

	For the years ended September 30,
	2019		2018		Changes
	Amount	%	Amount	%	Amount	%
Net revenue
Oxytetracycline & Licorice products and TCMD	$30,149,950	65%	$33,429,330	66%	$(3,279,380)	(10)%
Heparin products and Sausage casing	$15,397,503	33%	$16,225,787	32%	$(828,285)	(5)%
Fertilizer	$549,231	2%	$713,896	2%	$(164,664)	(23)%
Total	$46,096,684	100.0%	$50,369,013	100.0%	$(4,272,329)	(8)%

Compared with net revenue for the year ended September 30, 2018, the Company’s net revenue decreased by $4.3 million, or an 8% decrease, for the year ended September 30, 2019, which was primarily attributable to a $3.3 million decrease in sales from oxytetracycline products and licorice products, and a $0.8 million decrease in sales from heparin products and sausage casings.

Oxytetracycline & Licorice products and TCMD

For the year ended September 30, 2019, our sales for oxytetracycline products, licorice products and TCMD decreased by approximately $3.3 million, or 10%, from approximately $33.4 million for the year ended September 30, 2018 to approximately $30.1 million for the year ended September 30, 2019. The sales of oxytetracycline products, licorice products and TCMD accounted for 96%, 4% and 0%, respectively, of this segment’s total sales for the year ended September 30, 2019, and 96.1%, 3.8% and 0.1%, respectively, of such segment’s total sales for the year ended September 30, 2018. The decrease in sales in this segment is due to the following reasons: first, the exchange rate of the RMB against the US dollar decreased from 6.54 in 2018 to 6.87 in 2019, causing the sales denominated in US dollar to decrease by approximately $1.7 million; second, the Company conducted its scheduled facility maintenance from July 2019 to September 2019, which resulted in reduced oxytetracycline production by approximately 360 tons (a 19% decrease from that of fiscal year 2018). However, such decrease in production was partially offset by a 12% increase in the sale price of our oxytetracycline products as compared to fiscal year 2018. As a result, the sales revenues of our oxytetracycline products for the fiscal year ended June 30, 2019 decreased by approximately $1.6 million as compared to fiscal year ended June 30, 2018. Our sales for licorice products decreased by approximately $0.16 million, or 16.7%, from approximately $0.96 million for the year ended September 30, 2018 to approximately $0.8 million for the year ended September 30, 2019. Our sales for TCMD products decreased by $6,589, or 16.7%, from $11,735 for the year ended September 30, 2018 to $5,146 for the year ended September 30, 2019.

Heparin products and Sausage casings

Sales from heparin products decreased by $0.8 million, or a 5% decrease, from $16.2 million for the year ended September 30, 2018, to $15.4 million for the year ended September 30, 2019. The decrease of $0.76 was mainly caused by the exchange rate of the RMB against the US dollar decreasing from 6.54 in 2018 to 6.87 in 2019. The sales denominated in RMB for these periods were stable. Due to the outbreak and ongoing spread of African Swine fever in China since November 2018, the decrease of pig population caused a dramatic decrease in our production quantity of Heparin products and sausage casings while the price of these products increased dramatically. As a result, although the sales quantity of heparin product and sausage casing for the year ended September 30, 2019 decreased by 54% and 15%, respectively, from the year ended September 30, 2018, the fluctuation of total revenue denominated in RMB was insignificant as the price of these products increased by 84% and 42%, respectively.

Fertilizer

Sales from fertilizer decreased by $0.2 million, or a 23% decrease, from $0.7 million for the year ended September 30, 2018 to $0.5 million for the year ended September 30, 2019. Sales quantity has decreased by 8% and sales price decreased by 12%. The decrease in our fertilizers’ sales was due to unusual weather conditions in Tibet, where a majority of our customers of fertilizer products are located. More specifically, Tibet experienced the coldest days in 19 years from December 2018 to February 2019 while the average precipitations during that time were the highest in 39 years. Such unusual weather conditions significantly interfered with Tibetan’s local cultivation activities and caused the area’s demand for fertilizer products to decrease in general during the Company’s 2019 fiscal year.

Cost of Revenue and Gross Profit

The following tables set forth the calculation of gross profit and gross margin for the each of the Company’s segments:

	For the years ended September 30,		Changes
	2019	2018	Amount	%
Oxytetracycline & Licorice products and TCMD
Net revenue	$30,149,950	$33,429,330	$(3,279,380)	(10)%
Cost of revenue	22,324,422	26,159,584	(3,835,162)	(15)%
Gross profit	$7,825,528	$7,269,746	$555,782	8%
Gross Margin	26.0%	21.7%	4.3%

Heparin products and Sausage casing
Net revenue	$15,397,503	$16,225,787	$(828,284)	(5)%
Cost of revenue	13,905,846	15,841,870	(1,936,024)	(12)%
Gross profit	$1,491,657	$383,917	$1,107,740	289%
Gross Margin	9.7%	2.4%	7.3%

Fertilizer
Net revenue	$549,231	$713,896	$(164,665)	(23)%
Cost of revenue	186,504	235,319	(48,815)	(21)%
Gross profit	$362,727	$478,577	$(115,850)	(24)%
Gross Margin	66.0%	67.0%	(1.0)%

Total
Net revenue	$46,096,684	$50,369,013	$(4,272,329)	(8)%
Cost of revenue	36,416,772	42,236,773	(5,820,001)	(14)%
Gross profit	$9,679,912	$8,132,240	$1,547,672	19%
Gross Margin	21.0%	16.1%	4.9%

Oxytetracycline & Licorice products and TCMD

Cost of revenue was $22.3 million for the year ended September 30, 2019, a decrease of $3.9 million, or 15%, from $26.2 million for the year ended September 30, 2018, which was primarily attributable to a $3.3 million, or 10%, decrease in sales for this segment. Gross margin increased from 21.7% to 26.0% primarily due to the increased market price of oxytetracycline products in 2019. Due to local governments’ increasingly strict enforcement of environmental regulations, manufacturers in general are gradually upgrading manufacturing facilities to better comply with environmental regulations and we observed a significant decrease in supply from 2018 to 2019. As our oxytetracycline sales price increased by 13% compared to 2018, the overall gross margin of this segment increased to 26.0%.

Heparin products and Sausage casings

Cost of revenue was $13.9 million for the year ended September 30, 2019, a decrease of $1.9 million, or 12%, from $15.8 million for the year ended September 30, 2018. This was primarily attributable to a combined effect of a decrease in sales quantity and an increase in unit cost of our Heparin products and sausage casings. Due to the outbreak and ongoing spread of African Swine fever in China since November 2018, the decrease of pig population caused an increase in the unit cost of our Heparin products and sausage casings while the price of these products increased dramatically. The Company’s sales price for heparin products and sausage casing increased by 84% and 42%, while the cost of revenue per unit only increased by 82% and 16%, respectively. Since the increase in the selling price of heparin products and sausage casings was higher than the increase in the cost of revenue per unit, the gross margin of heparin products and sausage casings increased from 2.4% to 9.7%.

Fertilizer

Cost of revenue for our fertilizer products was approximately $187,000 for the year ended September 30, 2019, a decrease of approximately $49,000, or 21%, from approximately $235,000 for the year ended September 30, 2018. The decrease in cost of revenue was mainly due to our decreased sales quantity in fertilizer products and relatively consistent cost of sales per unit. Gross margin decreased by 1% from 67% for the year ended September 30, 2018 to that of 66% for the year ended September 30, 2019. The decrease in gross margin was mainly due to a 12% decrease in selling price and a relatively consistent cost of sales per unit. The Company’s fertilizer customers are individual customers located in Tibet. Tibet experienced the coldest days in 19 years from December 2018 to February 2019 while the average precipitations during that time were the highest in 39 years. Such unusual weather conditions significantly interfered with Tibetan’s local cultivation activities and caused the area’s demand for fertilizer products to decrease in general during the Company’s 2019 fiscal year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $3.5 million for the year ended September 30, 2019, an increase of approximately $1.3 million, or 62%, from $2.2 million for the year ended September 30, 2018. The increase was mainly attributable to: (a) an increase of approximately $1.0 million in consulting and professional fees related to the Company’s effort to go public which were not allowed to be capitalized in accordance with the U.S. GAAP, and (b) an increase of $0.3 million in advertising and promotion expenses for our sales.

Interest Expenses and Bank Charges

Interest expenses and bank charges are primarily generated from bank borrowings including bank loans and banknotes payable. Interest expenses were approximately $224,000 and $216,000 for the years ended September 30, 2019 and 2018, respectively.

Other Income

Other income primarily consists of government grants and other non-operating incomes. Other income was $1.0 million for the year ended September 30, 2019 as compared to $0.4 million for the year ended September 30, 2018, representing an increase of $0.4 million in government grants, an increase of $0.1 million in investment income attributable to equity investment, and a decrease in loss of approximately $0.1 million from marketable securities incurred in 2018 from marketable securities which were sold.

Income taxes Provision

Provision for income taxes increased by $0.1 million, or 10%, from $0.9 million for the year ended September 30, 2018 to $1.0 million for the year ended September 30, 2019, as a result of the increased income before income tax provision. Income before income tax provision was $6.9 million for the year ended September 30, 2019, compared to $6.1 million for the year ended September 30, 2018.

Net Income Attributable to Non-controlling interest

Net income attributable to non-controlling interest increased by approximately $0.5 million, or 1,641%, from approximately $33,000 for the year ended September 30, 2018 to approximately $576,000 for the year ended September 30, 2019, as a result of the increase of net income of Chengdu QLS, which is partially owned by non-controlling interest holders. Chengdu QLS experienced a net loss of approximately $90,000 for the year ended September 30, 2018; and it experienced a net income of approximately $1.0 million for the year ended September 30, 2019. Its non-controlling shareholders’ ownership decreased from 48.57% as of September 30, 2018 to 28.25% starting from March 21, 2019. Chengdu QLS manufactures our heparin products and sausage casings. As discussed in the net revenue and gross profit sections, due to the increased sales price and decreased sales quantity of our heparin products and sausage casings, revenue from heparin products and sausage casing remained stable and their gross margin increased from 2.4% to 9.7%. Therefore, Chengdu QLS turned from net loss in 2018 into net income in 2019.

Net Income Attributable to the Company’s Shareholders

As a result of the above, the Company’s net income attributable to the Company’s shareholders increased by $0.1 million, or 3%, from $5.2 million for the year ended September 30, 2018 to $5.3 million for the year ended September 30, 2019.

EBITDA

The following table sets forth of the calculation of the Company’s EBITDA:

	For the years ended September 30,		Changes
	2019	2018	Amount	%
Net income	$5,908,479	$5,202,609	$705,870	14%
Interest expense	223,657	216,187	7,470	3%
Income tax provision	1,033,440	943,363	90,077	10%
Depreciation & Amortization	1,188,173	1,254,098	(65,925)	(5)%
EBITDA	$8,353,749	$7,616,257	$737,492	10%
Percentage of EBITDA to revenue	18.1%	15.1%	3%

The Company’s EBITDA was $8.4 million for the year ended September 30, 2019, an increase of $0.7 million, or 10%, compared to $7.6 million for the year ended September 30, 2018. This was mainly due to an increase in net income resulting from increased gross profit and an increase in other income, offset by an increase in selling and administrative expenses. The percentage of EBITDA to revenue was 18.1% and 15.1% for the years ended September 30, 2019 and 2018, respectively.

Liquidity and Capital Resources

As of March 31, 2020, the Company had cash of approximately $11.8 million. The Company has funded its working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash was used to pay for inventory, salaries, selling expenses, rental expenses, income taxes, other operating expenses, and repay debts.

Although the Company’s management believes that the cash generated from operations will be sufficient to meet its normal working capital needs for at least the next twelve months, its ability to repay its current obligations will depend on the future realization of its current assets. The Company’s management has considered the historical experience, the economy, trends in the pharmaceutical industry, the expected collectability of accounts receivable and the realization of the inventories as of March 31, 2020. Based on these considerations, the Company’s management believes that the Company has sufficient funds to meet its working capital requirements and debt obligations as they become due for at least the next twelve months from the financial reporting release date. However, there is no assurance that management will be successful in their plan. There are a number of factors that could potentially arise and result in shortfalls to the Company’s plan, such as the demand for its products, economic conditions, the competitive pricing in the industry and its banks and suppliers being able to provide continued supports. If the future cash flow from operations and other capital resources are insufficient to fund its liquidity needs, the Company may be forced to reduce or delay its expected acquisition plan, sell assets, obtain additional debt or equity capital or refinance all or a portion of its debt.

The following table summarizes the Company’s cash flow data for the six months ended March 31, 2020 and 2019:

	For the six months ended March 31,
	2020	2019
Net cash provided by (used in) operating activities	$5,293,283	$(2,173,232)
Net cash used in investing activities	(167,446)	(577,366)
Net cash provided by financing activities	2,139,007	159,132
Effect of exchange rate on cash	(47,347)	108,421
Net increase (decrease) in cash and cash equivalents	$7,217,497	$(2,483,045)

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, accounts receivable and inventory reserve, and adjusted for the effect of working capital changes. Net cash provided by operating activities was approximately $5.3 million for the six months ended March 31, 2020, an increase of $7.5 million cash provided by operating activities, or 344%, compared to net cash used in operating activities of $2.2 million for the year six months ended March 31, 2019. The increase was a result of increase in working capital from inventory for $3.9 million, advance from customers for $1.6 million, bank notes receivable of $2.4 million, and tax payable of $0.8 million, offset by decrease of net income of $0.8 million and change of working capital mainly resulting from the change in accrued expense of $0.5 million and advances to supplies of $0.3 million.

Investing Activities

Net cash used in investing activities was approximately $0.2 million for the six months ended March 31, 2020, a decrease of $0.4 million, or 71%, compared to $0.6 million net cash used in investing activities for the six months ended March 31, 2019. The decrease was mainly due to the decrease of cash paid for the purchase of property and equipment of $0.3 million.

Financing Activities

Net cash provided by financing activities was approximately $2.1 million for the six months ended March 31, 2020, an increase of $1.9 million, or 1244%, compared to $0.2 million for the six months ended March 31, 2019. The increase was a result of a $2.1 million increase in bank loan proceeds, offset by a $0.3 million decrease in notes payable payment.

The following table summarizes the Company’s cash flow data for the years ended September 30, 2019 and 2018:

	For the years ended September 30,
	2019	2018
Net cash (used in) provided by operating activities	$(580,197)	$4,438,015
Net cash used in investing activities	(666,629)	(1,386,080)
Net cash provided by (used in) financing activities	373,650	(3,116,213)
Effect of exchange rate on cash	(157,163)	(181,798)
Net decrease in cash and cash equivalents	$(1,030,339)	$(246,076)

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, accounts receivable and inventory reserve, and adjusted for the effect of working capital changes. Net cash used in operating activities was approximately $0.6 million for the year ended September 30, 2019, a decrease of $5.0 million cash provided by operating activities, or 113%, compared to net cash provided by operating activities of $4.4 million for the year ended September 30, 2018. The decrease was a result of decrease in working capital from inventory for $6.3 million, advance from customers for $2.0 million, and tax payable of $1.5 million, offset by $4.7 million from increase of net income of $0.7 million and change of working capital mainly resulting from the change in accounts receivable of $1.8 million, bank notes receivable of $0.8 million, accounts payable of $0.8 million and advances to supplies of $0.6 million.

Investing Activities

Net cash used in investing activities was approximately $0.7 million for the year ended September 30, 2019, a decrease of $0.7 million, or 52%, compared to $1.4 million net cash used in investing activities for the year ended September 30, 2018. The decrease was mainly due to the decrease of cash paid for the purchase of property and equipment of $0.5 million and payment made for long-term investment of $0.2 million.

Financing Activities

Net cash provided by financing activities was approximately $0.4 million for the year ended September 30, 2019, an increase of $3.5 million, or 112%, compared to $3.1 million for the year ended September 30, 2018. The increase was a combined result of a $3.0 million increase in bank loan proceeds, a $0.5 million decrease in notes payable payment, and a $0.7 million decrease in payment made for the cash dividend to shareholders, offset by a $0.2 million decrease in capital contribution from shareholders, and an increase of $0.1 million in cash payment for acquisition of noncontrolling interest for $0.1 million.

Commitments and Contractual Obligations

The following table presents the company’s material contractual obligations as of March 31, 2020:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than
Bank loans	$7,052,584	$7,052,584	$—	$—	$—
Operating lease	$121,868	$60,934	$60,934	$—	$—
Total	$7,174,452	$7,113,518	$60,934	$—	$—

Off -balance Sheet Arrangements

The Company is not a party to any off -balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require the Company’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, accounts receivable, revenue recognition, inventory realization, impairment of long-lived assets and income taxes. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

The Company’s management believes that among their significant accounting policies, which are described in Note 2 to the audited consolidated financial statements of the Company included in this Registration Statement, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, the Company’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of March 31, 2020 and September 30, 2019, the allowances for doubtful accounts were $16,288 and $10,796, respectively.

Inventories, net

Inventories are stated at the lower of cost or market value. Costs include the cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products.

Revenue recognition

On October 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (FASB ASC Topic 606) using the modified retrospective method for contracts that were not completed as of October 1, 2018. The results of applying Topic 606 using the modified retrospective approach were insignificant and did not have a material impact on our consolidated balance sheets, statement of income, cash flows, business process, controls or systems.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Our products is sold with no right of return and we do not provide other credits or sales incentive, which are accounted for as variable consideration. Sales taxes invoiced to customers and remitted to government authorities are excluded from net sales.

The contract assets and contract liabilities are recorded on the consolidated balance sheets as accounts receivable and advance from customers as of March 31, 2020 and September 30, 2019. For the six months ended March 31, 2020 and 2019, revenue recognized from performance obligations related to prior periods was insignificant.

Impairment of Long-lived Assets

The Company assesses its long-lived assets such as property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Factors which may indicate potential impairment include a significant underperformance related to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair value.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not believe that there was any uncertain tax position at March 31, 2020 and September 30, 2019.

Recent accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including those interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard, but based on a preliminary assessment, does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” to improve the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, policies for timing of transfers between different levels for fair value measurements, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect that the adoption of this ASU will have a material impact on its financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank loans outstanding. Although interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is risk that it we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

INDUSTRY

Unless otherwise noted, all the information and data presented in this section have been derived from an August 2020 industry report from Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”) entitled “The PRC Pharmaceutical Industry Independent Market Research” (the “Frost & Sullivan Report”). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF THE MACROECONOMIC ENVIRONMENT IN THE PRC

Nominal GDP and Nominal GDP per Capita

Source: International Monetary Fund, National Bureau of Statistics of China, Frost & Sullivan Report

According to the International Monetary Fund, during the past five years, total nominal gross domestic product (“GDP”) in the PRC rose from RMB64.7 trillion in 2014 to RMB98.9 trillion in 2019, representing a compound annual growth rate (“CAGR”) of approximately 8.8%. The growth was mainly due to the favorable government policies stimulating the development of the domestic economy. Further, with the economic reform from an investment-driven economy to a consumption-driven economy, the nominal GDP in the PRC is expected to increase with a CAGR of approximately 7.6% from 2020 to 2024. In line with the rapid growth of the nominal GDP, nominal GDP per capita in the PRC was RMB70,892.0 in 2019, representing a CAGR of 8.4% from 2014.

Population and Urbanization Rate

Source: National Bureau of Statistics of China, Frost & Sullivan Report

According to the National Bureau of Statistics of China, rapid economic growth in the PRC has supported the urbanization process from 2014 to 2018. The urban population rose from 742.7 million in 2014 to 848.5 million in 2019, with a CAGR of approximately 2.7%. The urbanization rate increased from 54.3% to 60.6% during the same period. With the issue of “The National Plan of New-type Urbanization (2014-2020)” in 2014, the urbanization is expected to rise further from 2020 to 2024. The increasing population implies steady demand for pharmaceutical products in the PRC, which will further stimulate the growth of the market.

Population Aged 65 years or Older

Source: National Bureau of Statistics of China, Frost & Sullivan Report

With the increasing life expectancy and “One Child Policy” from 1980 to 2016 in the PRC, population is aging rapidly with people aged 65 or above reaching 176.0 million in 2019 with a CAGR of approximately 5.1% from 2014, per the National Bureau of Statistics of China. It is expected that the population aged 65 or above will grow at a CAGR of approximately 5.2% to 226.6 million by the end of 2024, accounting for 15.9% of the total population in the PRC. As a result, it is expected that the aging society will support the demand for pharmaceutical products including oxytetracycline products and compound licorice products in the PRC.

OVERVIEW OF THE PHARMACEUTICAL MARKET IN THE PRC

Manufacturing Process of Pharmaceutical Products

Source: Frost & Sullivan Report

Major raw materials for pharmaceutical manufacturing include chemicals, animal and plant tissues, which will be used to derive pharmaceutical intermediates. The production of pharmaceutical intermediates will employ natural and biochemical processes, including fermentation, synthesis and extraction. Afterwards, pharmaceutical intermediates will be purified and concentrated to active pharmaceutical ingredients (API), which will be used to produce final pharmaceutical products through proportioning and packaging approved and registered with National Medical Products Administration (NMPA).

Value Chain Analysis

Note: The Company is a vertically integrated pharmaceutical and chemical company supplying both API and pharmaceutical products.

Source: Frost & Sullivan Report

The value chain of the pharmaceutical market in the PRC consists of upstream, midstream and downstream participants. The upstream of the pharmaceutical market in the PRC mainly involves suppliers of chemicals, animal and plant tissues and etc., and API manufacturers who produce and sell active pharmaceutical ingredients (APIs). Pharmaceutical manufacturers and pharmaceutical product distributors, as being the midstream along the value chain, manufacture and distribute final pharmaceutical products to downstream consumers. Downstream healthcare consumers can purchase pharmaceutical products from medical service providers including hospitals, clinics and etc.

Market Size Analysis

Note: Oxytetracycline and compound licorice are categorized as chemical medicines.

Source: National Bureau of Statistics of China, Frost & Sullivan Report

In October 25 2016, the State Council of the PRC issued the “Health China 2030 Planning Outline”, as a guideline for the PRC government to establish universal health care (UHC). From 2014 to 2018, the total output volume of chemical medicines in the PRC rose from 3,034.0 thousand tons in 2014 to 3,554.4 thousand tons in 2017. Total output volume experienced a fall in both 2018 and 2019, reaching 2,523.0 thousand tons by the end of 2019. The fall was primarily due to the increasingly stringent regulations on environmental protection and pollution management. Looking forward, with a series of supportive government policies including the Belt and Road Initiative and rising demand for pharmaceutical products driven by the outbreak of COVID-19 and aging population, the total output volume of chemical medicines in the PRC is expected to reach 3,797.0 thousand tons in 2024, with a CAGR of approximately 7.4% from 2020, according to the National Bureau of Statistic of China and the Frost & Sullivan Report.

Source: Ministry of Industry and Information Technology of China, Frost & Sullivan Report

The pharmaceutical market in the PRC started to play an increasingly large role in the global market supply, particularly in relation to active pharmaceutical ingredients (APIs). Attributed to the lower cost structure for rent, labor, materials and equipment, and the easy access to a wide variety of intermediates and chemicals, the API market in the PRC grew significantly during the past five years. According to the Ministry of Industry and Information Technology of China, during the period from 2014 to 2018, revenue generated from manufacturing of active pharmaceutical ingredients grew with a CAGR of approximately 10.7% from RMB424.0 billion in 2014 to RMB669.4 billion in 2019. With the increasing demand from downstream manufacturers of chemical medicines, it is expected that the revenue from the manufacturing of active pharmaceutical ingredients) will reach RMB1,074.8billion in 2024, representing a CAGR of approximately 9.9%.

Overview of Compound Licorice Products

Licorice is the root of the Glycyrrhiza glabra plant and a type of traditional Chinese medicine which is widely accepted by Chinese people. Its main functions consist of expelling heat from the body, detoxifying, and relieving cough. It has been used in traditional Chinese medicine and food preparation through procedures including drying, slicing, grinding and extracting. Compound licorice product is a type of Chinse medicine and has been frequently used as an antitussive and expectorant medicine with wide applications in clinics for years. Compound licorice products on the market are usually sold in liquid or solid forms. Compound licorice tablet is favored by a number of Chinese patients given its curative effectiveness and low price.

Growing areas for Glycyrrhiza glabra in the PRC are mainly located in the northwestern arid regions of the PRC, such as Xinjiang, Inner Mongolia, Ningxia, Gansu and Shanxi. The supply of licorice from these regions is relatively stable with increasing yield over the past few years, which is expected to support the continuous development of compound licorice in the PRC in the next five years.

Source: Frost & Sullivan Report

Supported by the stable market demand, the issue of Development Plan for Traditional Chinese Medicine under Belt and Road Initiative (《中医药“一带一路”发展规划( 2016-2020) 》) and the problem of an aging population, according to Frost & Sullivan Report, production volume of compound licorice products recorded 8.0 thousand tons in 2019 with a CAGR of approximately 3.7% from 2014. In the next five years, with the expansion of the National Medical Insurance Coverage Program to cover additional compound licorice products, the market demand for compound licorice products is expected to grow continuously. It is expected that the production volume of compound licorice products will grow at a CAGR of approximately 4.5% from 8.5 thousand tons in 2020 to 10.1 thousand tons in 2024.

Overview of Oxytetracycline Products

Oxytetracycline (C22H24N2O9), a tetracycline derivative generated by streptomyces rimosus, is a broad-spectrum antibiotic designed to prevent infections that occur due to bacterial invasion in the body. It is widely used in human and animal medicine, and as a pesticide. Oxytetracycline can be used as an antibacterial medicine for human diseases to treat a host of bacterial infections, including acute otitis media infection, pharyngitis, pneumonia, skin infection, trachoma, and etc. The use of oxytetracycline in stock farming for preventing and controlling bacterial pathogens including gram-positive and gram-negative bacteria, eperythrozoon, chlamydia, mycoplasma, rickettsia, spirochete, actinobacteria, vibrio, and etc. is frequent in the PRC. Meanwhile, the byproducts generated during the fermentation of Oxytetracycline can also be used as raw materials for the production of organic fertilizers.

Source: Frost & Sullivan Report

The rising number of people aged 65 or above and the end of “One Child Policy” in 2016 have stimulated the market demand for oxytetracycline products in the PRC. According to the Frost & Sullivan Report, production volume of oxytetracycline has increased from 25.4 thousand tons in 2014 to 28.5 thousand tons in 2019, representing a CAGR of approximately 2.3%. Given the low price of oxytetracycline products, its effectiveness in enhancing disease resistance and preventing pathogens, and its use as an environmentally-friendly raw material for organic fertilizer, it is expected that the demand for oxytetracycline product will rise, driving the steady growth of the production volume of oxytetracycline in the PRC. It is forecasted that the production volume of oxytetracycline will attain 32.7 thousand tons by the end of 2024, representing a CAGR of approximately 2.8% from 2020.

Raw material used to produce oxytetracycline refers to corn starch which is the starch derived from corn. According the National Bureau of Statistics of China (NBS), from 2014 to 2019, producer price index for corn in the PRC decreased from 100.0 in 2014 to 87.2 in 2019, representing a CAGR of approximately -2.7% during the period. There was a slight increase in the price of corn from 81.3 in 2017 to 87.2 in 2019. The rise from 2017 to 2019 was mainly due to policy control on corn planting and imbalance between supply and demand in the PRC.

Source: National Bureau of Statistics of China, Frost & Sullivan Report

Overview of Heparin Sodium Products

Heparin is one of the most widely used anticoagulants to prevent and treat thrombosis, and is usually used in the treatment of heart attack and unstable angina. Standard heparin has been commonly used for the prevention and treatment of venous thromboembolism (VTE). Various heparin products are manufactured and marketed in the PRC, including heparin calcium, heparin sodium, and etc. Heparin sodium, among all heparin products, is used in preventing conditions caused by blood coagulation and widely used in the world.

Pharmaceutical-grade heparin is usually obtained from mucosal tissues, such as pig intestines and cow lungs. Pig intestine mucosa is currently the most accepted or even the only approved raw material for producing heparin in most of the world. The PRC is one of the largest countries for the production and consumption of pigs. According to National Bureau of Statistics, in 2019, total number of pigs slaughtered and number of pig stock reached 544.2 million and 310.4 million respectively. Benefiting from the abundant supply of raw materials for the production of heparin in the PRC, it is expected that the overall heparin market in the PRC will maintain steady growth in the future.

The manufacturing process of crude heparin sodium can be roughly divided into five stages which are illustrated in the following diagram.

Source: Frost & Sullivan Report

Market Drivers

Rising healthcare awareness. Due to the continuous economic growth and the increasing number of aging population, a larger number of consumers in the PRC are paying closer attention to healthcare and pharmaceutical products. With the rise in total expenditure in healthcare and better access to pharmaceutical products in the PRC, the pharmaceutical market in the PRC kept expanding during the past few years. Further, with the healthcare reform and the implementation of the 13th Five-Year Plan, healthcare expenditure in the PRC is expected to grow continuously in the next five years.

Supportive governmental policies. Recently, the implementation of supportive governmental policies has been stimulating the sales growth of the pharmaceutical market in the PRC. As stated in the “State Council’s opinion on consolidation of basic medical insurance systems for residents in urban and rural areas” (国务院关于整合城乡居民基本医疗保险制度的意见) in 2016, the number of pharmaceutical products that can be reimbursed in rural public medical insurance programs match those in urban public medical insurance programs by 2017. The reimbursement provided by the PRC government is expected to support the future development of pharmaceutical market. Further, manufacturing of oxytetracycline product and compound licorice is expected to grow continuously, supported by the Outline for the Strategic Development of Chinese Medicine (2016-2030) (《中医药发展战略规划纲要( 2016-2030) 》) and the Outline of the 13th Five-Year Plan for the National Economic and Social Development of the People’s Republic of China (《中华人民共和国国民经济和社会发展第十三个五年规划纲要》) which highlight the importance of chemical medicine and traditional Chinese medicine in the pharmaceutical market in the PRC.

Expanding aging population. According to the National Bureau Statistics of China, China has entered an aging society with the aging population growing at a CAGR of approximately 5.1% during the period from 2014 to 2019. The aging population will create higher market demand for healthcare services and healthcare products, as they usually have weaker immune systems and increased chances of becoming ill. It is expected that this rising demand will contribute to the solid growth of pharmaceutical market and the manufacturing of oxytetracycline product and compound licorice in the next five years.

Improving regulation system. Starting from 2016, with the issue of Notice of the General Office of the States Council on Issuing the Plan for the Pilot Program of the System of the Holders of Drug Marketing Licenses (“国务院关于印发药品上市许可持有人制度试点方案的通知”), the PRC government has been trying to improve the regulation system of the pharmaceutical market in the PRC. Further in 2019, the Notice by the General Office of the State Council of Issuing the Pilot Program of the Centralized Procurement and Use Drugs Organized by the State (“国务院办公厅关于印发国家组织药品集中采购和使用试点方案的通知”) is expected to deepen the reform of pharmaceutical and healthcare systems in the PRC, improve the pricing mechanism of pharmaceutical products, and support the continuous development of pharmaceutical market in the PRC.

OVERVIEW OF ORGANIC FERTILIZER MARKET IN THE PRC

According to Frost & Sullivan Report, from 2014 to 2019, total volume of effective component of chemical fertilizer used in the PRC decreased from 60.0 million tons in 2014 to 54.0 million tons in 2019, representing a CAGR of approximately -2.1%. The trend is mainly due to the fall in volumes of effective component of nitrogenous, phosphate and potash fertilizers. Compound fertilizer, on the other hand, has rose from 21.2 million tons in 2014 to 22.0 million tons in 2019, with a CAGR of approximately 0.8%. Looking forward, with the implementation of government policies targeting zero growth in the use of chemical fertilizer by 2020, the total consumption of chemical fertilizer in the PRC is expected to decrease further, implying opportunities for the market of compound fertilizer and organic fertilizer in the PRC. It is expected that the market size of organic fertilizer will grow with a CAGR of approximately 8.0% from 2019 to 2024.

Source: National Bureau of Statistics of China, Frost & Sullivan Report

Market Drivers

Improving crop yields. The PRC is one of the largest agricultural producers in the world with limited arable area to support around 20% of the world’s population. Moreover, according to the Frost & Sullivan Report, the decline of arable land has added to the pressure of producing increased yield per area to feed to the growing population. This increasing demand for food emphasizes the importance of increasing crop yields by using fertilizer in more efficient ways. Benefiting form a series of measures taken by the PRC government which increased the incomes of farmers and investment in agriculture, it is expected that organic and compound fertilizer consumption in the PRC would experience steady growth.

Favorable government policies. Agriculture in the PRC has been growing rapidly on a limited area with heavy inputs of fertilizers since 1980s when chemical fertilizers were developed and produced heavily to boost crop yields and scale up agricultural production. With limited arable land and growing population, protecting China’s polluted and artificially fertilized soil remains a major concern to the government. Therefore, the PRC government is targeting zero growth in the use of chemical fertilizers and pesticides by 2020 and encouraging the use of compound fertilizer instead of straight fertilizer, as stated in the Action Plan of Zero Growth on Chemical Fertilizer by 2020 (《到2020年化肥施用量零增长行动方案》). In addition, in 2018, the Ministry of Agriculture announced policies stimulating the development of organic fertilizer market in the PRC, including providing rewards and subsidies to the manufacturers and consumers of organic fertilizer. These policies have created opportunities for organic fertilizer market since compared to chemical fertilizers, organic fertilizer usually contains comprehensive nutrients and are more environmentally friendly. Therefore, the penetration of organic fertilizer is expected to increase with the government policies and the incentive to improve fertilizer performance.

COMPETITIVE LANDSCAPE OF PHARMACEUTICAL MARKET IN THE PRC

Overview of Competitive Landscape

According to the Frost & Sullivan Report, the pharmaceutical market in the PRC is highly fragmented with more than 4,000 pharmaceutical companies and a total market size of RMB2,614.7 billion in terms of sales in 2019. In 2019, top 20 pharmaceutical companies accounted for over 20% of the total pharmaceutical market in the PRC. In particular, major market participants in oxytetracycline, compound licorice and heparin sodium market are small and medium companies with no particular market leader with significant market share to dominate or influence the market. With the structural reform on the supply side of pharmaceutical industry implemented by the PRC government, the improvements on regulations and standards for environment protection, and the advancements in production technologies, it is expected that pharmaceutical companies with competitive products, well-established business relationship and distribution networks, and access to industry professionals will expand market share and become leading market participants in the pharmaceutical market in the PRC.

Entry Barrier Analysis

Access to industry professionals. The pharmaceutical market in the PRC relies heavily on professionals and talents for medicine research, development and production. Well-established and sizable market participants are more likely to acquire and retain professionals with extensive knowledge and expertise in pharmaceutical research, development and production. Therefore, access to industry professionals serve as a key entry barrier for new market entrants without tracking records and the ability to attract professionals.

Established business relationship. Business relationship with stakeholders becomes a key entry barrier for new entrants, as extensive distribution network and stable supply of raw materials are essential for market participants in the pharmaceutical market in the PRC. Established market participants generally possess good business relationship with their upstream suppliers and downstream customers, which enable them to source raw materials and provide desired products and services, and even obtain information on recent market trends.

Significant capital investment. Pharmaceutical companies generally require significant investment in the research and development of new products, expanding along the industry value chain, upgrading of manufacturing and production facilities, and recruiting industry professionals and talents. Established market participants tend to have sufficient capital investment and a good track record to raise funds, which in contrast will hinder the development of new market entrants.

BUSINESS

Overview

Through our wholly owned indirect subsidiaries and the contractual arrangements described below, we are a pharmaceutical and chemical company based in China that focuses on the development, manufacture, marketing, and sale of oxytetracycline products, licorice products, traditional Chinese medicine derivatives (“TCMD”) product, heparin product, sausage casings, and fertilizers. We independently developed Gan Di Xin® and Ahan® Antibacterial Paste within our research and development department. Our products are sold in more than 20 provinces in China.

•	Our licorice products include Gan Di Xin®, Qilian Shan® Licorice Extract, and Qilian Shan® Licorice Liquid Extract. Our Gan Di Xin® is an innovative antitussive and expectorant medicine made from raw licorice materials. Our Qilian Shan® Licorice Extract is a primary ingredient for pharmaceutical companies to manufacture traditional licorice tablets. Our Qilian Shan® Licorice Liquid Extract is the primary ingredient for medical preparation companies to produce compound licorice oral solutions.

•	Our oxytetracycline products include Qilian Shan® Oxytetracycline Tablets and Qilian Shan® Oxytetracycline Active Pharmaceutical Ingredients (“API”). Our Qilian Shan® Oxytetracycline Tablets are used to prevent and treat a wide range of diseases in chickens, turkeys, cattle, swine, and human. Our Qilian Shan® Oxytetracycline APIs are used by pharmaceutical companies in the manufacturing of medications that use oxytetracycline as an active ingredient.

•	Our TCMD product includes Ahan® antibacterial paste, which is made from a mixture of 11 traditional Chinese herbal ingredients. It is used to treat refractory chronic skin diseases.

•	Our heparin product includes Heparin Sodium Preparation. It is a primary ingredient for pharmaceutical companies to produce medications used in treating cardiovascular diseases, cerebrovascular diseases, and hemodialysis.

•	Our sausage casings include Zhu Xiaochang® Sausage Casings, which are all-natural food products used for culinary purposes.

•

Our fertilizer products include Xiongguan® Organic Fertilizer and Xiongguan® Organic-Inorganic Compound Fertilizer. Our Xiongguan® Organic Fertilizer is designed to improve crop yield, increase soil’s chemical properties, and reduce soil compaction. Our Xiongguan® Organic-Inorganic Compound Fertilizer is made from both organic materials and traditional chemical fertilizer, and is designed to increased plant growth.

Our History and Corporate Structure

Qilian International Holding Group Limited is a Cayman Islands exempted company with limited liability incorporated on February 7, 2019. Qilian International (Hong Kong) Holdings Limited., which we refer to as “Qilian HK”, our wholly-owned subsidiary, was incorporated in Hong Kong on January 30, 2019. Chengdu Qilian Trading Co., Ltd., which we refer to as “WFOE”, Qilian HK’s wholly owned subsidiary, was organized pursuant to PRC laws on May 15, 2019 Our variable interest entity, Gansu Qilianshan Pharmaceutical Co. Ltd., which we refer to as Gansu QLS, was established in August 30, 2006, as a result of restructuring from Gansu State-operated Qilianshan Pharmaceutical Factory, which was incorporated in July 1969 in Jiuquan, Gansu Province, PRC pursuant to PRC laws. Gansu QLS’ shareholders include certain PRC residents and corporate entities controlled by PRC residents.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of WFOE is to provide Gansu QLS with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee, which is at WFOE’s discretion and can be the net income of Gansu QLS, such business scope is necessary and appropriate under the PRC laws. Gansu QLS, on the other hand, has been granted a business scope different from WFOE to enable it to develop, manufacture, market and sell its products.

Since we intend to acquire upstream and downstream companies manufacturing traditional Chinese medicine pieces, which is prohibited to be invested in by foreign investors, our WFOE cannot hold equity of Gansu QLS. We control Gansu QLS through contractual agreements, which are described under “Business — Contractual Agreements between WFOE and Gansu QLS”. Qilian International is a holding company with no business operation other than holding the shares in Qilian HK and Qilian HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Gansu QLS and its subsidiaries.

Gansu QLS, our VIE, was established in August 30, 2006, by restructuring from Gansu State-operated Qilianshan Pharmaceutical Factory, which was incorporated in July 1969 in Jiuquan, Gansu Province, PRC pursuant to PRC laws.

On April 17, 2020, Rugao Tianlu Animal Products Co., Ltd. was incorporated under the laws of the People’s Republic of China (“Rugao”). Rugao is the 100% owned subsidiary of Chengdu QLS. We aim to use it as procurement and manufacturing assistance entity for Chengdu QLS and as a point of expansion for our sausage casings business in Jiangsu Province.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of the Offering based on 5,000,000 Ordinary Shares being offered, assuming that the underwriters do not exercise their over-allotment option:

Contractual Arrangements between WFOE and Gansu QLS

Due to PRC legal restrictions on foreign ownership in the pharmaceutical sector, neither we nor our subsidiaries own any equity interest in Gansu QLS. Instead, we control and receive the economic benefits of Gansu QLS’s business operation through a series of contractual arrangements. WFOE, Gansu QLS and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on May 20, 2019. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Gansu QLS, including absolute control rights and the rights to the assets, property and revenue of Gansu GLS.

Each of the VIE Agreements is described in detail below:

Exclusive Service Agreement

Pursuant to the Exclusive Service Agreement between Gansu QLS and WFOE, WFOE provides Gansu QLS with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Gansu QLS by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be equal to 98.297% of the net profits of Gansu QLS, as reflected in the “ARTICLE 3 - SERVICE FEES” of the Amended Exclusive Service Agreement executed on August 27, 2019. This percentage represents the number of shares of Gansu QLS held by shareholders having signed the VIE Agreements over the total number of issued and outstanding shares of Gansu QLS.

The Exclusive Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and Gansu QLS before expiration. Otherwise, this agreement shall be extended by another ten years automatically. Gansu QLS does not have the right to terminate the agreement unilaterally.

WFOE is currently managing Gansu QLS pursuant to the terms of the Exclusive Service Agreement. WFOE has absolute authority relating to the management of Gansu QLS, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Gansu QLS.

Equity Pledge Agreement

Under the Equity Pledge Agreement between WFOE and certain shareholders of Gansu QLS together holding 75,492,128 shares, or 98.297% of the total issued and outstanding shares, of Gansu QLS (“Gansu QLS Shareholders”), the Gansu QLS Shareholders pledged all of their equity interests in Gansu QLS to WFOE to guarantee the performance of Gansu QLS’ obligations under the Exclusive Service Agreement. Under the terms of the Equity Pledge Agreement, in the event that Gansu QLS breaches its contractual obligations under the Exclusive Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Gansu QLS Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Gansu QLS Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Pledge Agreement shall be effective until the latest date of the following: (1) the secured debt in the scope of pledge is cleared off; (2) WFOE exercises its pledge rights pursuant to provisions and conditions of the Equity Pledge Agreement; and (3) the Gansu QL Shareholders transfer all the pledged equity interests to WFOE according to the Call Option Agreement, or other entity or individual designated by it.

The purposes of the Equity Pledge Agreement are to (1) guarantee the performance of Gansu QLS’s obligations under the Exclusive Service Agreement, (2) ensure the Gansu QLS Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Gansu QLS. Under the Call Option Agreement, WFOE may be able to acquire the equity interests or the assets in Gansu QLS any time to the extent permitted by the PRC Law. In the event Gansu QLS breaches its contractual obligations under the Exclusive Service Agreement, WFOE will be entitled to foreclose on the Gansu QLS Shareholders’ equity interests in Gansu QLS and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests or the assets in Gansu QLS and in this situation, WFOE may terminate the Exclusive Service Agreement, Equity Pledge Agreement and Call Option Agreement after acquisition of all equity interests or assets in Gansu QLS or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests or assets and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Call Option Agreement

Under the Call Option Agreement, the Gansu QLS Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Gansu QLS held by the Gansu QLS Shareholders. The purchase price should be no more than $1.00 subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement remains effective till all the transferred equity or transferred asset of Gansu QLS is legally transferred under the name of WFOE and/or other entity or individual designated by it.

Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney

Under the Shareholders’ Voting Rights Proxy Agreement and each Power of Attorney, each Gansu QLS Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of Gansu QLS; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Gansu QLS.

Each Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of its execution, so long as the relevant Gansu QLS Shareholder is a shareholder of Gansu QLS.

Spousal Consent

The spouses of Gansu QLS Shareholders who have executed the “Transaction Documents”, agree, via a spousal consent, to the execution of the “Transaction Documents” including: (a) the Call Option Agreement entered into with WFOE and Gansu QLS; (b) the Shareholders’ Voting Rights Proxy Agreement entered into with WFOE and Gansu QLS; (c) the Equity Pledge Agreement entered into with WFOE; and (d) the Power of Attorney executed by each Gansu QLS Shareholder , and the disposal of the equity interests of Gansu QLS held by each Gansu QLS Shareholder and registered in his/her name.

The spouses further undertake not to make any assertions in connection with the equity interests of Gansu QLS which are held by the Gansu QLS Shareholders. They confirm that Gansu QLS Shareholders can perform, amend, or terminate the Transaction Documents without their authorization or consent. They undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the agreements.

Our Business Strategies

Our overall strategy is to leverage our considerable industry experience, our deep understanding of PRC markets and our R&D expertise to capture additional shares of the PRC markets. We plan to fulfill increasing medical and agricultural needs in the Chinese market with our Gan Di Xin®, Qilian Shan® Oxytetracycline API, Xiongguan® Organic Fertilizer, and Heparin Sodium Preparation. According to the Frost & Sullivan Report, the total output volume of chemical medicines in the PRC is expected to reach 3,797.0 thousand tons in 2024, with a CAGR of approximately 7.4% from 2020, according to the National Bureau of Statistic of China and the Frost & Sullivan Report. The pharmaceutical market in the PRC started to play an increasingly large role in the global market supply, particularly in relation to APIs. It is expected that the revenue from the manufacturing of APIs will reach RMB1,074.8 billion in 2024, representing a CAGR of approximately 9.9%. According to the Frost & Sullivan Report, the pharmaceutical market in the PRC is highly fragmented with more than 4,000 pharmaceutical companies and a total market size of RMB2,614.7 billion in terms of sales in 2019. In 2019, top 20 pharmaceutical companies accounted for over 20% of the total pharmaceutical market in the PRC. The market alternatives for Gan Di Xin®, Qilian Shan® Oxytetracycline API, Xiongguan® Organic Fertilizer, and Heparin Sodium Preparation are widely available. In particular, major market participants in oxytetracycline, compound licorice and heparin sodium market are small and medium companies with no particular market leader with significant market share to dominate or influence the market.

In addition, we have an experienced management team with significant industry and regulatory knowledge. With combined scientific and business expertise, we expect our management team to lead us through future development and commercialization of our products. Our product-specific business strategy is as follows:

Our Business Strategies for Gan Di Xin®

We plan to further enhance market awareness of Gan Di Xin® brand in the PRC markets. Our Company’s Gan Di Xin® has been included in the National Essential Medicines Category and Gansu Province’s Essential Medicines Category, which are pharmaceutical prescription guidances for medical institutions in the scope of PRC and Gansu Province. Gan Di Xin® has also been enrolled in Gansu Province’s Class B Medical Insurance Coverage Program, which allows Gan Di Xin® to enter insurance-covered pharmacies in Gansu Province. Our branding strategy is to conduct a pilot marketing program in Gansu Province, and then reach a larger customer base in other provinces with wider insurance coverage product offerings by enrolling Gan Di Xin® in the National Medical Insurance Coverage Program. The process of enrolling Gan Di Xin® in the National Medical Insurance Coverage Program is relatively straight forward— we will submit the application materials required by the National Medical Insurance Bureau to Jiuquan City Level Insurance Bureau. Once approved, we will then submit the application to the Gansu Provincial Insurance Bureau, which will further review our application. With Gansu Provincial Insurance Bureau’s approval, we will submit our application further to the National Insurance Bureau, which will have the final say on Gan Di Xin®’s enrollment into the National Medical Insurance Coverage Program. We will amend our application materials if any level of the insurance bureau has any questions regarding our products and applications. Such enrollment will allow Gan Di Xin® to enter medical institutions and insurance-covered pharmacies on a national level. The review for such enrollment is still in progress, and we cannot guarantee that the enrollment application will be approved.

As of the date of this prospectus, Gan Di Xin® has been approved to be enrolled into the National Essential Medicines Category (2018 Edition), which was promulgated by the PRC National Health Commission and the National Administration of Traditional Chinese Medicine. In addition, we have applied with the competent authorities for Gan Di Xin® to be included in the National Medical Insurance Coverage Program. As of the date of this prospectus, the Administration of Healthcare Security and the Administration of Human Resources and Social Security of Gansu Province have filed a request to the National Administration of Healthcare Security and the PRC Ministry of Human Resources and Social Security respectively for Gan Di Xin’s enrollment. There are no express rules or provisions in China regarding the minimum or maximum period required to obtain any approval for the enrollment process. The Company intends to submit all required information and handle the application process internally, and therefore does not expect to incur any ongoing expenses with respect to such application. In addition, under the Provisional Administration Rules on Drugs for Basic Medical Insurance for Urban Workers, there are no administrative or other application expenses required to be paid for the approval process, nor are there any ongoing expenses required to maintain the enrollment status.

We believe that our existing production capacity for Gan Di Xin® will be able to meet our future business objectives and that there is no need to further invest in facility and production line expansion. Rather, we intend to invest more on our marketing efforts for Gan Di Xin® and we estimate that we will spend approximately $118,000 annually on marketing expenses in the near future.

Our Business Strategies For Qilian Shan® Oxytetracycline API

We plan to increase our oxytetracycline API production capabilities and hire more experienced marketing specialists in order to carry out our strategic expansions into additional geographical locations in China, which we believe would result in us acquiring a bigger share of the Chinese market for this product. We are committed to prioritizing investment in our infrastructure and marketing capabilities in order to support the strategic expansions into additional geographical markets in China. We are committed to prioritizing investment in our infrastructure capabilities in order to support our strategic expansions into additional geographical markets in China. We plan to relocate our current oxytetracycline API production facilities and purchase additional state-of-the-art manufacturing facilities to further increase our production capacity. We plan to increase our production capacity to 10,000 tons by 2024 and we estimate that our fixed assets investment will be approximately $18 million. We will focus on hiring more experienced professionals in our sales, marketing, and production departments to support our continued market growth while reducing costs.

Our Business Strategies For Xiongguan® Organic Fertilizer

We believe our current production equipment and components are adequate to meet current demand and limited future demand. However, to meet the demand anticipated in 2020 and beyond according to the “Zero Growth of Chemical Fertilizer and Pesticide Use by 2020” proposed by Ministry of Agriculture and Rural Affairs of the People’s Republic of China, we will need to move to a larger production capacity in order to reap substantial business benefits from this Chinese government proposal. Our plan is to build an organic waste treatment facility with the capability to process 36,000 tons of oxytetracycline slags, 1,400 tons of sludge, 68,000 tons of livestock and poultry manure, 54,000 tons of straw wastes, and 7,000 tons of vegetable wastes every year. This organic waste treatment facility will allow us to increase fertilizer production capacity through turning waste into high quality production materials, which will reduce the cost of our organic fertilizer production while increasing the efficiency of our organic fertilizer production each year. We anticipate to complete building our new organic waste treatment facility by 2021. We expect to invest approximately $1.28 million in this project.

Our Business Strategies For Heparin Sodium Preparation

We intend to implement two primary strategies to expand and grow the production capacity of our Heparin Sodium Preparation: (i) upgrade the production efficiency of our existing manufacturing facilities, and (ii) increase our production lines for Heparin Sodium Preparation. While we have earned our reputation through the consistent quality of our products, we believe that sustained improvements in the production efficiency and increasing production lines are vital to maintaining such reputation and acquire more shares in the Chinese heparin sodium markets.

For upgrading the production technology of our existing manufacturing facilities, we plan to improve staff trainings with respect to production, maintenance and quality control procedures in order to increase production speed while lowering production costs. We plan to make equipment and production upgrades to take advantage of quality and cost improvements that new technologies can offer in order to stay ahead of competition. On the other hand, we also plan to improve our information gathering capability to fully understand current market and customer information, which in turn can help better our marketing positioning. Our goal is to increase our heparin sodium preparation’s production capacity to 5 tons per year in three years.

We expect to invest approximately $128,000 in implementing these two strategies.

Our Products

The Company currently manufactures ten products. We independently developed Gan Di Xin® and Ahan® Antibacterial Paste within our research and development department. Our products are sold in more than 20 provinces in China. The following list outlines the Company’s current products under six categories— oxytetracycline products, licorice products, TCMD product, heparin product, sausage casings, and fertilizers.

Product Category	Product Name	Intended Use	Government Agency Approval
Licorice Products	Gan Di Xin® (1)	Used orally as antitussive and expectorant medicine.

Pharmaceutical Manufacturing Permit approved by Gansu Food and Drug Administration on August 14, 2018

GMP Certificate approved by Gansu Food and Drug Administration on August 20, 2015;

Re-registration approved by the Gansu Provincial Food and Drug Administration on February 7, 2020, May 14, 2015 and April 30, 2004.

	Qilian Shan® Licorice Exact (1)	Used for treating bronchitis, pharyngitis, bronchial asthma and chronic adrenal insufficiency.

Pharmaceutical Manufacturing Permit approved by Gansu Food and Drug Administration on August 14, 2018;

GMP Certificate approved by Gansu Food and Drug Administration on August 20, 2015;

Re-registration approved by Gansu Food and Drug Administration on May 14, 2015. The Company filed for record with Drug-related Information Filing Platform in July 2019, which removed any further need for re-registration according to Article 11 of the Notice of the NMPA on Strengthening the Supervision and Administration of Extracts and Extracts in the Production of Chinese Medicine.

	Qilian Shan® Licorice Liquid Extract (1)	Used for treating bronchitis, pharyngitis, bronchial asthma and chronic adrenal insufficiency.

Pharmaceutical Manufacturing Permit approved by Gansu Food and Drug Administration on August 14, 2018

GMP Certificate approved by Gansu Food and Drug Administration on August 20, 2015;

Re-registration approved by the Gansu Provincial Food and Drug Administration on May 14, 2015 and April 30, 2004. The Company filed for record with Drug-related Information Filing Platform in July 2019, which removed any further need for re-registration according to Article 11 of the Notice of the NMPA on Strengthening the Supervision and Administration of Extracts and Extracts in the Production of Chinese Medicine.

Oxytetracycline Products	Qilian Shan® Oxytetracycline API (1)	Used for treating following diseases: Rickettsia, Mycoplasma infection, Chlamydia infection, Regression fever, Brucellosis cholera, Rabbit fever and Plague.

Pharmaceutical Manufacturing Permit approved by Gansu Food and Drug Administration on August 14, 2018;

GMP Certificate approved by Gansu Food and Drug Administration on March 2, 2015;

Re-registration approved by Gansu Food and Drug Administration on May 14, 2015. The Company filed for record with Drug-related Information Filing Platform in July 2019, which removed any further need for re-registration according to Article 11 of the Notice of the NMPA on Strengthening the Supervision and Administration of Extracts and Extracts in the Production of Chinese Medicine.

	Qilian Shan® Oxytetracycline Tablets (1)	Used orally for treating the following diseases: Rickettsia, Mycoplasma infection, Chlamydia infection, Regression fever, Brucellosis cholera, Rabbit fever and Plague.

Pharmaceutical Manufacturing Permit approved by Gansu Food and Drug Administration on August 14, 2018;

GMP Certificate approved by Gansu Food and Drug Administration on August 20, 2015;

Re-registration approved by Gansu Provincial Food and Drug Administration on February 7, 2020, May 14, 2015 and September 19, 2010.

TCMD Product	Ahan® Antibacterial Paste (2)	Designed as a rubbing ointment to kill Staphylococcus aureus, Candida albicans and Escherichia coli. It treats psoriasis, various dermatitis and eczema, mites, onychomycosis, and genital itching.	Sanitary License for Manufactures of Disinfectant Products approved by Health and Family Planning Commission of Gansu Province and Shaanxi Provincial Center for Disease Control and Prevention on June 1, 2017.
Heparin Product	Heparin Sodium Preparations (3)	Designed for the prevention of thrombosis and embolism; treatment of diffuse intravascular coagulation (DIC) caused by various causes; and other anticoagulation purposes.	Business license issued by Chengdu Administration for Industry and Commerce on June 23, 2014
Sausage Casings	Zhu Xiaochang® Sausage Casing (3)	Used for culinary purposes.	Business license issued by Chengdu Administration for Industry and Commerce on June 23, 2014
Fertilizers	Xiongguan® Organic Fertilizer (4)	Designed as a base application fertilizer. It is used to improve soil quality, increases crop yield and improves agricultural products’ quality.	National Manufacturing License for Industrial Products approved by Gansu Provincial Agriculture and Animal Husbandry on August 5, 2016. Fertilizer Registration Certificate of The People’s Republic of China approved by PRC Ministry of Agriculture on May 19, 2020.
	Xiongguan® Organic-Inorganic compound Fertilizer (4)	Designed as a base and top application fertilizer. It is used to improve soil structure, prevents soil compaction, increases soil’s water retention capacity, improves crops’ drought/cold weather resistance, and enhances crops’ rooting.	National Manufacturing License for Industrial Products approved by Gansu Provincial Quality Inspection Bureau and Gansu Provincial Agriculture and Animal Husbandry on August 5, 2016. Fertilizer Registration Certificate of The People‘s Republic of China approved by PRC Ministry of Agriculture on May 19, 2020.

(1)	This product is manufactured by our operating subsidiary, Gansu GLS.

(2)	This product is manufactured by our operating subsidiary, Ahan.

(3)	This product is manufactured by our operating subsidiary, Chengdu QLS.

(4)	This product is manufactured by our operating subsidiary, Qiming.

The following is a detailed description of the Company’s current products and products in development.

Our Licorice Products

Gan Di Xin®- As an enhanced type of compound licorice tablet, Gan Di Xin is an antitussive and expectorant medicine made from raw licorice materials. We have independently researched and developed Gan Di Xin using our patented purification, thin-film coating and inclusion technology (the “3-in-1 technology”, Patent Number ZL 200410030776.4, issued on October 25, 2006). The effective medical ingredients in compound licorice tablets become active only when they are absorbed by the bloodstream. However, traditional licorice tablets’ efficacy is drastically reduced when the effective medical ingredients are swallowed and enter the gastrointestinal tract. Rather than being absorbed by the bloodstream directly, the effective medical ingredients go through the liver’s metabolism process first, which renders the ingredients ineffective. Such phenomenon is called “first pass effect”. Our-3-in-1 technology has helped our Gan Di Xin bypass the so called “first pass effect” by allowing our Gan Di Xi to be dissolved slowly in patients’ mouths, whereby the active ingredients are absorbed through oral mucosa, enabling them to enter blood circulation directly rather than being metabolized by the liver. In this way, Gan Di Xin’s effectiveness can be preserved.

Gan Di Xin is currently categorized as a chemical medicine that falls under China’s State Category V New Drug. According to the New Drug Approval Methods promulgated in July 1985 and revised in April 1999 by the State Drug Administration of PRC, claims of new indications for marketed chemical drugs shall be categorized as a V Category New Drug in the application for approval. Since we applied to have Gan Di Xin approved as a marketed drug reducing dosages, thus adding new indications to already marketed drugs, when Gan Di Xin was approved, it was approved as a Category V New Drug. The application and approval procedures for Category V New Drugs are divided into two stages: clinical research and production and sale. The application for a Category V New Drug is pre-examined by the provincial branches of the National Medical Products Administration, and re-examined by the National Medical Products Administration. Gan Di Xin was issued the National New Drug Certificate (No. H20040463) on April 30, 2004 with Drug Registration Approval (No. 20040640). As a pharmaceutical manufacturer, Gansu QLS is subject to the national medicine quality standard of WS1-(X-001)-2015Z for product registration and manufacturing.

Our Gan Di Xin® is innovative in terms of its unconventional administration methods, taste, and efficacy. Our unique manufacturing process, the abundance of local source materials and our geographical location are crucial elements contributing to the success our Gan Di Xin®.

We introduced Gan Di Xin® to the Chinese market in 2004. Gan Di Xin® has enjoyed growing popularity in recent years due to its easy administration method, strong efficacy, and soothing taste. We sold approximately 108 million pieces in 2017, and 310 million pieces in 2018, and 163 million pieces in 2019. Gan Di Xin® was awarded “Famous Trademark of Gansu Province” in 2011 by the Gansu Famous Brand Strategy Promotion Committee of the Gansu government. Gan Di Xin® was also awarded “China Chemical and Pharmaceutical Industry’s Excellent Product Brand” in 2013 by the China Chemical Pharmaceutical Industry Association, China Pharmaceutical Business Association, China Non-Prescription Drug Association, and China Pharmaceutical Enterprise Development and Promotion Association. Currently, we sell Gan Di Xin® in more than 20 provinces in China.

Qilian Shan® Licorice Extract and Qilian Shan® Licorice Liquid Extract — Our licorice extract is a type of API made from processed high quality licorice. Our licorice liquid extract is a type of API made from fluid extract of further processed licorice extract. Our licorice extract is the primary product for pharmaceutical companies to manufacture traditional licorice tablets. Our licorice liquid extract is the primary product for medical preparation companies to produce compound licorice oral solutions. Both the traditional compound licorice tablets and compound licorice oral solutions are prescriptive palliatives that help to relieve the symptoms of mucosa irritations and gastrointestinal smooth muscle spasms; they are also used in treating bronchitis, bronchial asthma, throat inflammation and chronic adrenal insufficiency.

Our Oxytetracycline Products

Qilian Shan® Oxytetracycline Tablets – Oxytetracycline is a yellow crystalline broad-spectrum antibiotic C22H24N2O9, which is active against a wide variety of bacteria. Oxytetracycline works by interfering with the ability of bacteria to produce essential proteins. Without these proteins, the bacteria cannot grow, multiply and increase in numbers. Oxytetracycline therefore stops the spread of the infection and the remaining bacteria are killed by the immune system or eventually die.

The Company uses the active ingredient oxytetracycline to manufacture oxytetracycline tablets. Our Qilian Shan® Oxytetracycline Tablets are used to prevent and treat a wide range of diseases in chickens, turkeys, cattle, swine, and human. We sell our Qilian Shan® Oxytetracycline tablets in more than 20 provinces. Most of the customers who purchase our oxytetracycline tablets are pharmaceutical companies.

Qilian Shan® Oxytetracycline APIs— Pharmaceutical companies use our oxytetracycline APIs in the manufacture of other medications that use oxytetracycline as an active ingredient in such pharmaceutical products.

Our Company is the only producer in China manufacturing both oxytetracycline tablets and oxytetracycline APIs. Both Qilian Shan® Oxytetracycline tablets and Qilian Shan® Oxytetracycline APIs are certified by the State Food and Drug Administration (“CFDA”), which has been superseded as National Medical Products Administration (“NMPA”). Our operating subsidiary, Gansu QLS, has obtained the Pharmaceutical Production License, the Good Manufacturing Practice (“GMP”) Standard Certificate, and the re-registration approval for the production of our oxytetracycline products. All registrations and qualifications for production are within their validity period.

While our domestic competitors’ oxytetracycline products are certified for veterinary use only by the Chinese Ministry of Agriculture (“CMA”), our products are also qualified for human consumption by the CFDA. The Company relies on an established production system as well as a quality control process for its product manufacturing process. Our key productions indicators such as fermentation unit, fermentation yield, and bacterial infection rate have given our Company distinctive advantages over our competitors, such as excellent per unit production rate, stable and premium quality of products, or large scale production capability.

Our TCMD Product

Ahan® Antibacterial Paste— Categorized as a disinfecting product under the Law of the PRC on Prevention and Treatment of Infectious Disease, Ahan® antibacterial paste is made from a mixture of 11 traditional Chinese herbal ingredients including Scutellariae Radix, Phellodendri Chinensis Cortex, Rhei Radix Et Rhizoma, Cnidii Fructus and Dictamni Cortex. It is used to treat refractory chronic skin diseases caused by Staphylococcus aureus, Moniliaalbican, and Escherichia coli. It is also prescribed for people suffering from skin infections such as psoriasis, eczema and onychomycosis. Since its introduction to the Chinese public in November 2017, Ahan® antibacterial paste has been praised by Chinese customers for its curative effect and soothing relief according to online product rating, offline surveys and personal interviews by the Company.

Our Heparin Product

Heparin Sodium Preparations- Heparin sodium is a prescription drug that has multiple biological and medical functions such as anticoagulation, antithrombotic, hypolipidemic and anti-atherosclerosis. It is used in treating cardiovascular diseases, cerebrovascular diseases, and hemodialysis. Heparin sodium decreases the risk of coagulation, which is the formation of blood clots in the blood vessels. Heparin sodium is used in preventing blood clotting during open-heart surgery, bypass surgery, kidney dialysis, and blood transfusions. In low doses, it can help prevent and reduce coagulation in certain patients, especially those who underwent surgeries or must remain in bed for a long time. Heparin sodium is also valuable in diagnosing and treating disseminated intravascular coagulation, a serious blood condition in which increased clotting depletes the clotting factors needed to control bleeding, causing excessive bleeding. Heparin sodium has been one of the most effective and most widely used anticoagulants in the world since its first use in 1935.

Chengdu QLS, a subsidiary of the Company, purchases healthy, locally raised pigs and extracts heparin-rich organic materials from their small intestinal mucosa. Chengdu QLS then processes extracted heparin materials into heparin crude products, which are then sent to manufacturers of heparin sodium raw material for further preparations. Our crude heparin is intended for use as a component of other drugs in the Chinese biochemical and medical industry such as Enoxaparin Sodium Injection and Nadroparin Calcium Injection.

Our Sausage Casings

Zhu Xiaochang® Sausage Casings – Our sausage casings are soft cylindrical containers made from small intestines of locally raised pigs. They can be used to contain sausage mixes or for certain medical uses. Our all-natural sausage casings are strong and flexible enough to resist the pressure produced by filling them with sausage mix and are permeable to water vapor and gases. Our sausage casings offer resistance at low or high temperatures and under customary culinary or medical preparations.

Our Heparin Sodium Preparations and Zhu Xiaochang® sausage casings are resource-based products. Chengdu QLS enjoys high quality, low cost, and abundant local resources, which enables it to focus on production technologies and quality control procedures.

Our Fertilizers

Xiongguan® Organic Fertilizer— Our organic fertilizer combines functional microorganisms and composites of organic materials such as animal and plant residues. In addition to its high nutrient efficiency, our organic fertilizer is designed to improve crop yield, increase soil’s chemical properties, and reduce soil compaction.

Xiongguan® Organic-Inorganic Compound Fertilizer— Primarily sold in six Western Chinese provinces, our organic-inorganic compound fertilizer contains both organic materials and composites from traditional chemical fertilizer. The organic materials are a mixture of animal feces and peat moss, which are then treated by microbial fermentation process. The organic materials are further mixed with composites from traditional chemical fertilizer, along with humic acid, amino acid and beneficial microbial bacteria. The final product is a granulated nutritious blend designed to increased plant growth.

Products Currently in Development

Microbial Fertilizer — Microbial fertilizer is a type of multi-element fertilizer containing various strains of living microorganisms. It is a mixture of peat, cow dung, sheep manure carefully cultivated with beneficial bacteria such as lactobacillus, photosynthetic bacteria, and Bacillus. It is a compound bacterial fertilizer rich in various antioxidant substances, amino acids, and digestive enzymes. Microbial fertilizer’s bio-mechanism is creating positive influence upon crops and plants through solubilization of phosphorus, nitrogen fixation, production of plant nutrients and phytohormones, protection from pathogens and recovery from stressful environmental conditions. Functionally, microbial fertilizer enhances crops and plants’ resilience against pests, diseases, and harsh environmental conditions, thus reducing yield loss over time. In addition to providing essential nutrients for crops, it stimulates the growth of roots through chemical substances released by living microorganisms, creating a virtuous cycle of nutrients accumulation that increases crop yields.

Bio-organic Fertilizer — bio-organic fertilizer is a combination of functional microorganisms and organic materials mainly composed of animal and plant residues (such as mixtures of livestock manure and straws). Manufactured through environmental-friendly processes, our product is expected to have the following benefits— high nutrient utilization efficiency, the capability to improve crop yield and quality, and the ability to improve soil’s physical and chemical properties.

Our two products in development must be registered with the PRC Ministry of Agriculture before they can be produced, sold, or advertised. We have applied for the registration of our new fertilizers with the Agriculture Administration of Gansu Province and the Agriculture Administration of Gansu Province has finished its preliminary examination on our microbial fertilizer and the bio-organic fertilizer. We believe that the Agriculture Administration of Gansu Province has submitted our reviewed application to the PRC Ministry of Agriculture in October 2019. It may take about 3 months for the PRC Ministry of Agriculture to complete its final review process. The Company has obtained the Fertilizer Registration Certificate of The People’s Republic of China approved by PRC Ministry of Agriculture on May 19, 2020.

Manufacturing Process

The following is a brief description of the manufacturing process of the Company’s current products.

Our Licorice Products

Gan Di Xin® — Our facilities produce licorice tablets by combining Licorice Extract, hydrochloric acid, and diluted ammonia. The resulting paste-like mixture is then dried and pulverized into fine powder. That powder is then mixed with camphor extract, star anise oil, and betacyclodextrin. The mixture is further stirred, refrigerated, filtered, dried, combined with more ingredients before final granulation, pressure forming and packaging processes.

Qilian Shan® Licorice Extract and Qilian Shan® Licorice Liquid Extract— To make Licorice Extract, we boil and purify a mixture of water and licorice raw materials. We then extract the clear liquid lying above solid licorice residue after precipitation and process the clear liquid into a thick, paste-like solid concentration called Licorice Extract.

To make Licorice Liquid Extract, we first apply heat to a mixture of water and Licorice Extract Power. We then add ethanol to the heated solutions, stir, let stand overnight, and extract the clear liquid lying above solid residue. Such procedures are repeated three times before mixing all the clear liquid that was extracted. After removing the residues and ethanol content in the clear liquid, we then add other chemicals to the clear liquid mixture to ensure that the content of glycyrrhizic acid and alcohol in the clear liquid mixture is in compliance with relevant industry regulations. Our facilities then purify the clear liquid mixture before packaging.

Our Oxytetracycline Products

Qilian Shan® Oxytetracycline Tablets— we mix oxytetracycline and starch evenly, producing a soft material that later goes through granulation and drying procedures. We then add magnesium stearate to the mixture as a “flow agent”, which prevents the ingredients in each individual tablet from sticking to each other. Then we pressure form, sugar-coat and finally package the tablets.

Qilian Shan® Oxytetracycline APIs— we carefully cultivate and reproduce Streptomyces Rimosus under specific conditions. Antibiotic materials are produced and accumulated during this fermentation process. We extract antibiotic materials from the fermentation products. We then purify and refine the extractions before finally formulating and packaging the product.

Our TCMD Product

Ahan® Antibacterial Paste— We produce Ahan Antibacterial Paste by mixing water and various Chinese herbal medicine. We then prepare an herbal decoction by heating, purifying and concentrating the mixture. After emulsification, the final products are packaged.

Our Heparin Product

Heparin Sodium Preparations- We scrape cleaned pigs’ intestines and collect intestinal mucosa. We then heat the intestinal mucosa with water and filter the solution, which is then further processed and dried before packaging.

Our Sausage Casings

Zhu Xiaochang® Sausage Casings – We salt, dry and package scraped clean pigs’ intestines.

Our Fertilizers

Xiongguan® Organic Fertilizer and Xiongguan® Organic-Inorganic Compound Fertilizer— We start with processing and crushing a mixture of compost and chemical materials. We then granulate the crushed composted materials and dry the granulated pellet, use coating machines to add a protection layer on the surface of the pellets and finally package our fertilizer products.

Quality Control and Assurance

In China, each pharmaceutical manufacturer is required to comply with the Good Manufacturing Practice (“GMP”) standards and obtain Pharmaceutical Manufacturing Permits and GMP Certificates granted by the NMPA or its local branches before it engages in any pharmaceutical manufacturing and distribution. GMP standards regulate whole processes and procedures in generating pharmaceutical products to ensure the quality in China.

We are a GMP-certified company and have obtained the Pharmaceutical Manufacturing Permit with the product manufacturing scopes covering our licorice products and oxytetracycline products. We have obtained the National Manufacturing License for Industrial Products that covers the manufacturing of our fertilizer products. The Company has also obtained a Fertilizer Registration Certificate of The People’s Republic of China, which was approved by the PRC Ministry of Agriculture on May 19, 2020. We have obtained the Sanitary License for Manufactures of Disinfectant Products that allows us to manufacture our antibacterial paste. The Chinese authorities currently do not require the Company to obtain specific qualification or licenses for our sausage casings manufacturing. We have well-qualified and trained professional employees for manufacturing and quality control procedures. Our quality control starts with procurement and continues in our manufacturing, packaging, storage capabilities, and cost competitiveness to ensure that all of our products meet the requirements.

Distribution and Marketing of Products

Our Company’s products are sold in more than 20 provinces nationwide to our qualified distributors, dealers and corporate customers. Currently, we have 13 corporate customers buying our heparin product throughout China; we have 15 corporate customers buying our sausage casings throughout China; we have 30 distributors and seven dealers buying our fertilizer products throughout China; we have 31 distributors and two dealers buying our oxytetracycline API throughout China; and we have 86 distributors and one dealer buying our oxytetracycline tablets and licorice products throughout China. A qualified distributor is a merchant with a pharmaceutical business qualification certificate, awarded and authorized by the NMPA. We intend to engage more qualified distributors and dealers in order to strengthen our distribution network.

We understand the importance of branding and packaging. Packed in unique packaging, our products bear distinctive trademarks that help them stand out in the market. Our Company designs packaging for our products and engages third-party manufacturers to produce the packaging.

We conduct marketing activities to publicize and enhance our image and brand name. Our marketing efforts are concentrated on attending national meetings, seminars, symposiums, exhibitions for veterinary healthcare and medical industries and other related industries where we can showcase our brand and products.

Customers

Our customers are consisted of qualified distributors, dealers and corporate customers. We have several large customers with whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the six months ended March 31, 2020, three customers represented approximately 22%, 11%, and 11% of the Company’s sales, respectively. For the year ended September 30, 2019, one of our customers represented approximately 15.3% of the Company’s sales. For the year ended September 30, 2018, three customers represented approximately 18.8%, 14.7% and 13.7% of the Company’s sales, respectively. While we believe that one or more of our major customers could account for a significant portion of our sales for the foreseeable future, we anticipate that our customer base will continue to expand and that we will become less dependent on major customers.

Suppliers; Sources and Availability of Raw Materials

We research, design and manufacture our products at our manufacturing facilities located at Jiuquan City of Gansu Province and Qionglai City of Sichuan Province in China. Our principal raw materials include various chemical and biological materials including, but not limited to, starch, pig intestine, oxalic acid, liquid alkali, liquid ammonia, sodium ferrocyanide, and defoamer agent. None of our current products requires any raw materials that are scarce, and our raw materials in general are readily available from a wide range of local sources. Accordingly, we do not have any continuing or long-term supply agreements with any of these suppliers. We purchase our raw materials from our suppliers on a per purchase order basis. The prices for these raw materials are nevertheless subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

For the six months ended March 31, 2020, one of our suppliers accounted for 13% of the total purchases. For the year ended September 30, 2019, two of our suppliers accounted for 12.9% and 9.5% of the total purchases, respectively. For the year ended September 30, 2018, three of our suppliers accounted for 19.2%, 14.1%, and 9.4% of the total purchases, respectively.

Competition

We have competitors in China that manufacture products similar to ours. These companies sell products similar to ours and some of them may have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of our geographical location in West China, our unique combination of products and our products’ lower prices.

Products	Competitors
Compound Licorice Tablets (a pharmaceutical product that has similar medical efficacy compared to our award winning Gan Di Xin®)	Jiangxi Pharmaceutical Co., Ltd. (the only company in China that manufacture compound licorice tablets)
Oxytetracycline Tablets	Shanxi Datong Tongxing Antibiotics Co., Ltd.; Chifeng Pharmaceutical Co., Ltd.; Hebei Shengxue Dacheng Pharmaceutical Co., Ltd.
Oxytetracycline APIs	Yunnan Baiyao Group Co., Ltd.; Kunming Pharmaceutical Group Co., Ltd.; Hunan Jianlang Pharmaceutical Co., Ltd.; Hainan Pharmaceutical Factory Co., Ltd. No. 2 Pharmaceutical Factory; Anhui Fengyuan Pharmaceutical Co., Ltd.
Licorice Extract and Liquid Extract	Baoji Jinsen Pharmaceutical Co., Ltd.; Xinjiang Tarim Agricultural Comprehensive Development Co., Ltd.; Jiangxi Jin Furong Pharmaceutical Co., Ltd.; Fuzhou Haiwang Jinxiang Chinese Medicine Pharmaceutical Co., Ltd.; Xinjiang Sinopharm Group Co., Ltd.
Organic Fertilizer	Gansu Shikefeng New Fertilizer Co., Ltd.; Beijing Century Arms Biotechnology Co., Ltd.; Ningxia Yipin Biotechnology Co., Ltd.; Shijiazhuang Golden Sun Bio-organic Fertilizer Co., Ltd.; Ningxia Beite Fertilizer Co., Ltd.
Organic-Inorganic Compound Fertilizer	Gansu Shikefeng New Fertilizer Co., Ltd.; Gansu Jinhua Group Corporation; Jinzhengda Ecological Engineering Group Co., Ltd.; Stanley Fertilizer Co., Ltd.; Hubei Xinyangfeng Fertilizer Co., Ltd.
Heparin Sodium Preparations	Chengdu Shenrui Animal Products Co., Ltd.; Guanghan Jinghuang Meat Food Co., Ltd.; Sichuan Xinkang Green Food Co., Ltd.; Yibin Lihao Biotechnology Co., Ltd.
Sausage Casings	Chengdu Shenrui Animal Products Co., Ltd.; Guanghan Jinghuang Meat Food Co., Ltd.; Sichuan Xinkang Green Food Co., Ltd.; Yibin Lihao Biotechnology Co., Ltd.
Chinese Herbal Anti-bacterial Paste	Wuhan Laowantong Biotechnology Co., Ltd.; Wuhan Runhe Biomedical Co., Ltd.; Jiangxi Jiarun Biotechnology Co., Ltd.; Jiangxi Cihetang Biotechnology Co., Ltd.; Jiangxi Jianyuantang Biotechnology Co., Ltd.

Our Competitive Advantages

We believe our principal competitive strengths are as follows:

Recognized Brand Name

With over 50 years of history, “Qilian Shan (祁连山)” is a well-known medical and chemical product brand in China. We have received many awards from government agencies such as the Gansu Province “Specialized New Technology” Enterprise Status granted by Gansu Provincial Industry and Information Technology Commission in November 2017. Please see “Business- Honors, Awards, and Qualifications” for more detailed information regarding the awards we have received in the past years and selective criteria for each award. In addition, our TCMD product have been available in hospitals and drug stores for years and have received positive feedback from our customers over time.

Our fertilizer products enjoy customer loyalty and goodwill because they are designed to significantly increase soil organic matter contents, improve soil physical and chemical properties and enhance soil fertility, thereby increasing crop yields and yield quality. Our fertilizer products have been well received in China for years and individual farmers as well as farm owners have well received them. In addition, as Chinese consumers are becoming better informed and more aware of the environmental impact of consumer products, we have actively cultivated a positive sustainability brand image through our operating subsidiary Qiming which uses oxytetracycline waste materials to produce fertilizer, saving resources, protecting our environment and promoting the sustainable development of the fertilizer industry.

Unique Geographical Location And Beneficial National Policy

Situated in one of the most important cities of the ancient Silk Road, Jiuquan City of Gansu Province, Gansu QLS enjoys unique business and policy advantages bestowed by the Belt and Road Initiative, which is a Chinese government’s international infrastructure development and investment strategy that has a particular focus on Western China. Such advantages include exemptions for land transaction fees, exemptions for newly added construction land users’ fees, exemptions for enterprise income tax, and priorities in using certain public lands. Spearheaded by the Chinese government since President Xi Jinping first announced this initiative in 2013, the Belt and Road Initiative aims to recreate the ancient Silk Road geopolitical economy, reshaping global economic through trading coverage of more than 65 countries, half of the world’s population, and about one-third of global GDP. In addition, Gansu QLS and its operating subsidiaries enjoy high quality, low cost, and abundant local resources due to their locations in remote Western China, which enables them to allocate more financial resources on improving production technologies, advancing research and development, and guaranteeing quality control procedures.

Strong Research And Development Capability

We believe that our research and development capabilities allow us to respond to our customers’ evolving needs. Our research and development team has demonstrated its success in using sophisticated research methods and modern technologies to develop innovative TCMD products that we believe give us certain advantage. We have a strong technical team of 70 highly qualified individuals, amongst whom we have 14 individuals dedicated to the Company’s research and development projects. There are 17 engineers, two senior engineers, and 18 individuals with bachelor’s and advanced degrees in our technical team. Our research and development personnel have successfully developed two innovative TCMD products (Gan Di Xin® and Ahan® Antibacterial Paste), both of which have been fully commercialized. We have received a Pharmaceutical Manufacturing Permit, a Pharmaceutical Good Manufacturing Practices Certificate (“GMP Certificate”) and national drug registration approval from Gansu Provincial Food and Drug Administration for Gan Di Xin®. We have also obtained the Sanitary License for Manufactures of Disinfectant Products for the production of our Ahan® Antibacterial Paste.

High Production Capacity

Our Company has a maximum annual production capacity of 4,000 tons of oxytetracycline APIs, 3 billion oxytetracycline tablets, 1,000 tons of licorice APIs, 5,000 kilograms of heparin sodium, 4 million sausage casings and 100,000 tons of fertilizers. We believe that such production capacity of antibiotic raw materials gives us an advantage over our competitors in China. In addition, we believe that we have the largest fermentation and extraction manufacturing units in the country, which we believe offers a distinctive advantage over our competitors.

Experienced And Accomplished Leadership Team With a Proven Track Record

We have an experienced management team, and a majority of our members possess more than a decade of pharmaceutical, biomedical, chemical and related industry experience. We believe that our leadership team is well-positioned to lead us through development, regulatory approval and commercialization of our future products. Collectively, our management team has extensive experience in R&D, manufacturing and commercialization in Chinese biomedical and chemical industry. Our success in our current products reflects the significant experience that members of our management team have in their respective fields of expertise and their in-depth knowledge in the Chinese biomedical and chemical business.

Honors, Awards, and Qualifications

Honors

Honors	Individual or Entity Honored	Agency	Date
Vice Presiding Entity of Northwestern Natural Herbal Medicine Technology Innovation Strategical Alliance	Gansu QLS	Northwestern Natural Herbal Medicine Technology Innovation Strategical Alliance	August 2010
Vice Presiding Entity for Gansu Province Medical Industry Association	Gansu QLS	Gansu Province Medical Industry Association	May 2013
The 3rd Governing Entity of China Narcotics Association	Gansu GLS	China Association of Narcotic Drugs	October 2014
Vice Presiding Entity for Jiuquan City Environmental Protection Industrial Association	Gansu QLS	Jiuquan City Environmental Protection Industrial Association	March 2015

Awards

Awards	Individual or Entity Awarded	Agency	Date
Gansu Provincial Excellent Engineering Consulting Award (awarded to our CEO)	Zhanchang Xin, our CEO.	Gansu Provincial Development and Reform Commission	August 2010
Gansu Province’s Famous Brand	Gansu QLS	Gansu Famous Brand Strategy Promotion Committee	December 2011
Suzhou District Science and Technology Progress Award	Gansu QLS	Government of Suzhou District, Jiuquan City	August 2012
2013 China Chemical and Pharmaceutical Industry’s Excellent Product Brand (awarded to our Gan Di Xin® product)	Gansu QLS	China Chemical Pharmaceutical Industry Association, China Pharmaceutical Business Association, China Non-Prescription Drug Association, China Pharmaceutical Enterprise Development and Promotion Association	November 2013
Famous Trademark of Gansu Province (awarded to our trademark Qilian Shan®)	Gansu QLS	Gansu Provincial Administration for Industry and Commerce	November 2014
Gansu Province Circular Economy Exemplar Enterprise	Gansu QLS	Gansu Provincial Industry and Information Technology Commission	July 2015
Nationally Recognized Enterprise Technology Center Status, Provincial Level	Gansu QLS	Gansu Provincial Industry and Information Commission, Gansu Provincial Development and Reform Commission, Gansu Provincial Science and Technology Department, Gansu Provincial Finance Department, Gansu Provincial State Taxation Bureau, Gansu Provincial Local Taxation Bureau	December 2015
Famous Trademark of Gansu Province (awarded to our Gan Di Xin® product)	Gansu QLS	Gansu Provincial Administration for Industry and Commerce	December 2015
Excellent Entrepreneur Award (awarded to our CEO)	Zhanchang Xin	China Petroleum and Chemical Industry Committee	July 2016
Gansu Province “Specialized New Technology” Enterprise	Gansu QLS	Gansu Provincial Industry and Information Technology Commission	November 2017
Strategic Emerging Growth Exemplar Enterprise	Gansu QLS	Gansu Provincial Development and Reform Commission	December 2018
Little Giant Enterprise of Chengdu City	Chengdu QLS	Sichuan Provincial Economic and Information Commission, Sichuan Provincial SME Bureau, Chengdu City Economic and Information Commission	December 2018
Petroleum and Chemical Industry “Specialized and Innovative” Small to Medium Enterprises (the “SME”) Award	Gansu QLS	China Petroleum and Chemical Industry Federation and China SME Development Committee	November 2019
Chengdu City’s Unicorn Enterprise Award	Chengdu QLS	Chengdu City Municipal New Economy Commission	June 2019
Sichuan Province “Specialized and Innovative” SME Award	Chengdu QLS	Sichuan Province Economic and Information Technology Commission	March 2020
Sichuan Province “High-growth” SME Award	Chengdu QLS	Sichuan Province Economic and Information Technology Commission	March 2020
Suzhou District “Tax Contribution Award” for 2019	Gansu QLS	Suzhou District Committee and District Government of Jiuquan City	March, 2020
2020 Gansu Provincial Technology Innovation Model Enterprise	Gansu QLS	Gansu Province Industry and Information Technology Commission, Gansu Province Department of Finance	August, 2020

Selective Criteria for the Awards

Gansu Provincial Excellent Engineering Consulting Award (awarded to our CEO Mr. Zhanchang Xin)

The Gansu Provincial Excellent Engineering Consulting Award is awarded by the Gansu Provincial Development and Reform Commission based on the comprehensive evaluation of the engineering consulting achievements accomplished by the applicant and such recognition is only awarded to engineering projects that have reached high level of ingenuity and economic potential within certain industry. Our “Gan Di Xin Industrialization Project” was recognized as such engineering project and Mr. Zhanchang Xin was recognized as having made outstanding contributions to the project during its establishment, implementation and completion stages.

Gansu Province’s Famous Brand

Gansu Province’s Famous Brand is awarded by Gansu Famous Brand Strategy Promotion Committee in accordance with the “Product Quality Law of the People’s Republic of China”, the “Quality Control Guideline of the State Council” and the “Quality Control Implementation Plan of Gansu Province”. In an effort to promote and cultivate excellent local brand of Gansu province, Gansu Famous Brand Strategy Promotion Committee carefully evaluates the applicant’s qualifications based on the following guidelines, which include but not limited to: brand-name strategy, products quality control, market share, customer satisfaction, annual profit and tax contribution, production cost and annual profit, applicant’s technological innovation and product development capabilities, and customer service.

Suzhou District Science and Technology Progress Award

In August 2012, the Company’s project “Research and development of oxalic acid extracted from oxytetracycline raw material production waste liquid” was awarded the first prize of “Science and Technology Progress” by the People’s Government of Suzhou County, Jiuquan City. The award is given by the local people’s government after comprehensive evaluation of our project’s key quantitative and qualitative indicators such as technological innovation, project scale, overall technical difficulties involved, economic benefits conferred, and the promotion of scientific and technological progress in related industrial fields.

2013 China Chemical and Pharmaceutical Industry’s Excellent Product Brand (awarded to our Gan Di Xin®)

The Company’s product, Gan Di Xin®, was awarded “2013 China Chemical and Pharmaceutical Industry’s Excellent Product Brand” after a joint review process conducted by the China Chemical Pharmaceutical Industry Association, the China Pharmaceutical Business Association, and the China Pharmaceutical Enterprise Development Promotion Association. The review process was based on the following qualifications, which include but are not limited to, the Company’s R&D capabilities, marketing capabilities, technological innovation, and production scale.

Famous Trademark of Gansu Province (awarded to our trademark Qilian Shan®)

According to the “Trademark Law of the People’s Republic of China”, the “Regulations on the Implementation of the Trademark Law of the People’s Republic of China” and other laws and administrative regulations, the Gansu Provincial Administration for Industry and Commerce is authorized to award the “Famous Trademark of Gansu Province” title to eligible applicants based on the following qualifications, which include but not limited to: whether the trademark is publicly recognized and legally owned by the applicant, whether the trademark has high reputation/credibility and is well-known to the general public, whether the product behind the trademark is of superior quality than its competitors, and whether the customer service is satisfactory. The Gansu Provincial Administration for Industry and Commerce also evaluate the applicant’s key business indicators such as sales volume, local tax contribution, and annual profit increase in the past three years.

Gansu Province Circular Economy Exemplar Enterprise

According to the “Management Measures for the Identification and Assessment of Key Enterprises in Strategic Emerging Industries in Gansu Province” provided by the Provincial Development and Reform Commission, the Commission has the authority to award the Strategic Emerging Growth Exemplar Enterprise status to local enterprises with the following qualifications, which include but not limited to: well-known brand name within certain industry, high business growth, high contribution to local tax revenue, market competitiveness, and future development potential.

Nationally Recognized Enterprise Technology Center Status, Provincial Level

According to the “Gansu Provincial Level Nationally Recognized Enterprise Technology Center Recognition Measures”, Gansu Provincial Department of Industry and Information Technology, together with Gansu Provincial Development and Reform Commission, Gansu Provincial Department of Finance, State Taxation Bureau, and Gansu Provincial Taxation Bureau commissioned certain third-party institutions to conduct a comprehensive review of the applicant’s qualifications based on the following criteria, which include but not limited to: annual sales revenue, net profit, capitalization, production scales, competitive strength such as technological innovation, research and development capabilities, and ownership of intellectual property rights.

Famous Trademark of Gansu Province (awarded to our Gan Di Xin®)

According to the “Trademark Law of the People’s Republic of China”, the “Regulations on the Implementation of the Trademark Law of the People’s Republic of China” and other laws and administrative regulations, the Gansu Provincial Administration for Industry and Commerce is authorized to award the “Famous Trademark of Gansu Province” title to eligible applicants based on the following qualifications, which include but not limited to: whether the trademark is publicly recognized and legally owned by the applicant, whether the trademark has high reputation/credibility and is well-known to the general public, whether the product behind the trademark is of superior quality than its competitors, and whether the customer service is satisfactory. The Gansu Provincial Administration for Industry and Commerce also evaluate the applicant’s key business indicators such as sales volume, local tax contribution, and annual profit increase in the past three years.

Excellent Entrepreneur Award (awarded to our CEO, Mr. Zhanchang Xin)

China National Petroleum Corporation and China Chemical Industry Federation jointly reviewed the qualification of Mr. Zhanchang Xin based on the following standards, which include but not limited to: the Company’s R&D capacity, the Company’s annual profit increase in the past five years, the Company’s major products, and the Company’s local and national tax contributions.

Gansu Province “Specialized New Technology” Enterprise

According to the “Guiding Opinions on Promoting the Development of Specialized New Technology Enterprises” and “Plans on Promoting the Development of Small and Medium-sized Enterprises” provided by the Ministry of Industry and Information Technology, the Gansu Provincial Department of Industry and Information Technology has the authority to award the “Specialized New Technology Enterprise” status to enterprises with the following qualifications, which include but not limited to: good operating status, complete and organized financial management system, high-tech industrial products encouraged by the local and central governments, high average annual growth rate of net profit (no less than 10%), low asset-liability ratio (less than 70%), high level of proficiency in business operation and management, high R&D capacity, high product quality, safe manufacturing environment, high financial credit, and high social credit.

Strategic Emerging Growth Exemplar Enterprise

According to the “Management Measures for the Identification and Assessment of Key Enterprises in Strategic Emerging Industries in Gansu Province” provided by the Provincial Development and Reform Commission, the Commission has the authority to award the Strategic Emerging Growth Exemplar Enterprise status to local enterprises with the following qualifications, which include but not limited to: well-known brand name within certain industry, high business growth, high contribution to local tax revenue, market competitiveness, and future development potential.

Little Giant Enterprise of Chengdu City Award

According to the “Notice for Carrying out the Cultivation of High-Growth SMEs and Small Giant Enterprises in 2018” (Enterprise Division of Sichuan Provincial Economic and Information Commission [2018] No. 136) issued by the Sichuan Provincial Economic and Information Commission and Sichuan Provincial SME Bureau, the Chengdu City Economic and Information Commission is authorized to award the “Little Giant Enterprise of Chengdu City” Award according to the following qualifications, which include but not limited to: sizes of the applicants’ manufacturing capabilities, annual profits, tax contributions, and annual business income.

Petroleum and Chemical Industry “Specialized and Innovative” Small to Medium Enterprises (the “SME”) Award

According to the “Measures for the Recognition of Petroleum and Chemical Industry “Specialized and Innovative” SMEs Award” and “Opinions on Promoting the Healthy Development of SMEs” issued by the General Office of the CPC Central Committee and General Office of the State Council, the China Petroleum and Chemical Industry Federation and China SME Development Committee are authorized to award Petroleum and Chemical Industry “Specialized and Innovative” SME Enterprises Award according to the following qualifications, which include but not limited to: well-known brand name within petroleum and chemical industry, strong R&D capacities, specialization and expertise in certain market segments, market competitiveness, ownership of certain highly competitive IPs, and management efficiencies.

Chengdu City’s Unicorn Enterprise Award

According to the "Notice of the Chengdu City Municipal New Economy Committee on Cultivating New Economic Enterprise 2018" (Chengdu City Municipal New Economy Development Committee [2018] No. 247) issued by the Chengdu City Municipal New Economy Committee, the Chengdu City Municipal New Economy Committee, with the help of qualified industrial experts and financial experts, is authorized to award the “Chengdu City’s Unicorn Enterprise”. Such award is based on, without limitation, investment qualifications, market capital estimation, and annual net income.

Sichuan Province “Specialized and Innovative” SME Award

According to the "Proposal on Cultivating Specialized and Innovative SMEs” and the “Notice on Carrying Out the Proposal of Cultivating Specialized and Innovative SMEs”, Sichuan Province Economic and Information Technology Commission is authorized to award the Sichuan Province “Specialized and Innovative” SME Award according to the following qualifications, which include but are not limited to: annual business income, annual profits, tax contributions, accounting credibility, social credits, and bank credits.

Sichuan Province “High-growth” SME Award

Sichuan Province Economic and Information Technology Commission is authorized to award the Sichuan Province “High-growth” SME Award based on the applicant’s annual business income in the past two years.

Suzhou District “Tax Contribution Award” for 2019

Suzhou District Committee and District Government of Jiuquan City are authorized to award the Suzhou District “Tax Contribution Award” for 2019 based on the applicant’s overall tax contributions in 2019.

2020 Gansu Provincial Technology Innovation Model Enterprise

Gansu Province Industry and Information Technology Commission and Gansu Province Department of Finance are authorized to award “2020 Gansu Provincial Technology Innovation Model Enterprise” based on the applicant’s annual business income, contribution to innovation evidenced by commercial application, credit worthiness, production scales, and others.

Qualifications

Qualifications	Individual or Entity Qualified	Agency	Date
GMP Certificate for our Oxytetracycline Products	Gansu QLS	Gansu Provincial Food and Drug Administration	March 2015
GMP Certificate for our Licorice Products	Gansu QLS	Gansu Provincial Food and Drug Administration	August 2015
National Permit for Industrial Products Manufacturers	Qiming	Gansu Provincial Bureau of Quality and Technical Supervision	January 2018
Production Permit for Disinfection Product Manufacturers	Ahan	Gansu Provincial Health and Family Planning Commission	June 2017
China’s High-tech Enterprise Certificate	Gansu QLS	Gansu Provincial Department of Science and Technology, Gansu Provincial Department of Finance, Gansu Provincial Department of Taxation, Gansu Provincial Local Taxation Bureau	November 2017
Pollutant Discharge Permits	Gansu QLS	Jiuquan City Environmental Protection Bureau	December 2017
Gansu Province Fertilizer Official Registration Certificate	Qiming	Gansu Provincial Agriculture and Animal Husbandry	December 2017
Pharmaceutical Production License	Gansu QLS	Gansu Provincial Food and Drug Administration	August 2018

Regulations, Certificates and Permits

All pharmaceutical manufacturers, including TCMD and API manufacturers, must obtain pharmaceutical manufacturing permits from the NMPA’s relevant provincial branch. This permit is valid for five years and is renewable for an additional five-year period upon its expiration. Our current pharmaceutical manufacturing permit, issued by the CFDA, will expire on February 17, 2021. We will file a renewal request six months before the expiration date. In general, as long as a business entity operates legally and in good standing, its renewal request will be approved. As of the date of this prospectus, we are actively preparing the required application materials for the renewal request, which we expect to file near the end of August 2020.

Good Manufacturing Practice (“GMP”) Standard — A pharmaceutical manufacturer must meet the GMP standards for each of its production facilities in China for each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration. If a manufacturer meets the GMP standards, the NMPA will issue to the manufacturer a GMP certificate with a five-year validity period. The New GMP Standards became effective on March 1, 2011 and pharmaceutical manufacturers (except manufacturers of injectables, blood products or vaccines, which have a three-year grace period) had a five-year grace period to upgrade existing facilities to comply with the new standards.

We have obtained all necessary GMP certificates for our manufacturing facilities to produce our products. The latest amended Drug Administration Law took effect on December 1, 2019 and has vacated the GMP certificate requirements for pharmaceutical companies. The current amended Drug Administration Law does not otherwise impose new regulatory requirements for pharmaceutical manufacturers and we do not need to renew our current GMP certificates. See “Regulations-GMP Certificates”.

In China, Category I Fertilizers are those fertilizers that have been used for many years domestically and have been established with national or industrial product executive standard. Category I Fertilizers are exempted from registration. These fertilizers include a vast majority of traditional chemical fertilizers such as ammonia sulfate, urea, calcium cyanimide, ammonium phosphate (mono and di), phosphor nitrate, superphosphate, potassium chloride, potassium sulfate and many others. Category II Fertilizers need to be registered with provincial agricultural department, which include: compound fertilizer; formula fertilizer (no foliar fertilizer), refined organic fertilizer and soil acid regulating agents. Fertilizers that do not fit in the above mentioned two categories should be registered with the Ministry of Agriculture of the People’s Republic of China, or the MoA.

Our Xiongguan® Organic-Inorganic Compound Fertilizer is a Category I fertilizer and our Xiongguan® Organic Fertilizer is a Category II fertilizer. We have obtained Gansu Province Fertilizer Official Registration Certificates on January 1, 2018, which are valid until December 2022, and National Manufacturing License for Industrial Products on August 5, 2016, which is valid until September 2021. We have also obtained a Fertilizer Registration Certificate of The People’s Republic of China, which was approved by the PRC Ministry of Agriculture on May 19, 2020 and valid until May 2025. The certificates and license enable us to legally manufacture our fertilizer products.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. We do not rely on third-party licenses of intellectual property for use in our business.

Through Gansu QLS, we currently hold ten Chinese patents. Gansu QLS’s current Chinese issued patents expire at various times from 2026 through 2027. Gansu QLS currently has two Chinese patent applications pending. Ahan currently has one Chinese patent application pending. Qiming currently has three Chinese patent applications pending. We have exclusive rights to utilize the processes issued patent rights within the valid term. As for other products of us and the related manufacturing processes, since the technology information has been published to public domain by national or local product standard, we are able to utilize such technology information without need to obtain any patent license. And we do not violate existing patent rights of any other party.

The following table sets forth a brief description of the Company’s issued Chinese patents, including their respective publication numbers, application filing date, issue date, expiration date and title.

Patent Number	File Date	Issue Date	Expiration Date*	Title	Status
ZL 200410030776.4	2004.04.09	2006.10.25	2026.10.25	Purification, thin-film coating and inclusion technology for the manufacturing of Gan Di Xin®.	Effective
ZL 201521133480.5	2015.12.30	2016.06.22	2026.06.22	A dust removal process.	Effective
ZL 201521133504.7	2015.12.30	2016.08.24	2026.08.24	A device for processing oxytetracycline residue.	Effective
ZL 201521129906.X	2015.12.30	2016.06.29	2026.06.29	A treatment system for waste-water residues.	Effective
ZL 201521133522.5	2015.12.30	2016.08.10	2026.08.10	Double-effect concentrator.	Effective
ZL 201621459387.8	2016.12.28	2017.07.07	2027.07.07	A new type of oxytetracycline fermenter.	Effective
ZL 201621454988.X	2016.12.28	2017.07.07	2027.07.07	A traditional Chinese medicine extracting device for ulcerative colitis treatments.	Effective
ZL 201621464545.9	2016.12.28	2017.08.25	2027.08.25	An insecticide spraying device for vegetables.	Effective
201822114750.8**	2018.12.17	2019.12.06	2028.12.16	An oxytetracycline residue neutralizer.	Effective
201822114757.x**	2018.12.17	2019.12.06	2028.12.16	An oxytetracycline crystallization mother liquor retriever.	Effective
ZL 201920537937.0	2019.04.19	2020.03.10	2029.4.19	A Chinese medicine extraction device	Effective
ZL 201920726585.3	2019.5.12	2020.03.10	2029.5.21	A medicine grinding machine	Effective
ZL 201921243962.4**	2019.8.2	2020.4.14	2029.8.2	An air dying system for oxytetracycline production	Effective
ZL 201921244754.6**	2019.8.2	2020.4.14	2029.8.2	A dryer for organic fertilizers production	Effective
201810214947.0	2018.03.15			A production process of traditional Chinese herb based antibacterial cream.	PENDING
201822121674.3	2018.12.18			A sterilization filter for oxytetracycline fermentation liquid.	PENDING
201910713025.9	2019.8.2			Processing technology for bio-organic fertilizer.	PENDING
201910713063.4	2019.8.2			Processing technology for potassium humate flush fertilizers	PENDING
201910712340.X	2019.8.2			Processing technology for sunflower organic fertilizers.	PENDING
201921244766.9	2019.8.2			A filter for producing liquor rice extract.	PENDING

*Patent expiration dates are routinely subject to dispute in patent infringement actions. No assurance can be given that third parties infringing our patents will not dispute the expiration dates of our patents or that we will be successful in defending against such disputes.

** Utility model patents

Through Gansu QLS, we currently have nine Chinese trademarks. Gansu QLS’s current Chinese issued trademarks expire at various times from 2020 through 2028. Gansu QLS currently does not have any Chinese trademarks applications pending.

Trademark Number	Issue Date	Expiration Date*	Trademark Title
6084468	2010.02.14	2020.02.13	祁连山 (Qilian Shan)**
3792776	2006.03.14	2026.03.13	甘帝欣 (Gan Di Xin)
13679211	2015.03.07	2025.03.06	沙门果 (Shamen Guo)
13679213	2015.03.07	2025.03.06	甘帝康 (Gan Di Kang)
13679212	2015.03.07	2025.03.06	阿含 (Ahan)
22534753	2018.04.07	2028.04.06	阿含斋 (Ahan Zhai)
20810590	2017.09.21	2027.09.20	陌上发 (Moshangfa)
10336012	2013.02.28	2023.02.27	雄关 (Xiongguan)
27770670	2018.11.14	2028.11.13	猪小常 (Zhuxiaochang)

*Trademark expiration dates are routinely subject to dispute in trademark infringement actions. No assurance can be given that third parties infringing our trademark will not dispute the expiration dates of our trademarks or that we will be successful in defending against such disputes.

** The Company submitted a trademark renewal request for 祁连山 (Qilian Shan) to the China National Intellectual Property Administration (“CNIPA”) in July 2019. On February 14, 2020, the CNIP approved the renewal request for 祁连山 (Qilian Shan) and the Company obtained a registration certificate for the renewal of such trademark.

Research and Development

Our Company established a research and development department in 2015, with its Nationally Recognized Enterprise Technology Center status assessed and approved by the Gansu Provincial Industry and Information Commission, the Gansu Provincial Development and Reform Commission, the Gansu Provincial Science and Technology Department, Gansu Provincial Finance Department, the Gansu Provincial State Taxation Bureau, and the Gansu Provincial Local Taxation Bureau in December 2015. The Nationally Recognized Enterprise Technology Center status is a competitive honor awarded by Chinese government agencies, such recognition reflects the Company’s comprehensive strength in technological innovation and robust research and development (“R&D”) activities. After years of continued development, our R&D department has become the core of the Company’s technological innovation efforts, dramatically improving the Company’s R&D capabilities, enhancing the Company’s industry competitiveness, and, we believe, improving the Company’s overall business outlook.

R&D Achievements

Our research and development activities are project based and the number of projects we work on varies annually. As of April 8, 2020, we had 14 research and development professionals, three of whom have advanced degrees in Medicine and Traditional Medicine. The Director of our R&D department, Mr. Zhanchang Xin, is also the chairman and legal representative of Gansu QLS. Under Mr. Zhanchang Xin’s leadership, our R&D department contributed to the following recent accomplishments:

In the beginning of October 2016, Ahan established a TCMD research project borrowing ideas from medicines of Chinese Dai ethnicities. This research project created our innovative Ahan® antibacterial paste for the treatment of psoriasis, neurodermatitis and other skin ailments. The Company has completed all necessary filing procedure as required by PRC laws and the Ahan® Antibacterial Paste has been on the Chinese market since November 2017. We have filed a patent application on March 15, 2018 under patent number 201810214947.0, and the application is currently in the stage of substantive examination as of the date of this prospectus.

Gansu QLS has invested approximately RMB 1,000,000 for its mutational breeding experiment of oxytetracycline-producing bacteria. Currently, the Company has selected and bred superior strains and has successfully increased the average fermentation unit of oxytetracycline from 32000 U/ml to 35000 U/ml and beyond, thereby greatly improving our oxytetracycline product yield while reducing our production cost.

R&D Development Plan

The Company intends to continue focusing on R&D to improve the quality of its products. The Company also intends to develop new products and exploit unmet market demand in the near future.

With the aid of advanced production technology and manufacturing facilities, our production capacity of oxytetracycline has reached its industrial upper limit. After thorough research and investigation, our R&D department has concluded that only through improving the quality of oxytetracycline strains can we lead to industrial break-through of oxytetracycline production capacity.

Regarding our fertilizer, our operating subsidiary Qiming will continue utilizing its advantage of abundant local raw material sources and expect to develop liquid-flushing fertilizer, crops fertilizer and pharmaceutical fertilizer that fulfills the agricultural production demands of various crops.

Our R&D department will further develop our Ahan® antibacterial paste to suit different skin types of our customers and appeal to customers from different ethnic and cultural regions in China. In addition, we will create more products so as to provide our customers with more choices. Pursuant to the Regulations on Sanitary and Safety Evaluation of Disinfectant Products issued by the National Health and Family Planning Committee on June 27, 2014, the Company shall file the sanitary and safety evaluation reports of its modified Ahan® antibacterial paste to the provincial health administrative branch before such product can be introduced to the Chinese market. The local authorities shall publish the filing information excluding commercial secrets. The Company’s filing procedures do not involve approval from the relevant authorities, and enterprises are not required to obtain any certificate in order to complete the filing procedure. We have completed the required filing process for our current version of Ahan® antibacterial paste in May 2017. We will also update the sanitary and safety evaluation report and file the updated report to the competent authorities for any modified Ahan antibacterial paste in the future.

Employees

We had 279 employees in total as of August 21, 2020. There are 216 employees in Gansu QLS, 19 employees in Qiming, and 44 employees in Chengdu QLS and they work in the following capacities: management, administration, supplement, production, quality control, R&D, strain cultivation, chemical residue cleaning, ingredient combination, disinfection, tablet making, drug preparation, packaging, equipment operator, plate framing, boiler management, bottle making, biochemistry monitoring, powder making, crystalizing, decolorization, docking, product loading, facility repair, air compressor management, water pump management, water treatment, plumbing, welding, hygiene, intestine cleaning, salting, salt disintegration, vehicle management and financial management.

As of August 21, 2020, our employees were located in Jiuquan City and Qionglai City, China.

The following table sets forth a breakdown of employees by activity in Jiuquan City and Qionlai City for Gansu QLS, Qiming and Chengdu QLS as of August 21, 2020:

Gansu QLS	Number of Employees
General Management	20
Manufacturing Management	5
Facility Management	5
Financial Management	5
Warehouse Management	3
Operators	98
Assay and Quality Control Department	15
Logistics Department	6
Laboratory and Facilities	47
Facility Maintenance	6
Sales Department	5
Procurement	1
Total	216
Qiming	Number of Employees
General Management	4
Sales Department	1
Statistics	1
Drivers	4
Facility Management	1
Operators	8
Total	19

Chengdu QLS	Number of Employees
General Management	9
Financial Department	2
Warehouse Management	2
Assay and Quality Control Department	4
Operators	26
Driver	1
Total	44

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As of the date of this prospectus, we have failed to make full contributions to social insurance and housing funds for part of our employees. Please see “Risk Factor - We are not in compliance with the PRC’s regulations to employee’s social insurance and housing funds, and as a result, Gansu QLS and Chengdu QLS may be subject to penalties if we are not able to mediate the non-compliance.” This failure does not constitute any breach of our VIE agreements, nor will it affect the validity of out VIE agreements.

We believe that we maintain a good working relationship with our employees, and we are not in the process of any labor disputes.

Properties

We own our principal executive office, which is located at Jiuquan Economic and Technological Development Zone (formerly named No. 2 Dadeli Road, Nanjiao Industrial Park), Jiuquan City, Gansu, China. We use our principal executive office not only for corporate and administrative purposes, but also for manufacturing our oxytetracycline products and licorice TCMD products.

The Company also currently owns the following land use rights and properties for its operations:

Land Use Right Holder	Address	Legal Use	Area in Square Meters	Terms of Use
Gansu Qilianshan Pharmaceutical Co., Ltd.	No. 71, Jiujindong Road, Suzhou, Jiuquan, Gansu	Industrial	40456.33	Until June 28, 2057
Gansu Qilianshan Pharmaceutical Co., Ltd.	No. 71, Jiujindong Road, Suzhou, Jiuquan, Gansu	Industrial	29519.37	June 28, 2057
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	30610.14	Until January 7, 2043
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	24464.59	Until January 7, 2043
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	61972.6	Until January 7, 2043
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu	Industrial	14008.00	Until January 1, 2059

Property Title Holder	Address	Legal Use	Area in Square Meters
Gansu Qilianshan Pharmaceutical Co., Ltd.	No. 71, Jiujin East Road, Suzhou District, Jiuquan City, Gansu	Industrial	20243.26
Gansu Qilianshan Pharmaceutical Co., Ltd.	No. 71, Jiujin East Road, Suzhou District, Jiuquan City, Gansu	Industrial	11836.27
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	1669.33
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	63.44
Gansu Qilianshan Pharmaceutical Co., Ltd.	No.2, Da Deli Road, Industrial Park, Jiuquan, Gansu	Industrial	9845.25
Chengdu Qilianshan Biotechnology Co.,Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu*	Industrial	1082.84
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu*	Industrial	664.08
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu*	Industrial	168.34
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu*	Industrial	738.09
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong* Lai City, Chengdu	Industrial	40.77
Chengdu Qilianshan Biotechnology Co., Ltd.	No. 8, Yujian Road, Linqiong Town Industrial Park, Qiong Lai City, Chengdu*	Industrial	1130.03

* Chengdu Qilianshan Biotechnology Co., Ltd. obtained its current property from judicial auctions. It has yet to receive a property ownership certificate for this property. Chengdu Qilianshan Biotechnology Co., Ltd. can still legally use this property even without a property ownership certificate.

In addition, the Company’s operating subsidiaries in China currently lease four properties as office space and employee dormitories.

Chengdu QLS currently leases from Sichuan Lianjia Real Estate Brokerage Co., Ltd., on an arm’s length basis, for an office space of approximately 78 square meters at No. 180, Building 6, No. 126 of Guanghua West 3rd Road, Qingyang District, Chengdu, Sichuan Province, China under a lease that expires on December 1, 2020 and can be renewed subject to mutual agreements by both parties.

Chengdu QLS also currently leases from Chengdu Dingsheng Jiaye Real Estate Brokerage Co., Ltd., on an arm’s length basis, for a dormitory of approximately 60 square meters at No. P02, Building P, No. 78 of Guanghua East 4th Road, Qingyang District, Chengdu, Sichuan Province, China under a lease that expires on October 18, 2020 and can be renewed subject to mutual agreements by both parties.

Gansu QLS currently leases from Ms. Kunqiong Zeng, on an arm’s length basis, for a dormitory of approximately 79 square meters at No. 1506, Unit 1, Building 8, No. 383 of Chengfei Avenue South Section, Qingyang District, Chengdu, Sichuan Province, China under a lease that expires on October 30, 2020 and can be renewed subject to mutual agreements by both parties.

Gansu QLS also currently leases from Ms. Jing Zhou, on an arm’s length basis, for a dormitory of approximately 84 square meters at No. 505, 5th Floor, Unit 1, Building 3, No. 30 of Guanghua West 3rd Road, Qingyang District, Chengdu, Sichuan Province, China under a lease that expires on November 9, 2020 and can be renewed subject to mutual agreements by both parties.

We believe that our current facilities are adequate and suitable for our operations.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

This section sets forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

PRC Laws and Regulations on Pharmaceutical Manufacture

General Regulations Relating to Pharmaceutical Industry

The pharmaceutical industry in China is highly regulated. We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Market Regulation (“SAMR”), the National Medical Products Administration (“NMPA”), the Ministry of Industry and Information Technology (“MIIT”), and their respective local offices.

As a developer and producer of medicinal products, we are mainly subject to regulation and oversight by the NMPA and its provincial and local branches. These regulations set forth detailed rules with respect to pharmaceutical companies in China. The Drug Administration Law of the PRC, or the Drug Administration Law, which was first promulgated in 1984 and last amended on August 26, 2019, provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and covers the manufacturing, distribution, packaging, pricing and advertising of pharmaceutical products. We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Pharmaceutical Marketing Permit Holders

The last amended version of the Drug Administration Law, which was promulgated on August 26, 2019 and took effect on December 1, 2019, adopts the drug marketing authorization holder system and further tightens and expands supervision of drugs to cover the entire processes, including the research and development, production, sale, use and management processes of drugs. Pharmaceutical marketing permit holders shall mean enterprises or pharmaceutical research and development institutes which have obtained a pharmaceutical registration certificate. Pharmaceutical marketing permit holders shall be liable for non-clinical study, clinical trial, manufacturing and business operation, post-market launch study, monitoring, reporting and handling of adverse reactions of the pharmaceuticals. Pharmaceutical marketing permit holders may engage in pharmaceutical manufacturing on their own, and may entrust a pharmaceutical manufacturing enterprise to manufacture. Pharmaceutical marketing permit holders engaging in manufacturing pharmaceutical on their own shall obtain a pharmaceutical manufacturing permit; for entrusted manufacturing, the pharmaceutical marketing permit holder shall entrust a qualified pharmaceutical manufacturing enterprise. The pharmaceutical marketing permit holder and the entrusted manufacturing enterprise shall enter into an entrustment agreement and a quality agreement, and strictly perform the obligations agreed in the agreements. Pharmaceutical marketing permit holders may sell on their own the pharmaceuticals for which they have obtained a pharmaceutical registration certificate, or entrust a pharmaceutical business enterprise to sell. Pharmaceutical marketing permit holders engaging in pharmaceutical retail activities shall obtain a pharmaceutical business permit.

Pharmaceutical Manufacturing Permit

According to the Drug Administration Law and the Implementation Rules, no pharmaceutical products can be produced in the PRC without a Pharmaceutical Manufacturing Permit. A local pharmaceutical manufacturer must obtain a Pharmaceutical Manufacturing Permit from one of the NMPA’s provincial level branches in order to commence production of pharmaceutical products. Prior to granting such license, the relevant government authority will inspect the manufacturer’s production facilities, and decide whether the sanitary conditions, quality assurance system, management structure and manufacturing equipment have met the standards and criteria. Among other things, such a permit sets forth the permit number, the name, legal representative and registered address of the enterprise, the site and scope of production, issuing institution, date of issuance and effective period.

Each Pharmaceutical Manufacturing Permit issued to a pharmaceutical manufacturing enterprise is effective for a period of five years. Any enterprise holding a Pharmaceutical Manufacturing Permit is subject to review by the relevant regulatory authorities on an annual basis. Such enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to re-assessment by the issuing authorities in accordance with the then effective legal and regulatory requirements for the purposes of such renewal.

Our PRC entity Gansu QLS has obtained a Pharmaceutical Manufacturing Permit, which expires on February 17, 2021 and allows us to sell all types of pharmaceutical products we are currently selling. We will file a renewal request six months before the expiration date. In general, as long as a business entity operates legally and in good standing, its renewal request will be approved.

GMP Certificates

A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards, or GMP standards, for each factor that influence the quality of drugs, in respect of each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration. If a manufacturer meets the GMP standards, the NMPA will issue to the manufacturer a Good Manufacturing Practice certificate, or a GMP certificate, with a five-year validity period. However, for a newly-established pharmaceutical manufacturer that meets the GMP standards, the NMPA will issue a GMP certificate with only a one-year validity period. The New GMP Standards became effective on March 1, 2011 and pharmaceutical manufacturers (except manufacturers of injectables, blood products or vaccines, which have a three-year grace period) have a five-year grace period to upgrade existing facilities to comply with the revisions. The latest amended Drug Administration Law took effect on December 1, 2019, and has vacated the GMP certificate requirements for pharmaceutical companies. The current amended Drug Administration Law does not otherwise impose new regulatory requirements for pharmaceutical manufacturers.

Gansu QLS obtained the GMP certificates for its quality management system in respect of scope of oxytetracycline products, which is valid until March 1, 2020 and in respect of scope of tablets extract and fluid extract, which is valid until August 19, 2020. As the latest amended Drug Administration Law has vacated the GMP certificate requirements for pharmaceutical companies, we do not need to renew our current GMP certificates.

Registration and Approval of Medicine

Pursuant to the PRC Provisions for Drug Registration, a medicine must be registered and approved by the NMPA before it can be manufactured and sold. The registration and approval process requires the manufacturer to submit to the NMPA a registration application containing detailed information concerning the efficacy and quality of the medicine and the manufacturing process and the production facilities the manufacturer expects to use. This process generally takes two to five years and could be longer, depending on the nature of the medicine under review, the quality of the data provided and the workload of the NMPA.

The valid term of a drug approval number is five years. To continue its drug production, the applicant shall submit a re-registration application six months prior to the expiry date. When making re-registration of a drug, the relevant data shall be submitted according to the provisions of the NMPA. If no application for the re-registration of a drug is made upon expiration of the valid term, or the application fails to comply with the provisions on re-registration of the NMPA upon review, the drug approval number shall be withdrawn.

Our variable interest entity, Gansu QLS has obtained the approval numbers for its products and completed the re-registration procedures to ensure each approval number is valid.

National Drug Standard

The national drug standards in China include the Chinese Pharmacopoeia, drug registration standard, and other drug standards published by the NMPA, of which the contents consist of technical requirements, testing methods and manufacturing processes, etc. Pharmaceutical manufacturers shall be subject to the drug registration standard, which refers to the specified specifications of the applied drug approved by the NMPA and shall not be lower than those required by the Chinese Pharmacopoeia.

The Chinese Pharmacopoeia (Latest Version 2015) became effective on December 1, 2015 and has been codified into law with the purpose of providing clear guidance on the pharmaceutical products manufacturing process. The Chinese Pharmacopoeia applies to all aspects of the pharmaceutical products manufacturing process including research and development, production (import), management, use and supervision of pharmaceutical products. It provides standard language that can be used by pharmaceutical companies to draft description, identification, processing, assay, property and flavor, meridian tropism, actions, indications, storage, administration and dosage, precautions and warnings of pharmaceutical products.

Our pharmaceutical products have been issued approval numbers and completed registration procedures, which certifies that our pharmaceutical products comply with the national drug standards.

Continuing NMPA Regulation

Pharmaceutical manufacturers in China are subject to continuing regulation by the NMPA. If the labeling or manufacturing process of an approved medicine is significantly modified, a new pre-market approval or pre-market approval supplement will be required by the NMPA. Pursuant to the Drug Administration Law, we should also be subject to periodic inspection and safety monitoring by the NMPA to determine compliance with regulatory requirements.

If the NMPA approves a medicine, it will issue a new medicine certificate to the manufacturer and impose a monitoring period not more than five years. During the monitoring period, the NMPA will monitor the safety of the new medicine, and will neither accept new medicine certificate applications for an identical medicine by another pharmaceutical company, nor approve the production or import of an identical medicine by other pharmaceutical companies. As a result of these regulations, the holder of a new medicine certificate has the exclusive right to manufacture the new medicine during the monitoring period.

The NMPA has a variety of enforcement actions available to enforce its regulations and rules, including fines and injunctions, recall or seizure of products, the imposition of operating restrictions, partial suspension or complete shutdown of production and criminal prosecution.

PRC Laws and Regulations on Pharmaceutical Product Packages

Insert Sheet and Labels of Products

According to the Provisions for the Administration of the Insert Sheets and Labels of Drugs, which became effective on June 1, 2006, the insert sheets and labels of drugs should be reviewed and approved by the NMPA. A drug insert sheet should include the scientific data, conclusions and information concerning drug safety and efficacy in order to direct the safe and rational use of drugs. The inner label of a drug should bear information such as the drug’s name, indication and function, strength, dose and usage, production date, batch number, expiration date and drug manufacturer; and the outer label of a drug should indicate information such as the drug’s name, ingredients, description, indication or function, strength, dose and usage and adverse event. As our pharmaceutical products have been issued approval numbers and completed registration procedures, the insert sheets and labels of our pharmaceutical products have been reviewed and approved.

Use of Pharmaceutical Product Packages

Pharmaceutical products packages must, in accordance with applicable regulations, be labeled and have an instruction booklet attached to them. The name of the drug, its ingredients, specifications, the manufacturing enterprise, approval number, product batch number, date of production, expiry date, suitability for symptoms or main function, methods of use, dosage, contraindications, side-effects and points to note must be clearly indicated on the label or in the instruction booklet. The labels of narcotic drugs, psychotropic drugs, poisonous drugs, radioactive drugs, drugs for external use only and non-prescription drugs must bear the prescribed mark. Drug packaging must comply with the national and professional standards. If no national or professional standards are available, an enterprise can formulate its own standards and put into implementation after obtaining the approval of the food and drug administration bureau at provincial level. Such enterprise must reapply with the relevant authorities if it needs to change its own packaging standards. Pharmaceuticals that have not developed or received approval for, packing standards must not be sold or traded its drugs in China (except for drugs for the military).

Currently, all of our marketed products meet the packaging requirements.

Drug Packaging Manufacturing

On June 18, 2004, the Ministry of Health promulgated the Administration Rules for Packaging Material and Containers Directly Contacting Drugs, which stipulates that enterprises producing packaging material and containers directly containing drugs shall apply for registration after completion of trial work and re-registration 6 months before the expiration of the registration certificate.

Our PRC entity Qiming has registered for the drug containers it produces and obtained the re-registration certificate.

PRC Laws and Regulations on Advertising of Drug Products

Pursuant to the Measures for the Examination of Drug Advertisements , which came into effect in 2007 and was amended on December 21, 2018, an enterprise seeking to advertise its drugs must apply for an advertisement approval code. The valid term of an advertisement approval code for pharmaceuticals is one year. The content of an approved advertisement may not be altered without prior approval. Where any alteration to the advertisement is needed, a new advertisement approval code shall be obtained. As of the date of this prospectus, we have not advertised for our pharmaceutical products, thus not needing to apply for any approval.

PRC Laws and Regulations on Disinfectant Products

The SCNPC promulgated the Law of the PRC on Prevention and Treatment of Infectious Disease on February 21, 1989, which took effect on September 1, 1989, and revised it on August 28, 2004 as well as June 29, 2013. Pursuant to the Law of the PRC on Prevention and Treatment of Infectious Disease, disinfectant products used for prevention and treatment of infectious diseases shall measure up to the sanitary standards and specifications of the State. Manufacturers of disinfectant products and disinfectant products to be manufactured for prevention and treatment of infectious diseases shall be subject to examination and approval by the health administration department under the people’s governments at or above the provincial level.

Our PRC operating subsidiary, Ahan, has obtained the Sanitary License for Manufactures of Disinfectant Products for the Ahan® antibacterial paste it produces.

According to the Regulations on Sanitary and Safety Evaluation of Disinfectant Products issued by the National Health and Family Planning Committee on June 27, 2014, our Ahan® antibacterial paste is categorized as Type II disinfectant, which is an disinfectant product with risks of middle level. Type II disinfectant products’ sanitary and safety evaluation reports shall be filed for record to the provincial health administrative branch before the product firstly be published to market. Pursuant to the Regulations on Sanitary and Safety Evaluation of Disinfectant Products issued by the National Health and Family Planning Committee on June 27, 2014, the Company shall file the sanitary and safety evaluation reports of its modified Ahan® antibacterial paste to the provincial health administrative branch before such product can be introduced to the Chinese market. The local competent authorities shall publish the filing information excluding commercial secrets. The filing procedure does not involve approval from the competent authorities, and enterprises are not required to obtain any certificate in order to complete the filing procedure. We have completed the required filing process for our current version of Ahan® antibacterial paste in June 2017.

PRC Laws and Regulations on Fertilizer Production and Registration

Fertilizer usually refers to organic, inorganic and microbial substances and mixture of substances which offer, maintain or improve the nutritional status, output, quality and stress tolerance (abiotic) of crops or the physical, chemical and biological performance of soils or plants, increase the output and quality of agricultural produce or increase stress resistance of plants.

Production License

In China, producers of chemical fertilizers (which are covered by the catalog of industrial products issued by the State Council) are required to obtain a production license from the Market Regulation Departments at the provincial level (the “Provincial MRDs”). An application for license renewal should be made with the applicable Provincial MRD within six months before such license expires. Pursuant to a series of decisions regarding amendments to the product license administration process promulgated by the State Council in September 2018 as well as its Implementation Notifications promulgated by the Administration of Market Regulation (the “State MRD”) on October 16, 2018, the Provincial MRDs are authorized to assess the qualification of such applicant after receiving its renewal application. The assessment process includes appointing staff members from the Provincial MRD to conduct on-site due diligence and reviewing qualification test reports on the applicant’s industrial products issued by qualified inspection institutions within the last year (the “QT Reports”). The Provincial MRD would typically inform the applicant of the on-site due diligence results in writing within 30 days after the due diligence process is completed. Such process may be waived if the applicant makes a representation in writing that its production process and manufacturing conditions have not been changed since the license was last granted or renewed. If the applicant successfully passed the on-site due diligence process (or such requirement is effectively waived), the Provincial MRD will subsequently request the applicant to submit the QT Reports for review. The Provincial MRD will make a final decision on the renewal application within 60 days from the day accepting the application. If the Provincial MRD decides to grant the renewal, then a renewed Production License for Industrial Products will be sent to the applicant within 10 days after the date of the Provincial MRD decision. If the Provincial MRD decides not to grant the renewal, then it will notify the applicant in writing.

Our PRC operating entity Qiming currently owns a valid Production License for Industrial Products, which will expire on September 20, 2021. Its Production License for Industrial Products covers our organic-inorganic compound fertilizer, which is subject to the regulations for chemical fertilizers.

Fertilizer Registration

Fertilizers cannot be imported, produced, sold, or advertised without prior registration with the competent authorities at a ministerial or provincial level. From a registration prospective, fertilizers can be divided into 3 types:

Exempted from Registration-Fertilizers that have been used for many years domestically and have been established with national or industrial product executive standard are exempted from registration: ammonia sulfate, urea, calcium cyanamide, ammonium phosphate(mono and di), phosphor nitrate, superphosphate, potassium chloride; potassium sulfate, potassium nitrate ,ammonium chloride ,ammonium bicarbonate, calcium magnesium phosphate, potassium dihydrogen phosphate, single microelement fertilizer, high concentration compound fertilizer;

Registered with provincial agricultural department-compound fertilizer; formula fertilizer (no foliar fertilizer); refined organic fertilizer and soil acid regulating agents should be registered with provincial agricultural department and can be only sold within the administration area of the province. If the producer or distributor files a provincially registered fertilizer to the department at another province, the fertilizer can be sold in that province too.

Other Fertilizers – Fertilizers that do not comply with the above two criteria should be registered with the Chinese Ministry of Agriculture (the “MoA”). Fertilizer-pesticide mixtures and the homemade organic fertilizer produced by the farmers are also beyond the scope of fertilizer registration management. Homemade organic fertilizers are usually for self-use purpose and fertilizer-pesticide mixtures are controlled under China’s pesticide registration system.

MOA Decree No. 32, the Administrative Measures of Fertilizer Registration in China by MOA, was published on June 23, 2006. This decree specifies China fertilizer registration obligations, product types/registration types and data requirements. Fertilizer products are regulated by the Decree. Companies are required to register fertilizer products in China prior to importing, manufacturing, selling and using in China.

On November 30, 2017, the MOA issued Order 8 to abolish and revise a series of existing ministerial regulations, of which two sections are an amendment to the current fertilizer registration: removal of temporary registration and broadened acceptance scope of field trial report. On December 29, 2017, the MOA released Announcement 2636, the Service Guide to the Administrative Approval of MOA (Batch 2: Fertilizer Registration and Pesticide Registration), which standardizes administrative procedures and further clarifies data requirements including qualification of applicant, timeline, list of required documents, means of submission and administration fee. Depending on the market circulation stage, fertilizer registrations can be classified into registration, registration renewal (each 5 years) and registration amendment (only applicable to crop range and administrative information). Domestic products and imported fertilizer are subject to different assessment criteria and approval procedures.

Our Xiongguan® Organic Fertilizer and Xiongguan® Organic-Inorganic Compound Fertilizer are Category II fertilizers. We have registered these two products with the provincial agricultural department. We have obtained Gansu Province Fertilizer Official Registration Certificates, which cover the manufacturing of our compound fertilizers and organic fertilizers. We have renewed our Gansu Province Fertilizer Official Registration Certificates once in January 2018, and they will expire in December 2022. Pursuant to the Administrative Measures of Fertilizer Registration, we will apply for another renewal six months before such certificates expire. The Company has obtained a Fertilizer Registration Certificate of The People’s Republic of China, which was approved by the PRC Ministry of Agriculture on May 19, 2020 and is valid until May 2025.

Data Requirements of Fertilizer Registration Application

The registration application materials consist of an application form, credential documents, test reports, position paper/ evaluation form, safety data, product executive standard, label sample, enterprise information and product samples. Field trials and one quality inspection test are performed prior to the application and another quality inspection and safety tests will be organized by the Secretariat afterward. Domestic applicants are subject to additional preliminary review and product executive standard filing formality at their provincial department. For imported fertilizers, qualification/identity of overseas producers and business relationship with its domestic agent are particularly reviewed. Technical data and sample requirements may vary depending on product nature, as summarized in the table.

An enterprise should submit a renewal application of its registration certificate six months before such registration expires. As provided by the Administrative Measures of Fertilizer Registration in China, our Xiongguan® Organic Fertilizer and Xiongguan® Organic-Inorganic Compound Fertilizer should also register their renewal with the Gansu Province Administration of Agriculture. According to the instructions on fertilizer registrations published by the Gansu Government Services (http://www.gszwfw.gov.cn/art/2019/12/20/art_412266_8414.html), we are requested by Gansu Province Administration of Agriculture to provide a product quality inspection report issued by a qualified provincial or national inspection institution with China Metrology Accreditation, along with other procedural documents such as application forms. The Gansu Province Administration of Agriculture is responsible for adjudicating the adequacy of our application materials and making final decisions on approval. Qiming submitted all required documentation for renewal and was granted new registration certificates in January 2018. Qiming’s new registration certificates will expire in May 2025.

PRC Laws and Regulations on Natural Sausage Casings

The production of natural sausage casing must comply with the national standard Natural Sausage Casings (GB/T 7740-2006) promulgated by the General Administration of Quality Supervision, Inspection and Quarantine (the “AQSIQ”) and the Standardization Administration of the PRC, which provides the definitions, categories, manufacturing requirements, quarantine methods, labels, packages, preservation and transportation of natural sausage casings. According to the circular of the AQSIQ, natural sausage casings shall not be categorized as food, and Chengdu QLS does not need to apply for the Food Production License.

PRC Laws and Regulations on Environmental Protection

The Ministry of Ecology and Environment is responsible for the uniform supervision and control of environmental protection in the PRC. It formulates national environmental quality and discharge standards and monitors the PRC’s environmental system. Ecology and Environment bureaus at the county level and above are responsible for environmental protection within their areas of jurisdiction.

Pursuant to the Law on Environmental Impact Evaluation of the PRC promulgated on October 28, 2002 and effective from September 1, 2003, and later amended on July 2, 2016 and December 29, 2018,manufacturers must prepare and file an environmental impact report setting forth the impact that the proposed construction project may have on the environment and the measures to prevent or mitigate the impact for approval by the relevant PRC government authority prior to commencement of construction of the relevant project. Gansu QLS and its subsidiaries have obtained approval for their environmental impact reports as required.

Pursuant to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on December 26, 1989 with immediate effect and last revised on April 24, 2014, the environmental protection department of the State Council is in charge of promulgating national standards for environmental protection. The Environmental Protection Law requires any facility that produces pollutants or other hazards to incorporate environmental protection measures in its operations and establish an environmental protection responsibility system. Any entity that discharges pollution must obtain the Pollution Discharging License from the relevant environmental protection authority. Remedial measures for breaches of the Environmental Protection Law include a warning, payment of damages or imposition of a fine. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property, personal injuries or death.

Pursuant to the Law of the People's Republic of China on the Prevention and Control of Atmospheric Pollution promulgated by the NPC on September 5, 1987, last amended on October 26, 2018 and effective from September 1, 2000, the environmental protection authorities above the county level are in charge of exercising unified supervision and administration of prevention and control of air pollution. Manufacturers discharging polluted air must comply with applicable national and local standards. Manufacturers discharging polluted air must pay polluted air discharging fees. If a manufacturer emits polluted air exceeding national or local standards, it must correct its action during a prescribed period of time and the manufacturer may be subject to penalties.

Pursuant to the Water Pollution Prevention Law of the PRC, which was originally promulgated by the NPC on May 11, 1984 and amended on May 15, 1996, February 28, 2008 and June 27, 2017, effective from January 1, 2018, manufacturers must discharge water pollutants in accordance with national and local standards. If the water pollutants discharged exceed national or local standards, the manufacturer would be subject to fines amounting between 0.1 million to 1 million RMB. In addition, the environmental protection authority has the right to order such manufacturer to correct their actions by reducing the amount of discharge during a stipulated period of time by restricting or suspending their operations. If the manufacturer fails to correct its action at the expiration of the stipulated period, the environmental protection authority may, subject to approval by the relevant level of the PRC government, shut down the manufacturer.

Gansu QLS has obtained its Pollutant Discharging License valid from December 29, 2017 to December 28, 2020, and Chengdu QLS has obtained the Pollutant Discharging License valid from May 30, 2019 to May 29, 2022, as required by the Air Pollution Prevention Law of the PRC as well as the Water Pollution Prevention Law of the PRC.

PRC Laws and Regulations on Foreign Investment

Investment in the PRC by foreign investors and foreign-invested enterprises shall comply with the Catalogue for the Guidance of Foreign Investment Industries (2017 Revision) (the “Catalogue”), which was last amended and issued by MOFCOM and NDRC on June 28, 2017 and became effective since July 28, 2017, and the Special Management Measures for Foreign Investment Access (2020 version), or the Negative List, which came into effect on July 23, 2020. The Catalogue and the Negative List contains specific provisions guiding market access for foreign capital and stipulates in detail the industry sectors grouped under the categories of encouraged industries, restricted industries and prohibited industries. Any industry not listed on the Negative List is a permitted industry unless otherwise prohibited or restricted by other PRC laws or regulations. The pharmaceutical industry, except for the production of confidential prescription products of proprietary Chinese medicines and the application of steaming, frying, simmering and calcining and other processing techniques for traditional Chinese medicine pieces, which are prohibited to be invested in by foreign capital, falls within the permitted category in accordance with the Catalogue and the Negative List. As of the date of this prospectus, our current production and operation do not fall within any items on the Negative List. However, we may in the future acquire upstream and downstream companies manufacturing traditional Chinese medicine pieces, and as result it is likely that our production and operation would be subject to the Negative List. As a result, we would not be able to hold any equity of Gansu QLS and its subsidiaries.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the State shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets. The State also establishes information reporting system and national security review system according to the Foreign Investment Law.

PRC Laws and Regulations on Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. It was last amended on October 26, 2018 and the amendments became effective on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail.

The Law of the PRC on Wholly Foreign-invested Enterprises was promulgated and became effective on April 12, 1986, and was last amended and became effective on October 1, 2016. The Implementing Regulations of the PRC Law on Foreign-invested Enterprises were promulgated by the State Council on October 28, 1990. They were last amended on February 19, 2014 and the amendments became effective on March 1, 2014. The Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises were promulgated by MOFCOM and became effective on October 8, 2016, and were last amended on July 20, 2017 with immediate effect. The above-mentioned laws form the legal framework for the PRC Government to regulate Foreign-invested Enterprises. These laws and regulations govern the establishment, modification, including changes to registered capital, shareholders, corporate form, merger and split, dissolution and termination of Foreign-invested Enterprises.

According to the above regulations, a Foreign-invested Enterprise should get approval by MOFCOM before its establishment and operation. Chengdu Qilian Trading Co., Ltd. is a Foreign-invested Enterprise since established, and has obtained the approval of the local administration of MOFCOM. Its establishment and operation are in compliance with the above-mentioned laws. Gansu QLS is a PRC domestic company, and it is not subject to the record-filling or examination applicable to Foreign-invested Enterprises.

PRC Laws and Regulations on Intellectual Property Rights

Regulations on Trademarks

The Trademark Law of the PRC was adopted at the 24th meeting of the SCNPC on August 23, 1982. Four amendments were made on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019. The last amendment was implemented on November 1, 2019. The Regulations on the Implementation of the Trademark Law of the PRC were promulgated by the State Council of the People’s Republic of China on August 3, 2002, which took effect on September 15, 2002. It was revised on April 29, 2014 and became effective as of May 1, 2014. According to the Trademark Law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. We are currently holding 9 registered trademarks in China and enjoy the corresponding rights.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as latest amended on December 27, 2008, and effective from October 1, 2009 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010, there are three types of patent in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent and 10 years for utility model patent and design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

Our variable interest entity, Gansu QLS is currently holding 8 patents in China and enjoying the corresponding rights. In addition, Gansu QLS and Ahan have separately filed 3 and 1 patent applications with the Patent Administration Department of the PRC. We have exclusive rights to manufacture the products and utilize the processes issued patent rights within the valid term. As for other products of us and the related manufacturing processes, since the technology information has been published to public domain by national or local product standard, we are able to utilize such technology information without need to obtain any patent license. To our knowledge, we do not violate the existing patent rights of any third party.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure. As of the date of this prospectus, we have completed filing for record for our domain name of “qlsyy.net” as a provider of non-commercial internet-based information services.

PRC Laws and Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade- and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade- and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Registration of Foreign Investment Enterprises

Pursuant to the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors promulgated by the SAFE, or the Notice, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with the foreign exchange bureau. Upon completion of registration formalities by the entities involved in direct investments in China, the entities may open accounts for direct investments in China such as preliminary expense account, capital fund account and asset realization account, etc. with the bank based on the actual needs. Upon completion of such registration formalities, foreign investment enterprises could also conduct settlement when contributing foreign exchange funds, and remit funds overseas in the event of capital reduction, liquidation, advance recovery of investment, profit distribution, etc.

As of the date of this prospectus, our WFOE has completed the foreign exchange registration formalities upon establishment. Subsequently, Qilian International (Hong Kong) Holdings Limited, the sole shareholder of WFOE, is able to contribute capital to or receive distributions and dividends from WFOE.

Circular No. 37 and Circular No. 13

Circular 37 was released by SAFE on July 4, 2014 and repealed Circular 75 which had been in effect since November 1, 2005. Pursuant to Circular 37, a PRC resident should apply to SAFE for foreign exchange registration of overseas investments before it makes any capital contribution to a special purpose vehicle, or SPV, using his or her legitimate domestic or offshore assets or interests. SPVs are offshore enterprises directly established or indirectly controlled by domestic residents for the purpose of investment and financing by utilizing domestic or offshore assets or interests they legally hold. Following any significant change in a registered offshore SPV, such as capital increase, reduction, equity transfer or swap, consolidation or division involving domestic resident individuals, the domestic individuals shall amend the registration with SAFE. Where an SPV intends to repatriate funds raised after completion of offshore financing to the PRC, it shall comply with relevant PRC regulations on foreign investment and foreign debt management. A foreign-invested enterprise established through return investment shall complete relevant foreign exchange registration formalities in accordance with the prevailing foreign exchange administration regulations on foreign direct investment and truthfully disclose information on the actual controller of its shareholders.

If any shareholder who is a PRC resident (as determined by Circular No. 37) holds any interest in our SPV and fails to fulfil the required foreign exchange registration with the local SAFE branches, capital contribution to the SPV by the shareholder failing to comply with Circular No. 37, as well as the distribution of profits and dividends derived from the SPV to such shareholder may be prohibited. However, even if such shareholder fails to fulfil the required foreign exchange registration with the local SAFE branches, Qilian International and Qilian HK are not restricted in their ability to contribute additional capital to WFOE. Since Gansu QLS and its subsidiaries are only controlled by WFOE through contractual arrangements, and since WFOE is not a shareholder of Gansu QLS, neither Gansu QLS nor any of its subsidiaries have any obligations to contribute capital to WFOE, nor have they any rights to receive distributions or dividends from WFOE. Only capital contributions to a special purpose vehicle by its shareholders failing to comply with Circular 37, as well as the repatriation of profits and dividends derived from such special purpose vehicle to China by its shareholders are limited. Our WFOE is not prohibited from distributing its profits and dividends to Qilian International or Qilian HK or from carrying out other subsequent cross-border foreign exchange activities because WFOE has completed the foreign exchange registration formalities as required upon its establishment. Where a domestic resident fails to complete relevant foreign exchange registration as required, fails to truthfully disclose information on the actual controller of the enterprise involved in the return investment or otherwise makes false statements, the foreign exchange administration authority may, according to Regulation of the People's Republic of China on Foreign Exchange Administration (2008 Revision) promulgated by the State Council with immediate effect on August 5, 2008, order them to take remedial actions, issue a warning, and impose a fine of less than RMB 300,000 on an institution or less than RMB 50,000 on an individual.

Circular 13 was issued by SAFE on February 13, 2015, became effective on June 1, 2015, and amended on December 30, 2019. Pursuant to Circular 13, a domestic resident who makes a capital contribution to an SPV using his or her legitimate domestic or offshore assets or interests is no longer required to apply to SAFE for foreign exchange registration of his or her overseas investments. Instead, he or she shall register with a bank in the place where the assets or interests of the domestic enterprise in which he or she has interests are located if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate domestic assets or interests; or he or she shall register with a local bank at his or her permanent residence if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate offshore assets or interests.

There are a total of 151 Gansu QLS shareholders, who are PRC residents. Amongst them, 121 have signed the VIE agreements, but only 81 have completed the Circular 37 Registration. The remaining 40 shareholders who have yet to complete the Circular 37 Registration hold a total of 4.5% of shares of Gansu QLS. The failure of our beneficial shareholders to comply with the registration procedures may subject each of our beneficial shareholders to fines of less than RMB 50,000 (approximately US$7,199). Shareholders of offshore SPV who are PRC residents and who have not completed their registrations in accordance with Circular 37 are subject to certain absolute restrictions, under which they cannot contribute any registered or additional capital to such SPV for offshore financing purposes. In addition, these shareholders cannot repatriate any profits and dividends from the SPV to China either.

Shareholders who have completed the Circular 37 registration would not be adversely affected and are allowed to contribute assets into the offshore special purpose vehicle and repatriate profits and dividends from them. Since our WFOE has completed its foreign exchange registration as a foreign investment enterprise, its ability to receive capital contribution, make distributions and pay dividends is not restricted.

Circular 19 and Circular 16

Circular 19 was promulgated by SAFE on March 30, 2015, became effective on June 1, 2015 and last amended on December 30, 2019. According to Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises, meaning the monetary contribution confirmed by the foreign exchange authorities or the monetary contribution registered for account entry through banks, shall be granted the benefits of Discretional Foreign Exchange Settlement (“Discretional Foreign Exchange Settlement”). With Discretional Foreign Exchange Settlement, foreign capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau, or for which book-entry registration of monetary contribution has been completed by the bank, can be settled at the bank based on the actual operational needs of the foreign-invested enterprise. The allowed Discretional Foreign Exchange Settlement percentage of the foreign capital of a foreign-invested enterprise has been temporarily set to be 100%. The Renminbi converted from the foreign capital will be kept in a designated account and if a foreign-invested enterprise needs to make any further payment from such account, it will still need to provide supporting documents and to complete the review process with its bank.

Furthermore, Circular 19 stipulates that foreign-invested enterprises shall make bona fide use of their capital for their own needs within their business scopes. The capital of a foreign-invested enterprise and the Renminbi it obtained from foreign exchange settlement shall not be used for the following purposes:

•	directly or indirectly used for expenses beyond its business scope or prohibited by relevant laws or regulations;

•	directly or indirectly used for investment in securities unless otherwise provided by relevant laws or regulations;

•	directly or indirectly used for entrusted loan in Renminbi (unless within its permitted scope of business), repayment of inter-company loans (including advances by a third party) or repayment of bank loans in Renminbi that have been sub-lent to a third party; or

•	directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for foreign-invested real estate enterprises).

Circular 16 was issued by SAFE on June 9, 2016. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange capital items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis applicable to all enterprises registered in the PRC. Circular 16 reiterates the principle that an enterprise’s Renminbi capital converted from foreign currency-denominated capital may not be directly or indirectly used for purposes beyond its business scope or purposes prohibited by PRC laws or regulations, and such converted Renminbi capital shall not be provided as loans to non-affiliated entities.

PRC Laws and Regulations on Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007, became effective on January 1, 2008 and last amended on April 23, 2019. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 20%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006, with its fifth protocol coming into effect on December 6, 2019. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. The Notice on the Understanding and Identification of the Beneficial Owners in the Tax Treaty (the “Notice”) was promulgated by SAT and became effective on October 27, 2009. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

Gansu GLS and its subsidiaries are resident enterprises and pay EIT tax at the rate of 25% in the PRC. It is more likely than not that the Company and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes. Please see “Taxation - People’s Republic of China Enterprise Taxation”.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the MOF on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling services of transportation, postal, basic telecommunications, construction and lease of immovable, selling immovable, transferring land use rights, selling and importing other specified goods including fertilizers; 6% for taxpayers selling services or intangible assets.

According to the Notice on the Adjustment to the Value-added Tax Rates issued by the SAT and the MOF on April 4, 2018, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by the SAT, the MOF and the General Administration of Customs on March 30, 2019 and took effective on April 1, 2019, which further adjusted the applicable tax rate for taxpayers making VAT taxable sales or importing goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

Currently, Gansu QLS and its subsidiaries are paying VAT at the rate of 13% for pharmaceutical manufacture and sales, health materials and medical consumable products manufacture, soy products manufacture, selling Heparin Sodium Preparations; 9% for lease of immovable, use of land and second-hand buildings, soy products manufacture, pollution disposing, selling of sausage casing; and 6% for human resource services.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 20% will normally be applicable to dividends declared to non-PRC resident investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes (“Double Tax Avoidance Arrangement”) , with its fifth protocol coming into effect on December 6, 2019,and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “SAT Circular 81”) issued on February 20, 2009 by SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

We have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate. We have not filed required forms or materials with the relevant PRC tax authorities to prove that we should enjoy the 5% PRC withholding tax rate.

PRC Laws and Regulations on Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the Standing Committee of the NPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on December 29, 2018 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations. Gansu QLS and its subsidiary company have entered into written employment contracts with all the employees and performed their obligations under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010, became effective on July 1, 2011, and was last amended on December 29, 2018,employers in the PRC shall provide their employees with welfare schemes covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, and occupational injury insurance. Gansu QLS has not deposited the social insurance fees in full for all the employees in compliance with the relevant regulations. Gansu QLS may be ordered by the social security premium collection agency to make or supplement contributions within a stipulated period, and shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears. Gansu QLS has deposited the social insurance fees as required by relevant regulations. See “Risk Factors-We are not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds, and as a result, Gansu QLS may be subject to penalties if we are not able to remediate the non-compliance.”

In accordance with the Regulations on Management of Housing Provident Fund, which were promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Gansu QLS has opened bank accounts and deposited housing provident funds as required since August 2019. However, Chengdu QLS have not opened bank accounts for its employees’ housing funds deposits, or deposited employees’ housing funds, which may be ordered by the relevant PRC authorities to open the housing funds account, make the payment, and deposit within a prescribed time limit. If Chengdu QLS fails to go through the formalities to open the account within the prescribed time limit, a fine of not less than RMB10,000 nor more than RMB50,000 shall be imposed. If Chengdu QLS fails to make the payment and deposit within the prescribed time limit, an application may be made to the people’s court for compulsory enforcement.

MANAGEMENT

The following individuals are members of our Board and/or executive management .

Name	Age	Position(s)
Zhanchang Xin	54	Chairman of the Board of Directors and Chief Executive Officer
Haiping Shi	48	Chief Financial Officer and Director Nominee
Lina Lu	35	Independent Director Nominee
Ming Jing	57	Independent Director Nominee
David Moss	49	Independent Director Nominee

Mr. Zhanchang Xin has been our Chairman of the Board and Chief Executive Officer since our incorporation. Since August 2006, Mr. Xin has served as Chairman of the Board for Gansu Qilianshan Pharmaceutical Co. Ltd. (“Gansu QLS”). Mr. Xin has over 30 years of research and engineering in the pharmaceutical industry. He has worked for Gansu QLS for 33 years and has published pharmaceutical research papers in Chinese medical journals such as “China Medical Industry Journal” and “Gansu Pharmaceutical”. In June 1986, Mr. Xin received a Bachelor Degree in Pharmacy from the School of Medicine at Lanzhou University. Mr. Xin received his Master Degree in Business Administration from Beijing Technology and Business University in December 2004.

Ms. Haiping Shi will be appointed as our Director upon closing of this offering. She was appointed as our Chief Financial Officer on June 15, 2020. Since April 2018, Ms. Shi has served as the Chief Financial Officer and Head of Financial Department for Gansu QLS. From February 2014 to March 2018, Ms. Shi served as the Head of Financial Department for Gansu QLS. From February 2012 to January 2014, Ms. Shi served as the Deputy General of Financial Department of Gansu QLS. Ms. Shi received a Three-Year College Degree from Gansu Radio and Television University in July 1995. She received an Accounting Intermediate Qualification Certificate awarded by China’s Ministry of Human Resources and Social Security and China’s Ministry of Finance in May 2008.

Ms. Lina Lu will be appointed as our Independent Director, within the meaning of the [Nasdaq Listing Rules/NYSE Listed Company Manual], upon closing of this offering. Since January 2017, Ms. Lu has worked as Risk Manager at Asia Equity Exchange, Inc. From December 2010 to December 2016, Ms. Lu worked in the Financial Department at Torin Jacks, Inc. Ms. Lu holds a Bachelor’s Degree from Beijing International Finance University. Ms. Lu earned her Degree of Master of Business Administration from University of California, Irvine in 2010.

Mr. Ming Jing will be appointed as our Independent Director, within the meaning of the [Nasdaq Listing Rules/NYSE Listed Company Manual], upon closing of this offering. From 2003 to present, Mr. Jing has been a professor, doctorate degree tutor and associate Dean of the School of Pharmacy at Gansu University of Traditional Chinese Medicine and published more than seventy research papers on prominent science journals such as Science Citation Index (SCI) and Chinese Science Citation Database (CSCD). To date, Mr. Jing has also obtained 6 National Patent Certificates as a first inventor. Mr. Jing earned a Bachelor’s Degree from Lanzhou University in 1986.

David J. Moss will be appointed as our Independent Director, within the meaning of the [Nasdaq Listing Rules/NYSE Listed Company Manual], upon closing of this offering. Mr. Moss is currently serving as Chief Financial Officer at Inmune Bio Inc. (Nasdaq trading symbol “INMB”), which is a company focusing on developing and commercializing products to treat immune system diseases. Mr. Moss is also a director of CareSpan International, Inc. and served as a director of Pegasi Energy Resources Corporation from May 2007 to January 2014 and was a founding investor in Reliant Service Group LLC which recently sold in 2015 to a leading private equity firm. From 1996 until 2001 he served as Managing Partner at a Seattle based venture capital firm, The Phoenix Partners. From November 2010 until October 2011, Mr. Moss was the Chief Executive Officer, sole director and a majority shareholder of Tamandare Explorations Inc. a private specialty pharmaceutical company. Mr. Moss holds an MBA from Rice University and a BA in Economics from the University of California, San Diego.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, and three of whom shall be “independent” within the meaning of the corporate governance standards of [Nasdaq Listing Rules/NYSE Listed Company Manual].

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Law (2018 Revision) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

The Board of Directors of the Company, which includes the Chairman of the Board, Mr. Zhanchang Xin, will be making all determinations regarding executive officer compensation. The Company first started hiring executives in June 6, 2019.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nomination and corporate governance committee, which have the responsibilities and authority necessary to comply with applicable [Nasdaq Listing Rules/NYSE Listed Company Manual]. The audit committee is comprised of David Moss, Lina Lu, and Ming Jing. The compensation committee is comprised of Ming Jing, Lina Lu, and David Moss. The nomination and governance committee is comprised of Ming Jing, Lina Lu, and David Moss.

Audit Committee

David Moss, Lina Lu, and Ming Jing serve as members of the audit committee. David Moss serves as the chair of the audit committee. All of the audit committee members satisfy the independence requirements of the [Nasdaq Listing Rules/NYSE Listed Company Manual] and the independence standards of Rule 10A-3 under the Exchange Act. Our board of directors has determined that David Moss possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC and [Nasdaq/NYSE]. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management's response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Ming Jing, Lina Lu, and David Moss serve as members of the compensation committee. Ming Jing serves as the chair of the compensation committee.  All of our compensation committee members satisfy the independence requirements of the [Nasdaq Listing Rules/NYSE Listed Company Manual] and the independence standards of Rule 10A-3 under the Exchange Act. The compensation committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nomination and Corporate Governance Committee

Ming Jing, Lina Lu, and David Moss serve as members of the nomination and corporate governance committee. Ming Jing serves as the chair of the nomination and corporate governance committee. All of the nomination and corporate governance committee members satisfy the independence requirements of the [Nasdaq Listing Rules/NYSE Listed Company Manual] and the independence standards of Rule 10A-3 under the Exchange Act. The nomination and corporate governance committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and for reviewing our corporate governance policies.

Prior to the completion of this offering, the composition of these committees will meet the criteria for independence under, and the functioning of these committees will comply with the applicable requirements of the [Nasdaq/NYSE] and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Foreign Private Issuer Exemption

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;
●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and
●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the [Nasdaq/NYSE] corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the [Nasdaq/NYSE] corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on [Nasdaq/NYSE].

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal year ended September 30, 2019, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)

Zhanchang Xin, Chief Executive Officer of the Company and Gansu QLS	2019	15,715	0	0	0	0	0	0	15,715
Haiping Shi, Chief Financial Officer of the Company	2019	13,421	0	0	0	0	0	0	13,421

Agreements with Named Executive Officers

On June 6, 2019 and June 15, 2020, we entered into employment agreements with our executive officers. Pursuant to such employment agreements, the form of which are filed as Exhibit 10.1 and Exhibit 10.2 to the Registration Statement of which this prospectus forms a part, we agreed to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term, and payment of cash compensation and benefits shall become payable when we become a public reporting company in the US. We may terminate the employments for cause, at any time, without notice or remuneration, for certain acts of the executive officers, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. Our executive officers may terminate their employment at any time with a one-month prior written notice. Our executive officers have agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Our employment agreement with Zhanchang Xin, our CEO, is for a term of five years beginning on June 6, 2019, and provides for an annual salary of US$90,000. The employment will be renewed automatically for an additional one-year term if neither the Company nor the CEO provides a notice of termination of the Employment to the other party or otherwise proposes to re-negotiate the terms of the employment with the other party within three months prior to the expiration of the applicable term.

Our employment agreement with Haiping Shi, our CFO, is for a term of 3 years beginning on June 15, 2020, and provides for an annual salary of US$50,000. The employment will be renewed automatically for an additional one-year term if neither the Company nor the CFO provides a notice of termination of the Employment to the other party or otherwise proposes to re-negotiate the terms of the employment with the other party within three months prior to the expiration of the applicable term.

Compensation of Directors

For the fiscal years ended September 30, 2019 and 2018, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

•	each of our directors and executive officers who beneficially owns our Ordinary Shares; and
•	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 30,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) Ordinary Shares outstanding immediately after the completion of this offering and (ii) Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 6 shareholders of record, none of which are located in the United States. We will be required to have at least 400 shareholders at closing in order to satisfy the [Nasdaq/NYSE] listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Zhanchang Xin (1)	13,839,000	46.13%	13,839,000	39.54%	39.54%
Haiping Shi (2)	7,131,000	23.77%	7,131,000	20.37%	20.37%
All directors and executive officers as a group:	20,970,000	69.9%	20,970,000	59.91%	59.91%

5% Shareholders:
Zhijiu Holdings Ltd. (3)	7,131,000	23.77%	7,131,000	20.37%	20.37%
Gandikang Holdings Ltd. (4)	6,717,000	22.39%	6,717,000	19.19%	19.19%
Ahanzhai Development Co., Ltd. (5)	1,839,000	6.13%	1,839,000	5.25%	5.25%

(1)	Includes 1,839,000 shares of the Company held of record by Ahanzhai Development Co., Ltd., an entity controlled by Zhanchang Xin, our CEO.
(2)	Includes 7,131,000 shares of the Company held of record by Zhijiu Holdings Ltd., an entity controlled by Haiping Shi, our Chief Financial Officer and Director Nominee.
(3)	Haiping Shi is the sole shareholder and sole director of this company.
(4)	Dingqian Liu is the sole shareholder and sole director of this company.
(5)	Zhanchang Xin is the sole shareholder and sole director of this company.

History of Share Capital

The Company was incorporated under the laws of the Cayman Islands on February 7, 2019.

On October 16, 2019, our shareholders approved and effected a reverse split of our outstanding Ordinary Shares at a ratio of 1-for-1.67 shares. In addition, on October 16, 2019, our shareholders approved and effected an increase of the Company’s authorized share capital from US$50,000 consisting of 50,000,000 ordinary shares of US$0.001 par value to US$166,667 consisting of 100,000,000 ordinary shares of US$0.00166667 par value. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our issued and outstanding Ordinary Shares and the increase of our authorized Ordinary Shares as if these events had occurred at the beginning of the earlier period presented.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of the date of this prospectus, our authorized share capital consists of US$166,667 divided into 100,000,000 Ordinary Shares, par value US$0.00166667 per share, with 30,000,000 Ordinary Shares issued and outstanding. Holders of Ordinary Shares are entitled to one vote per share. We will issue Ordinary Shares in this offering.

RELATED PARTY TRANSACTIONS

Upon completion of this offering (assuming no over-allotment), related parties (which include each of our directors and executive officers who beneficially owns our Ordinary Shares, and each person known to us to own beneficially more than 5% of our Ordinary Shares) will beneficially own 79.1% of our outstanding Ordinary Shares. Following the completion of this offering, those related parties will continue to have the power to act alone in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.

Contractual Arrangements with WFOE, Gansu QLS and Its Shareholders

We conduct our pharmaceutical and chemical product manufacturing business through Gansu QLS, a VIE that we control through a series of contractual arrangements by and among WFOE Gansu QLS, and its shareholders including but not limited to our principal shareholders, Zhanchang Xin, Dingqian Liu, who is the sole shareholder and sole director of Gandikang Holdings Ltd., and Haiping Shi, who is the sole shareholder and sole director of Zhijiu Holdings Ltd. Such contractual arrangements provide us (i) the power to control Gansu QLS, (ii) the exposure or rights to variable returns from our involvement with Gansu QLS, and (iii) the ability to affect those returns through use of our power over Gansu QLS to affect the amount of our returns. Therefore, we control Gansu QLS. For a description of these contractual arrangements, see “Business — Corporate History and Structure.”

Material Transactions with Related Parties

During the normal course of business, we made purchases and sales to affiliated companies controlled by our major shareholders or subsidiaries. For the six months ended March 31, 2020 and 2019, the Company made sales to affiliated companies in the amount of $11,444 and $5,312, respectively. For the years ended September 30, 2019 and September 30, 2018, we made sales to affiliated companies in the amount of $94,316 and $148,417, respectively. For the year ended September 30, 2019, we did not make any purchase from affiliate companies. For the year ended September 30, 2018, we purchased from affiliated companies in the amount of $27,260.

Employment Agreements

See “Executive Compensation — Agreements with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

A copy of our amended and restated memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Law (2018 Revision) of the Cayman Islands, or the “Cayman Islands Companies Law,” on February 7, 2019. A Cayman Islands exempted company:

•	is a company that conducts its business mainly outside the Cayman Islands;
•	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);
•	does not have to hold an annual general meeting;
•	does not have to make its register of members open to inspection by shareholders of that company;
•	may obtain an undertaking against the imposition of any future taxation;
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.

Assuming that we obtain the requisite shareholder approval, we will adopt our post-offering memorandum and articles of association which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. We will include summaries of material provisions of our post-offering memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our share capital.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$166,667 divided into 100,000,000 Ordinary Shares, par value US$0.00166667 per share. Subject to the provisions of the Cayman Islands Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering assuming no exercise of the underwriters’ over-allotment option, there will be 35,000,000 Ordinary Shares issued and outstanding held by at least 400 shareholders and beneficial owners, which is the minimum requirement by [Nasdaq Global Market/NYSE American]. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [●], 2020.

Listing

We plan to list the Ordinary Shares on [Nasdaq Global Market/NYSE American] under the symbol “QLI”. Our application could be rejected by the [Nasdaq Global Market/NYSE American] and this offering may not close until we have received [Nasdaq Global Market/NYSE American]’s approval for our application.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is VStock Transfer, LLC.

Dividends

Subject to the provisions of the Cayman Islands Companies Law and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b) the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Law, our shareholders may, by ordinary resolution:

(a) increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b) consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c) convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d) sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e) cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a) either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b) whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Law.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;
(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and
(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the [Nasdaq Global Market/NYSE American], a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by [Nasdaq Global Market/NYSE American] or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Ordinary Shares in question are not listed on or subject to the rules of [Nasdaq Global Market/NYSE American], our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;
(c)	the instrument of transfer is properly stamped, if required;
(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;
(e)	any fee related to the transfer has been paid to us; and
(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Islands Companies Law and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;
(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;
(d)	he only held office as a director for a fixed term and such term expires;
(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;
(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);
(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or
(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the [Nasdaq/NYSE] corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the [Nasdaq/NYSE] corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Law and our amended and restated memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles of association. However, to the extent allowed by the Cayman Islands Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a) the giving of any security, guarantee or indemnity in respect of:

(i) money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii) a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b) where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c) any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d) any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e) any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a) any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b) any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Islands Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Islands Companies Law, we must keep a register of members and there should be entered therein:

•	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;
•	the date on which the name of any person was entered on the register as a shareholder; and
•	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Law and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Law and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Law, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our Ordinary Shares, and while we plan to list our Ordinary Shares on the [Nasdaq Global Market/NYSE American], we cannot assure you that a significant public market for the Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of the offering, we will have 35,000,000 outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 5,000,000 Ordinary Shares will be publicly held by investors participating in this offering, and 30,000,000 Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the Ordinary Shares on [Nasdaq Global Market/NYSE American] during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of Dentons Law Offices, LLP, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in Cayman Islands and we gain income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Qilian International Holding Group Limited does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Qilian International Holding Group Limited and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half  (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

Currently, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Qilian International Holding Group Limited and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Dentons Law Offices, LLP, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Relating to Doing Business in China” — Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

Our company pays an EIT rate of 25% for WFOE and its subsidiaries. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended September 30, 2019 and 2018.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;
•	financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker-dealers;
•	persons that elect to mark their securities to market;
•	U.S. expatriates or former long-term residents of the U.S.;
•	governments or agencies or instrumentalities thereof;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);
•	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;
•	persons holding our Ordinary Shares through partnerships or other pass-through entities;
•	beneficiaries of a Trust holding our Ordinary Shares; or
•	persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company (PFIC) rules (defined below) discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the [Nasdaq/NYSE]. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income; or
•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test. Although the law in this regard is unclear, we intend to treat our VIE (including any subsidiaries) as being owned by us for U.S. federal income tax purposes, and we treat it that way, not only because we exercise effective control over the operation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we consolidate its results of operations in our consolidated financial statements.

Assuming that we are the owner of our VIE (including its subsidiaries) for U.S. federal income tax purposes, and based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Gansu QLS as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Gansu QLS, and as a result, we are treating Gansu QLS as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning Gansu QLS for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering.

Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;
•	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
•	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the [Nasdaq/NYSE]. If the Ordinary Shares are regularly traded on the [Nasdaq Global Market/NYSE American] and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Univest Securities, LLC is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Univest Securities, LLC
Loop Capital Markets LLC
Total	5,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[●] per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 15% additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriters’ name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

Discounts, Fees and Expenses

The underwriting discounts are equal to the following percentages of the initial public offering price set forth on the cover of this prospectus: (i) 7% for all investors introduced by the underwriters, (ii) 4% for all investors introduced by us (“Company-Solicited Investors”) for all gross proceeds from Company-Solicited Investors up to $10,000,000, (iii) 3% for all gross proceeds from Company-Solicited Investors between $10,000,001 and $20,000,000, (iv) 2% for all gross proceeds from Company-Solicited Investors between $20,000,001 and $30,000,000, and (v) 1% for all gross proceeds from Company-Solicited Investors in excess of $30,000,000.

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us, assuming all investors are introduced by the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 Ordinary Shares.

	Per Share	Total Without Exercise of Over- allotment Option	Total With Full Exercise of Over- allotment Option
Initial public offering price(1)	$6.00	$30,000,000	$34,500,000
Underwriting discounts (7%)(2)	$0.42	$2,100,000	$2,415,000
Proceeds, before expenses, to us	$5.58	$27,900,000	$32,085,000

(1) Initial public offering price per share is assumed as $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2) We shall pay to the underwriters discounts of 7% of the public offering price; provided, however, that for Ordinary Shares sold to investors sourced through the Company, and as mutually agreed upon by the Company and the underwriters, we shall pay to the underwriters discounts of 4% of the first $10,000,000 of the gross proceeds of this offering from such investors, 3% of the second $10,000,000 of the gross proceeds from such investors, 2% of the third $10,000,000 of the gross proceeds from such investors, and 1% of the $10,000,000 of the gross proceeds from such investors in excess of $30,000,000. This represents the maximum underwriting discount if none of the investors in the offering is introduced by us.

We have agreed to pay an advisory fee of $50,000 to the representative upon the closing of this offering.

We have agreed to reimburse the representative up to a maximum of $150,000 for out-of-pocket accountable expenses, including (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation.

We have agreed to pay an expense deposit of $50,000 to the representative, for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately $1,065,472, including a maximum aggregate reimbursement of $150,000 of representative’s accountable expenses and $50,000 of advisory fee.

Underwriters’ Warrants

In addition, we have agreed to sell warrants (the “Underwriters’ Warrants”) to the underwriters, for a nominal consideration of $0.00166667 per warrant, to purchase a number of Ordinary Shares equal to 6% of the total number of Ordinary Shares sold in this offering. The underwriters will not receive any Underwriters’ Warrants for the Ordinary Shares sold pursuant to the over-allotment option. The Underwriters’ Warrants shall have an exercise price equal to 110% of the offering price of the Ordinary Shares sold in this offering. The Underwriters’ Warrants may be exercised in cash or via cashless exercise, will be exercisable for five (5) years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part in compliance with FINRA Rule 5110(f)(2)(G). The Underwriters’ Warrants can be exercised in whole or in part. The Underwriters’ Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the Underwriters’ Warrants nor any of our shares issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effectiveness of the registration statement of which this prospectus forms a part. In addition, although the Underwriters’ Warrants and the underlying Ordinary Shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriters’ Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Underwriters’ Warrants. The piggyback registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the Underwriters’ Warrants. The exercise price and number of Ordinary Shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Right of First Refusal

We have agreed to grant the representative of the underwriters for the 12-month period following the company’s first day of trading, a right of first refusal to co-manage any public underwriting or private placement of debt or equity securities, merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company.

Lock-Up Agreement

We have agreed that, subject to certain exceptions, we will not, without the prior written consent of the underwriter, from the date of execution of this Agreement and continuing for a period of 6 months from the commencement of the Company’s first day of trading, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities.

Pursuant to certain “lock-up” agreement, our executive officers, directors and all holders of our Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares, whether currently owned or subsequently acquired, without the prior written consent of the underwriters, for a period of 180 days from the date of effectiveness of the offering.

The lock-up period described herein will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the underwriters waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Pricing of the Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 6 months from the commencement of our first day of trading.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriters or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriters repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the [Nasdaq/NYSE], in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on the [Nasdaq/NYSE] in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Offers outside of the United States

Notice to Prospective Investors in Hong Kong

The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the [Nasdaq Global Market/NYSE American] listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$5,524
[Nasdaq Global Market/NYSE American] Listing Fee	$55,000
FINRA	$6,017
Legal Fees and Expenses	$500,000
Advisory Fee	$50,000
Accounting Fees and Expenses	$35,000
Printing and Engraving Expenses	$15,000
Miscellaneous Expenses	$250,000
Total Expenses	$916,541

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Dentons Law Offices, LLP (Guangzhou). Ortoli Rosenstadt LLP is acting as counsel to the Representative of the underwriters.

EXPERTS

The consolidated financial statements for the years ended September 30, 2019 and 2018, included in this Registration Statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm in auditing and accounting. The office of Friedman LLP is located at 21st Floor, One Liberty Plaza, 165 Broadway, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018

AND

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2020 AND 2019

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-27 – F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Qilian International Holding Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Qilian International Holding Group Limited and its subsidiaries (collectively, the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended September 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

New York, New York

January 2, 2020, except for Note 15, as to which the date is April 8, 2020

We have served as the Company’s auditor since 2018.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Balance Sheets

	As of
	September 30,	September 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$4,594,440	$5,260,788
Restricted cash	-	363,991
Accounts receivable, net	603,760	1,321,085
Accounts receivable - related parties, net	-	6,185
Bank notes receivable	5,476,707	3,518,047
Inventories, net	12,522,884	9,586,360
Advances to suppliers, net	958,005	1,649,492
Other current assets	813,932	463,218
TOTAL CURRENT ASSETS	24,969,728	22,169,166

Property and equipment, net	7,665,322	8,488,726
Intangible assets, net	1,834,130	1,956,008
Long term investment	539,680	407,345
Deferred tax assets	259,384	318,296
TOTAL ASSETS	$35,268,244	$33,339,541

CURRENT LIABILITIES:
Bank loans	$4,903,128	$3,639,911
Accounts payable	3,570,148	3,757,550
Accounts payable - related parties	-	3,046
Advance from customers	1,911,748	4,222,490
Advance from customers - related parties	2,171	-
Bank notes payable	-	582,386
Deferred government grants-current	391,142	407,003
Taxes payable	347,930	1,196,811
Accrued expenses and other payables	531,713	478,557
TOTAL CURRENT LIABILITIES	11,657,980	14,287,754

LONG TERM LIABILITIES
Deferred government grants - noncurrent	972,338	1,330,451

TOTAL LIABILITIES	12,630,318	15,618,205

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00166667 par value, 100,000,000 shares authorized , 30,000,000 Ordinary Shares issued and outstanding as of September 30, 2019 and 2018, respectively	50,000	50,000
Additional paid-in capital	12,252,077	12,252,077
Statutory Reserve	1,773,817	1,132,636
Retained earnings	7,560,631	2,869,494
Accumulated other comprehensive loss	(1,743,175)	(982,277)
Total shareholders’ equity attributable to Qilian International	19,893,350	15,321,930
Non-controlling interest	2,744,576	2,399,406
TOTAL SHAREHOLDERS' EQUITY	22,637,926	17,721,336
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$35,268,244	33,339,541

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

	For the years ended September 30
	2019	2018
NET REVENUE	$46,096,684	$50,369,013

COST OF REVENUE	36,416,772	42,236,773

GROSS PROFIT	9,679,912	8,132,240

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,501,374	2,160,873

INCOME FROM OPERATIONS	6,178,538	5,971,367

Other Income (Expenses)
Interest expense	(223,657)	(216,187)
Other income	987,038	390,792
Total Other income (expense)	763,381	174,605

INCOME BEFORE INCOME TAX PROVISION	6,941,919	6,145,972

PROVISION FOR INCOME TAXES	1,033,440	943,363

NET INCOME	5,908,479	5,202,609

Less: net income attributable to non-controlling interest	576,161	33,102

NET INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$5,332,318	$5,169,507

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(858,337)	(652,232)
COMPREHENSIVE INCOME	5,050,142	4,550,377
Less: comprehensive income attributable to non - controlling interests	478,722	(35,398)
COMPREHENSIVE INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$4,571,420	$4,585,775

Earnings per ordinary share - basic and diluted	$0.18	$0.17
Weighted average shares - basic and diluted	30,000,000	30,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	Ordinary Shares	Additional Paid-in Capital	Retained Earnings	Statutory Reserve	Accumulated Other Comprehensive Income	Shareholders' Equity	Non- controlling Interests	Total Equity
Balance at September 30, 2017	$50,000	$7,696,956	$3,055,904	$838,873	$(398,546)	$11,243,187	$2,414,016	$13,657,203

Capital contribution from shareholders		216,132				216,132	31,568	247,700
Net income for the year			5,169,507			5,169,507	33,102	5,202,609
Appropriation for statutory reserve			(293,763)	293,763				-
Stock dividend appropriation to shareholders		4,338,989	(4,338,989)					-
Cash dividend paid to shareholders			(723,165)			(723,165)	(10,779)	(733,944)
Foreign currency translation loss					(583,731)	(583,731)	(68,501)	(652,232)
Balance at September 30, 2018	$50,000	$12,252,077	$2,869,494	$1,132,636	$(982,277)	$15,321,930	$2,399,406	$17,721,336

Capital contribution from shareholders								-
Net income for the year			5,332,318			5,332,318	576,161	5,908,479
Acquisition of Noncontrolling interest							(133,552)	(133,552)
Appropriation for statutory reserve			(641,181)	641,181				-
Foreign currency translation loss					(760,898)	(760,898)	(97,439)	(858,337)
Balance at September 30, 2019	$50,000	$12,252,077	$7,560,631	$1,773,817	$(1,743,175)	$19,893,350	$2,744,576	$22,637,926

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Cash flows

	For the years ended September 30,
	2019	2018
Cash flows from operating activities:
Net Income	$5,908,479	5,202,609
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,188,173	1,254,098
Loss from disposal of property and equipment	-	4,389
Provision (reversal) of doubtful accounts	(9,301)	8,329
Inventory reserve	67,719	201,053
Deferred tax expense	48,656	15,799
Investment income (loss) from equity method investment	(89,197)	(8,303)
Changes in operating assets and liabilities:
Accounts receivable	706,582	(1,072,933)
Bank notes receivable	(2,171,300)	(2,989,921)
Inventories	(3,492,342)	2,812,032
Advances to suppliers	653,028	(156,114)
Advances to suppliers - related parties, net	-	239,250
Other current assets	(29,853)	(32,169)
Accounts payable	(46,999)	(822,019)
Accounts payable - related parties	(3,042)	(2,526)
Advance from customers	(2,232,858)	(267,520)
Advance from customers - related parties	2,254	(11,694)
Deferred revenue	(319,982)	(385,118)
Tax payables	(834,183)	648,173
Accrued expenses and other payables	73,969	(199,400)
Net cash (used in) provided by operating activities	(580,197)	4,438,015

Cash flows from investing activities:
Purchase of property and equipment	(616,388)	(1,117,175)
Purchase of intangible assets	(635)	-
Payment made for long term investment	(64,165)	(253,596)
Investment made for marketable securities	-	(15,309)
Proceeds from disposal of marketable securities	14,559	-
Net cash used in investing activities	(666,629)	(1,386,080)

Cash flows from financing activities:
Proceeds from (repayment of) bank loans	1,454,186	(1,529,052)
Proceeds from (repayment of) bank notes payable	(581,674)	(1,100,917)
Payment for deferred offering costs	(365,310)	-
Capital contribution from shareholders	-	247,700
Cash dividend paid	-	(733,944)
Acquisition of Non-controlling interest	(133,552)	-
Net cash provided by (used in) financing activities	373,650	(3,116,213)

Effect of exchange rate change on Cash	(157,163)	(181,798)

Net decrease in cash and cash equivalents	(1,030,339)	(246,076)
Cash and cash equivalents at beginning of year	5,624,779	5,870,855
Cash and cash equivalents at end of year	$4,594,440	5,624,779

Supplemental cash flow information
Cash paid for interest	$210,588	$223,773
Cash paid for income taxes	$1,109,655	$658,409
Stock dividend appropriation to shareholders	$-	$4,403,670

The accompanying notes are an integral part of these consolidated financial statements.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Qilian International Holding Group Limited (“Qilian International”, or “the Company”) is a Cayman Islands exempted company incorporated on February 7, 2019 as a holding company to develop business opportunities in the People’s Republic of China (“PRC” or “China”).

Qilian International (Hong Kong) Holdings Ltd (“Qilian HK”) is a wholly-owned subsidiary of Qilian International formed in accordance with the laws and regulations of Hong Kong on January 30, 2019.

Qilian International is a holding company whose only asset is 100% of the equity interest in Qilian HK. Qilian HK is a holding company whose only asset is 100% of the equity interest in Chengdu Qilian Trading Co., Ltd (“Qilian Chengdu”), a wholly foreign-owned entity (“WFOE”) organized under the laws of the PRC. Qilian International and Qilian HK do not have any substantive operations of their own but conduct their primary business operations through Qilian Chengdu’s variable interest entity (“VIE”), Gansu Qilianshan Pharmaceutical Co., Ltd (“Gansu QLS”).

Gansu QLS was established in August 2006 under the laws of the PRC with initial capital of approximately $0.27 million. After several registered capital increases and capital contributions, the registered capital of Gansu QLS was increased to approximately $12.2 million as of September 30, 2019. Over the years, Gansu QLS has established five subsidiaries:

	Ownership as of
	September 30, 2019	September 30, 2018
Jiuquan Qiming Biotechnology Co., Ltd (“Qiming”)	100%	100%
Chengdu Qilianshan Biotechnology Co., Ltd (“Chengdu QLS”)	71.75%	51.43%
Jiuquan Ahan Biotechnology Co., Ltd. (“Ahan”)	75%	50%
Tibet Samen Trading Co., Ltd (“Samen”)	100%	100%
Tibet Cangmen Trading Co., Ltd (“Cangmen”)	100%	100%

On May 20, 2019, Qilian International, through its WFOE, Qilian Chengdu, entered into a series of agreements with Gansu QLS and its shareholders, including an Exclusive Services Agreement, Call Option Agreement, Shareholders’ Voting Rights Proxy and Equity Pledge Agreement, Powers of Attorney, and the Spousal Consents (collectively “VIE agreements”). These contractual agreements oblige Qilian Chengdu to absorb a majority of the risk of loss from Gansu QLS’s activities and entitle Qilian Chengdu to receive a majority of their residual returns. In essence, Qilian Chengdu has gained effective control over Gansu QLS. In addition, 98.297% of Gansu QLS’s shareholders have pledged their equity interest in Gansu QLS to Qilian Chengdu, irrevocably granted Qilian Chengdu an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Gansu QLS, and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Qilian Chengdu. Through these contractual arrangements, Qilian Chengdu holds 98.297% of the variable interests of Gansu QLS, therefore, Qilian Chengdu is the primary beneficiary of Gansu QLS.

Based on these contractual arrangements, Gansu QLS is considered as a VIE of Qilian Chengdu under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 810 (“ASC 810”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No.51”, because the equity investors in Gansu QLS do not have the characteristics of a controlling financial interest. In addition, Qilian Chengdu is the primary beneficiary of Gansu QLS, and, as such, Gansu QLS’s books and records are consolidated into those of Qilian Chengdu.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

As the above entities were under common control before and after the consummation of the VIE agreements, the restructuring was accounted for as a reorganization of entities under common control and the consolidation of Qilian International and its subsidiaries, the VIE and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Qilian International, its subsidiaries and its VIE (collectively the “Group”) are principally engaged in the development, manufacture, marketing, and sale of licorice products, oxytetracycline products, traditional Chinese medicine derivatives (“TCMD”) product, heparin product, sausage casings, and fertilizers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of Qilian International, and its subsidiaries, its VIE and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The ownership structure of the Company, its subsidiaries, VIE and its subsidiaries are in compliance with existing PRC laws and regulations and the contractual arrangements with the VIE and its shareholders are valid and binding. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Further we rely on the contractual agreements with Gansu QLS. Under the current contractual agreements, as a legal matter, if Gansu QLS or any of its shareholders fails to perform their respective obligations, we may have to rely on PRC law. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

The carrying amounts of the assets, liabilities, the results of operations and cash flows of the VIE and its subsidiaries included in the Group’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows are as follows:

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	September 30,	September 30,
	2019	2018
ASSETS
Current assets:
Cash	$4,594,440	$5,260,788
Restricted cash	-	363,991
Accounts receivable, net	603,760	1,321,085
Accounts receivable - related parties, net	-	6,185
Bank notes receivable	5,476,707	$3,518,047
Inventories, net	12,522,884	9,586,360
Advances to suppliers, net	958,005	1,649,492
Other current assets	813,932	463,218
Total current assets	24,969,728	22,169,166
Property and equipment, net	7,665,322	8,488,726
Intangible assets, net	1,834,130	1,956,008
Long-term investment	539,680	407,345
Deferred tax assets	259,384	318,296
Total assets	$35,268,244	$33,339,541
LIABILITIES
Current liabilities:
Bank loans	$4,903,128	$3,639,911
Accounts payable	3,570,148	3,757,550
Accounts payable – related parties	-	3,046
Advance from customers	1,911,748	4,222,490
Advance from customers - related parties	2,171	-
Bank notes payable	-	582,386
Deferred government grants - current	391,142	407,003
Taxes payable	347,930	1,196,811
Accrued expenses and other payables	531,713	478,557
Total current liabilities	11,657,980	14,287,754
Deferred government grants - noncurrent	972,338	1,330,451
Total liabilities	12,630,318	15,618,205

	For the years ended September 30,
	2019	2018
Net revenue	$46,096,684	$50,369,013
Net income	5,908,479	5,202,609

	For the years ended September 30,
	2019	2018
Net cash (used in) provided by operating activities	$(580,197)	$4,438,015
Net cash used in investing activities	(666,629)	(1,386,080)
Net cash provided by (used in) financing activities	373,650	(3,116,213)
Effect of exchange rate on cash	(157,163)	(181,798)
Net decrease in cash and cash equivalents	$(1,030,339)	$(246,076)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties

Risk of Operation in China

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

Technology Innovation and Commodity Risks

The Company’s business faces rapid technological change, and there is a possibility that our competitors may achieve regulatory approval and develop new product candidates before us, which may harm our financial condition and our ability to successfully market or commercialize any of our product candidates.

The development and commercialization of new pharmaceutical products and fertilizers is highly competitive, and both industries currently are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We will face competition with respect to our current and future pharmaceutical and fertilizer product candidates from major pharmaceutical and chemical companies in China. Our Heparin and sausage casing products are made from livestock products, which are subject significant risks of the market supply of the raw materials.

Exchange Rate Risks

The Company operates in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US$ and the RMB. As at September 30, 2019 and 2018, cash and restricted cash of $3,623,523 (RMB 25,865,791) and $5,624,779 (RMB 38,632,671), respectively, is denominated in RMB and is held in PRC.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Other Uncertainties

See Note 15, Subsequent Events with respect to COVID-19 uncertainties

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists of cash equivalents used as collateral to secure short-term bank notes payable. The Company is required to keep amounts equal to 30%-50% of the notes payable value on deposit that are subject to withdrawal restrictions. Upon the maturity of the bank acceptance notes, the Company is required to deposit the remainder to the escrow account to settle the bank notes payable. The notes payable are generally short term in nature due to their short maturity period of three months to one year; thus, restricted cash is classified as a current asset.

As of September 30, 2019 and 2018, the Company had restricted cash of nil and $363,991, respectively, related to the bank notes payable (see Note 10).

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories, net

Inventories are stated at the lower of cost or market value. Costs include the cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Allowances for obsolescence are also assessed based on expiration dates, as applicable, taking into consideration historical and expected future product sales.

Property, Plant and Equipment

Property and equipment are stated at cost. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Items	Useful life
Property and buildings	20–25 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the statement of income in other income and expenses.

Intangible Assets

Intangible assets consist primarily of land use rights, software and license for drug manufacturing (See Note 7). Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Items	Useful life

Land use rights	50 years
Software	10 years
License for drug manufacturing	10 years

Long-Term Investment

Investments in entity in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting. Under the equity method, the Company initially records its investment at cost and the difference between the cost and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated balance sheets. The Company evaluates the equity method investments for impairment under. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. The Company subsequently adjusts the carrying amount of the investment to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no indicators of impairment of long lived assets as of September 30, 2019 and 2018.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-controlling interests

Non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, VIE and VIE’ s subsidiaries, non-controlling interests represent a minority shareholder’s 1.703% ownership interest in Gansu QLS, 28.25% ownership interest in Chengdu QLS and 25% ownership interest in Ahan as of September 30, 2019, and 1.703% ownership interest in Gansu QLS, 48.57% ownership interest in Chengdu QLS and 50% ownership interest in Ahan as of September 30, 2018.

In December 2018, the Company acquired equity interest in Chengdu QLS from its non-controlling interest holders for RMB 825,000 (approximately $134,000). In March 2019, the Company additionally contributed RMB 20,000,000 (approximately $2.9 million) capital into Chengdu QLS. These transactions resulted that the ownership interest of minority shareholders in Chengdu QLS reduced from 48.57% as of September 30, 2018 to 28.25% of as of September 30, 2019.

In November 2018, the Company subscribed 25% of Ahan's registered capital, RMB 250,000, which were transferred from one of its non-controlling interest holders. The transaction resulted that the ownership interest of minority shareholders in Ahan reduced from 50% as of September 30, 2018 to 25% of as of September 30, 2019. In November 2019, the Company subscribed the remaining 25% of Ahan's registered capital, RMB 250,000, which were transferred from its non-controlling interest holder. The transaction resulted that Ahan became a wholly owned subsidiary of the Company.

The following table summarizes the shareholders’ equity for the non-controlling interest from each subsidiary that is not 100% owned by the Company:

	As of
	September 30, 2019	September 30, 2018
Gansu QLS	$298,322	$233,493
Chengdu QLS	2,448,765	2,170,387
Ahan	(2,511)	(4,474)
Total	$2,744,576	$2,399,406

Non-controlling interest in the equity of a subsidiary is reported in equity in the consolidated statement of balance sheets. Net income and losses attributable to the non-controlling interest is reported as described above in the consolidated statement of income and comprehensive income.

Revenue Recognition

Before October 1, 2018, the Company recognizes revenues from the sale of products under FAS Codification Topic 605 (“ASC 605”) when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. Historically, sales returns have been minimal. The payments received from customers before revenue recognition criteria have been met are recorded as advances from customers on balance sheets.

On October 1, 2018 the Company adopted Accounting Standards Update ("ASU") 2014-09 Revenue from Contracts with Customers (FASB ASC Topic 606) using the modified retrospective method for contracts that were not completed as of October 1, 2018. The results of applying Topic 606 using the modified retrospective approach were insignificant and did not have a material impact on our consolidated balance sheets, statement of income, and statement of cash flows.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Our products is sold with no right of return and we do not provide other credits or sales incentive, which are accounted for as variable consideration. Sales taxes invoiced to customers and remitted to government authorities are excluded from net sales.

The contract assets and contract liabilities are recorded on the consolidated balance sheets as accounts receivable and advance from customers as of September 30, 2019. For the year ended September 30, 2019, revenue recognized from performance obligations related to prior periods was insignificant.

There is no revenue expected to be recognized in any future periods related to other performance obligations. Refer to Note 14 for disaggregated revenue information.

Government grants

Government grants are recognized when there is reasonable assurance that the attached conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of income and comprehensive income over the period necessary to match the grant on a systematic basis to the related costs. Where the grant relates to an asset acquisition, it is recognized in the consolidated statements of income and comprehensive income in proportion to the depreciation of the related assets. Government grants received in the year ended September 30, 2019 and 2018 were $360,169 and $163,609, respectively. Grant income recognized in the year ended September 30, 2019 and 2018 were $680,151 and $548,727, respectively, included in other income within the consolidated statement of income and comprehensive income. As of September 30, 2019 and 2018, the deferred government grants were $1,363,480 and $1,737,454, respectively. The weighted average remaining periods for the government grant to be recognized were 4.49 years and 4.94 years, respectively.

Research and development expenses

The Company expenses all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including manufacturing costs, facility costs of the research center, and amortization, depreciation of intangible assets and property, plant and equipment used in the research and development activities. For the year ended September 30, 2019 and 2018, total research and development expense were approximately $44,000 and $173,000, respectively, which were recorded in general and administrative expenses in the consolidated statement of income and comprehensive income.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not believe that there were any uncertain tax positions at September 30, 2019 and 2018.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in statement of changes in equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2019	September 30, 2018

Year-end spot rate	US$1=RMB 7.1383	US$1=RMB 6.8683

Average rate	US$1=RMB 6.8767	US$1=RMB 6.5400

Fair Value of Financial Instruments

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and nonfinancial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents, restricted cash, accounts receivable, bank notes receivable, advances to suppliers, other current assets, accounts payable, deferred revenue, advances from customers and accrued expenses and other payables approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the bank loans, bank notes payable and other liabilities, including current maturities, approximated their carrying value as of September 30, 2018 and 2017, respectively. The Company's estimates of the fair value of bank loans and notes payable and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Concentrations and Credit Risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of September 30, 2019 and 2018, $3,623,348 and $5,624,520 of the Company’s cash and cash equivalents, certificates of deposit and restricted cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.

Substantially all of the Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the year ended September 30, 2019, one customer accounted for 15% of the Company’s total revenue. Three customers accounting for 19%, 15% and 14% of the Company’s total revenue, respectively, for the year ended September 30, 2018. For the year ended September 30, 2019, two vendors accounted for 13% and 10% of the Company’s total purchase, respectively. For the year ended September 30, 2018, two vendors accounted for 19% and 14% of the Company’s total purchase, respectively. As of September 30, 2019, two major customers’ account receivable accounted for 46% and 30% of the total account receivable and two customers’ account receivable accounted for 45% and 24% of the total outstanding accounts receivable balance as of September 30, 2018.

A loss of any of these customers or suppliers could adversely affect the operating results or cash flows of the Company.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification

Certain prior period amounts have been reclassified to confirm the current period presentation.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company adopted ASU 2016-02 starting October 1, 2019. As of the date of implementation on October 1, 2019, the impact of the adoption of the Updated Lease Guidance is estimated to result in the recognition of a right of use asset and lease payable obligation on the Company’s consolidated balance sheet of approximately $160,000. Subsequent to adoption, the Company does not anticipate the impact on its results and cash flows to be material.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including those interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard, but based on a preliminary assessment, does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of	As of
	September 30, 2019	September 30, 2018
Trade accounts receivable	$614,556	$1,339,975
Less: allowances for doubtful accounts	(10,796)	(18,890)
Accounts receivable, net	$603,760	$1,321,085

NOTE 4 – INVENTORY, NET

Inventories consisted of the following:

	As of	As of
	September 30, 2019	September 30, 2018
Raw materials	$2,933,891	$4,280,869
Work-in-progress	1,153,558	424,418
Finished goods	8,750,350	5,140,566
Inventory valuation allowance	(314,915)	(259,493)
Total inventory	$12,522,884	$9,586,360

NOTE 5 – OTHER CURRENT ASSETS

Other current assets consisted of the following:

	As of	As of
	September 30, 2019	September 30, 2018
Deferred offering costs	$351,922	$-
Marketable securities	-	14,578
Other receivables	462,010	448,640
Total other current assets	813,932	463,218

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of	As of
	September 30, 2019	September 30, 2018
Property and Buildings	$8,429,891	$8,489,230
Machinery and equipment	17,179,561	17,154,386
Automobiles	575,080	597,687
Office and electric equipment	101,469	103,646
Subtotal	26,286,001	26,344,949
Construction in progress	148,197	511,264
Less: accumulated depreciation	(18,768,876)	(18,367,487)
Property and equipment, net	$7,665,322	$8,488,726

Depreciation expense was $1,137,822 and $1,198,142 for the years ended September 30, 2019 and 2018, respectively.

Construction in progress represents costs of construction incurred for the Company’s upgrading its manufacturing facilities.

NOTE 7 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of	As of
	September 30, 2019	September 30, 2018
Land use rights	$2,281,326	$2,371,007
Software	28,794	29,926
License for drug manufacturing	56,648	58,239
Total	2,366,768	2,459,172
Less: accumulated amortization	(532,638)	(503,164)
Intangible assets, net	$1,834,130	$1,956,008

Amortization expense was $50,351 and $55,956 for the years ended September 30, 2019 and 2018, respectively.

Estimated future amortization expense for intangible assets is as follows:

Year ending September 30,	Amortization expense
2020	$55,493
2021	53,345
2022	51,228
2023	48,946
2024	48,946
Thereafter	1,576,172
$1,834,130

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – LONG-TERM INVESTMENT

In July 2017, Gansu QLS acquired 40% ownership interest of JiuQuan Funong Biotech Co., Ltd (“Funong”) with a total investment amount of RMB3,300,000, which have been paid in the amount of RMB1,200,000 ($176,121 equivalent) in 2017, RMB1,658,750 ($253,596 equivalent) in 2018, and RMB441,250 ($64,165 equivalent) in 2019, respectively. The investment was accounted for using equity method.

Equity method investment consisted of the following:

	As of September 30, 2019	As of September 30, 2018
Equity method investment:
Cost of equity method investment	462,295	416,223
Profit (loss) from equity method investment	77,385	(8,878)
Total long-term investment	$539,680	$407,345

The investment income attributable to the equity investment of $89,197 and $8,309 for the years ended September 30, 2019 and 2018, respectively, were included in other income (expense) on the statement of income and comprehensive income.

NOTE 9 – BANK LOANS

Bank loans represent amounts due to various banks normally due within one year. The principal of the loans are due at maturity. Accrued interest is due either monthly or quarterly.

In 2018 and 2019, Gansu QLS entered into a series of short-term bank loan agreements with Agricultural Bank of China (“ABC”) with a loan period of twelve months. The Company pledged its property and buildings as collateral for the loans. The loans bear fixed interest rates ranging from 5.22% to 5.44% per annum. The loans are guaranteed by Mr. Zhanchang Xin, principal shareholder of the Company. The loans outstanding as of September 30, 2018 have been fully repaid upon maturity. The loans outstanding as of September 30, 2019 will mature in January to July of 2020. In December 2019, the Company repaid in advance the loan balance of $1.5 million (RMB 10 million) which will mature in January 2020.

NOTE 10 – BANK NOTES PAYABLE

Bank notes payable are lines of credit extended by banks that can be endorsed and assigned to vendors as payments for purchases. The notes payable are generally payable within six months. These short-term notes payable are guaranteed by the bank for their full face value. In addition, the banks usually require the Company to deposit a certain amount of cash (usually in the range of 30% to 50% of the face value of the notes) at the bank as a guarantee deposit, which is classified on the balance sheet as restricted cash.

The Company had bank notes payable to Lanzhou Bank (“LZ Bank”) as of September 30, 2018. The notes were due on December 20, 2018, which has been fully repaid on the due date.

As of September 30, 2018, $363,991 in cash deposits were held by banks as a guaranty for the notes payable, respectively. In addition, notes payable are guaranteed by the Company’s majority shareholder and secured by the Company’s buildings and land.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 –TAXES

(a)	Corporate Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

The Company’s operating subsidiaries are all incorporated in the PRC and are subject to PRC income tax, which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, current corporate income tax rate of 25% is applicable to all companies, including both domestic and foreign-invested companies. However, according to Tax Preferential Policies for the Development of the Western Region which is effective until December 31, 2020, Gansu QLS and its subsidiary Chengdu QLS are eligible for a favorable income tax rate of 15% for the year ended September 30, 2019 and 2018. In accordance with the notice on the small-scale and low-profit corporate income tax preferential policies of the Ministry of Finance and the State Administration of Taxation, [2018] No. 77 and [2019] No. 13, Qiming is eligible for a favorable income tax of 10% for the year ended September 30, 2019 and 2018. The qualifications of small-scale and low-profit enterprises were examined annually by the Tax Bureau.

Significant components of the provision for income taxes were as follows:

	For the year ended	For the year ended
	September 30, 2019	September 30, 2018
Current income taxes	$984,785	$927,564
Deferred income taxes	48,645	15,799
Total	$1,033,440	$943,363

The impact of these tax holidays decreased our taxes by $710,083 and $623,455 for the years ended September 30, 2019 and 2018, respectively. The benefit of the tax holidays on net income per share was $0.024 and $0.021 for the years ended September 30, 2019, and 2018, respectively

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

Temporary differences and carryforwards of the Company that created significant deferred tax assets and liabilities are as follows:

	As of September 30, 2019	As of September 30, 2018
Deferred tax assets:
Allowance for doubtful accounts and inventory provision	$49,660	$42,736
NOL Carryforwards	5,202	14,942
Deferred government grants	204,522	260,618
Total deferred tax assets	$259,384	$318,296

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 –TAXES (Continued)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Based upon management’s assessment of all available evidence, there was no valuation allowance provided as of September 30, 2019 and 2018.

As of September 30, 2019, the tax years ended September 30, 2014 through September 30, 2019 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The following table reconciles the statutory rates to the Company’s effective tax rate:

	September 30,	September 30,
	2019	2018
China Statutory income tax rate	25.0%	25.0%
Effect of favorable income tax rate in the PRC	(10.2)%	(10.1)%
Non-deductible permanent difference	0.1%	0.4%
Effective tax rate	14.9%	15.3%

(b)	Taxes Payable

The Company’s taxes payable consists of the following:

	September 30,	September 30,
	2019	2018
VAT tax payable	$45,571	$618,454
Corporate income tax payable	277,132	455,315
Business and other taxes payable	25,227	123,042
Total	$347,930	$1,196,811

NOTE 12 – RELATED PARTY TRANSACTIONS

During the normal course of business, the Company made purchase and sales to affiliated companies controlled by its major shareholders or subsidiaries. For the years ended September 30, 2019 and September 30, 2018, the Company made sales to affiliated companies in the amount of $94,316 and $148,417, respectively. For the year ended September 30, 2018, the Company purchased from affiliated companies in the amount of $27,260.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 –EQUITY

Ordinary Shares

Qilian International was incorporated on February 7, 2019, with 50,000,000 ordinary shares, $0.001 par value, authorized and issued.

On October 16, 2019, our shareholders approved a reverse split of our outstanding ordinary shares at a ratio of 1-for-1.66667 shares, which resulted in 30,000,000 ordinary shares issued and outstanding. In addition, on the same day, our shareholders approved an increase of the Company's authorized shares from 50,000,000 ordinary shares at par value of $0.001 per share to 100,000,000 ordinary shares at par value of $0.00166667 per share.

The above actions are collectively referred to as the “reserve split.” As a result of this reverse split, the maximum number of shares that the Company is authorized to issue is 100,000,000 ordinary shares, of $0.00166667 par value per share, of which 30,000,000 ordinary shares are issued and outstanding.

All share information included in the consolidated financial statements and notes thereto have been retroactively adjusted as if the stock reserve split occurred on the first day of the first period presented.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity's registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. As of September 30, 2019 and September 30, 2018, the balance of statutory reserve was $1,773,817 and $1,132,636, respectively.

Dividend

On March 5, 2018, the board of directors of Gansu QLS declared a dividend of $5,137,615 to its shareholders, including cash dividend of $733,944 and stock dividend of $4,403,670. All dividends have been paid as of September 30, 2018.

NOTE 14 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products. Based on management’s assessment, the Company has determined that it has three operating segments as defined by ASC 280.

The Company mainly manufactures and distributes active pharmaceutical ingredients and TCMD products as well as other by-products in China. Currently no revenue is derived from international markets. The following table presents segment information for years ended September 30, 2019 and 2018, respectively:

	For the year ended September 30, 2019
	Oxytetracycline & Licorice products and TCMD	Fertilizer	Heparin products and Sausage casing	Total
Revenue	$30,149,950	$549,231	$15,397,503	$46,096,684
Cost of revenue	22,324,422	186,504	13,905,846	36,416,772
Gross profit	$7,825,528	$362,727	$1,491,657	$9,679,912
Depreciation and amortization	$985,212	$38,525	$164,436	$1,188,173
Capital expenditures	$331,917	$5,598	$278,873	$616,388

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – SEGMENT REPORTING (Continued)

	For the year ended September 30, 2018
	Oxytetracycline & Licorice products and TCMD	Fertilizer	Heparin products and Sausage casing	Total
Revenue	$33,429,330	$713,896	$16,225,787	$50,369,013
Cost of revenue	26,159,584	235,319	15,841,870	42,236,773
Gross profit	$7,269,746	$478,577	$383,917	$8,132,240
Depreciation and amortization	$1,070,824	$38,097	$145,177	$1,254,098
Capital expenditures	$628,604	$486,501	$2,070	$1,117,175

	September 30,	September 30,
	2019	2018
Total Assets
Oxytetracycline & Licorice products and TCMD	$23,251,452	$23,557,675
Fertilizer	$2,149,680	$1,841,894
Heparin products and Sausage casing	$9,867,112	$7,939,972
Total	$35,268,244	$33,382,939

NOTE 15 – SUBSEQUENT EVENTS

In December 2019, the Company repaid in advance the loan of RMB10,000,000 (approximately $1.5 million), which will mature in January 2020, to Agricultural Bank of China.

In February 2020, the Company entered into a short-term bank loan agreement with Agricultural Development Bank of China (“ADBC”), which is RMB 10,000,000 (approximately $1.5 million). The new loan is due in one year after the date of borrowing and bear interest of 4.15% per annum. The Company pledged its property and buildings as collateral for the loan.

In February and March 2020, the Company entered into two short-term bank loan agreements with Agricultural Bank of China (“ABC”), each of which is RMB 10,000,000 (approximately $1.5 million). The new loans are due in one year after the date of borrowing and bear interest of 4.05% per annum. The Company pledged its property and buildings as collateral for the two loans. The loans are also guaranteed by Mr. Zhanchang Xin, principal shareholder of the Company.

In March 2020, the Company repaid the loan of RMB5,000,000 (approximately $0.8 million), which matured in March 2020, to Agricultural Bank of China.

In early January of 2020, the outbreak of the novel coronavirus, commonly referred to as “COVID-19”, first found in mainland China, then in Asia and eventually throughout the world, has significantly affected business and other activities within China. China has experienced widespread economic disruption owing to the outbreak of the COVID-19 coronavirus and stringent government measures to contain it, including nationwide restricting access to provinces and cities, reducing agglomeration activities, and postponing non-essential business activates. The Company shut down the manufacturing of all products except Oxytetracycline and stopped all distributions during February 2020. Almost all of our suppliers and customers had different levels of business disruptions as well, therefore we have experienced substantive diminutions in raw material supplies and such prices have increased significantly. As of the date of issuance of these financial statements, the COVID-19 coronavirus outbreak in China appears to have slowed down and certain provinces and cities have started resuming business activities under the guidance and support of the government. The Company has resumed manufacturing activities since February 27 2020. Most production lines of the Company have been restored to normal production capacity. We anticipate our revenue for the second and third quarter of fiscal year 2020 will be materially and adversely affected but it is too early to determine what the overall effect COVID-19 will have on the Company’s annual financial results or ability to conduct business as expected. The extent of impact to which our operations or those of our third-party vendors and customers, including those customers that distribute to Europe and other jurisdictions outside of mainland China, will depend on future developments which are uncertain and cannot be predicted with confidence at this time.

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued. Based upon this review, the Company did not identify any subsequent events except disclosed in above that would have required adjustment or disclosure in the financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Balance Sheets

	As of
	March 31	September 30
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,811,937	$4,594,440
Accounts receivable, net	2,957,586	603,760
Accounts receivable - related parties, net	9,133	-
Bank notes receivable	3,587,334	5,476,707
Inventories, net	10,473,104	12,522,884
Advances to suppliers, net	1,727,232	958,005
Other current assets	914,640	813,932
TOTAL CURRENT ASSETS	31,480,966	24,969,728

Property and equipment, net	7,384,553	7,665,322
Intangible assets, net	1,830,618	1,834,130
Long term investment	486,442	539,680
Right of use assets-lease	135,727	-
Deferred tax assets	228,711	259,384
TOTAL ASSETS	$41,547,017	$35,268,244

CURRENT LIABILITIES:
Bank loans	$7,052,584	$4,903,128
Accounts payable	3,608,300	3,570,148
Advance from customers	244,500	1,911,748
Advance from customers - related parties	-	2,171
Deferred government grants-current	385,013	391,142
Taxes payable	1,897,100	347,930
Operating lease liabilities, current	56,125	-
Accrued expenses and other payables	523,459	531,713
TOTAL CURRENT LIABILITIES	13,767,081	11,657,980

LONG TERM LIABILITIES
Operating lease liabilities, long term	59,291	-
Deferred government grants - noncurrent	789,273	972,338

TOTAL LIABILITIES	$14,615,645	$12,630,318

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00166667 par value, 100,000,000 shares authorized , 30,000,000 Ordinary Shares issued and outstanding as of March 31, 2020 and September 30, 2019 , respectively	50,000	50,000
Additional paid-in capital	12,252,077	12,252,077
Statutory Reserve	2,200,488	1,773,817
Retained earnings	10,992,090	7,560,631
Accumulated other comprehensive loss	(1,648,395)	(1,743,175)
Total shareholders’ equity attributable to Qilian International	23,846,260	19,893,350
Noncontrolling interest	3,085,112	2,744,576
TOTAL SHAREHOLDERS' EQUITY	26,931,372	22,637,926
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$41,547,017	$35,268,244

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	For the six months ended March 31
	2020	2019
NET REVENUE	$27,758,814	$27,160,302

COST OF REVENUE	21,530,973	19,772,589

GROSS PROFIT	6,227,841	7,387,713

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,434,898	1,732,288

INCOME FROM OPERATIONS	4,792,943	5,655,425

Other Income (Expenses)

Interest expense	(110,251)	(104,282)

Other income	215,788	354,884
Total Other income (expense)	105,537	250,602

INCOME BEFORE INCOME TAX PROVISION	4,898,480	5,906,027

PROVISION FOR INCOME TAXES	715,101	881,726

NET INCOME	4,183,379	5,024,301

Less: net income attributable to non-controlling interest	325,249	732,190

NET INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$3,858,130	$4,292,111

OTHER COMPREHENSIVE INCOME

Foreign currency translation adjustment	110,067	525,626

COMPREHENSIVE INCOME	4,293,446	5,549,927

Less: comprehensive income attributable to non - controlling interests	340,536	828,230

COMPREHENSIVE INCOME ATTRIBUTABLE TO QILIAN INTERNATIONAL HOLDING GROUP LIMITED	$3,952,910	$4,721,697

Earnings per common share - basic and diluted	$0.13	$0.14
Weighted average shares - basic and diluted	30,000,000	30,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

		Additional			Accumulated Other Comprehensive	Shareholders'	Non-controlling	Total
	Ordinary Shares	Paid-in Capital	Retained Earnings	Statutory Reserve	Income	Equity	Interests	Equity
Balance at September 30, 2018	$50,000	$12,252,077	$2,869,494	$1,132,636	$(982,277)	$15,321,930	$2,399,406	$17,721,336
Capital contribution from shareholders		216,132				216,132	31,568	247,700
Net income for the year			5,169,507			5,169,507	33,102	5,202,609
Appropriation for statutory reserve			(293,763)	293,763				-
Stock dividend appropriation to shareholders		4,338,989	(4,338,989)					-
Cash dividend paid to shareholders			(723,165)			(723,165)	(10,779)	(733,944)
Foreign currancy translation adjustment					(583,731)	(583,731)	(68,501)	(652,232)
Balance at March 31, 2019	$50,000	$16,807,198	$2,683,084	$1,426,399	$(1,566,008)	$19,400,673	$2,384,796	$21,785,469

Balance at September 30, 2019	$50,000	$12,252,077	$7,560,631	$1,773,817	$(1,743,175)	$19,893,350	$2,744,576	$22,637,926
Net income for the year			3,858,130			3,858,130	325,249	4,183,379
Appropriation for statutory reserve			(426,671)	426,671				-
Foreign currancy translation adjustment					94,780	94,780	15,287	110,067
Balance at March 31, 2020	$50,000	$12,252,077	$10,992,090	$2,200,488	$(1,648,395)	$23,846,260	$3,085,112	$26,931,372

The accompanying notes are an integral part of these consolidated financial statements.

Qilian International Holding Group Limited and Subsidiaries

Consolidated Statements of Cash flows

(Unaudited)

	For the six months ended March 31
	2020	2019
Cash flows from operating activities:
Net Income	$4,183,379	$5,024,301
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	577,860	600,119
Provision of doubtful accounts	26,796	55,034
Inventory reserve	(36,210)	(241,689)
Deferred tax expense	32,811	68,210
Investment income	531	-
Changes in operating assets and liabilities:
Accounts receivable	(2,390,190)	(2,547,339)
Bank notes receivable	1,948,153	(472,050)
Inventories	2,195,464	(1,660,563)
Advances to suppliers	(771,020)	(450,757)
Other current assets	(138,014)	(30,331)
Accounts payable	13,778	(285,601)
Accounts payable - related parties	-	(3,061)
Advance from customers	(1,698,831)	(3,298,479)
Advance from customers - related parties	(2,210)	-
Deferred revenue	(200,740)	(204,544)
Tax payables	1,563,764	743,114
Accrued expenses and other payables	(12,038)	530,404
Net cash provided by (used in) operating activities	5,293,283	(2,173,232)

Cash flows from investing activities:
Purchase of property and equipment	(215,696)	(534,729)
Purchase of intangible assets	(8,791)	-
Payment made for long term investment	57,041	(57,289)
Investment made for marketable securities	-	14,652
Net cash used in investing activities	(167,446)	(577,366)

Cash flows from financing activities:
Proceeds from bank loans	2,139,007	-
Proceeds from bank notes payable	-	292,684
Acquisition of non-controlling interest	-	(133,552)
Net cash provided by financing activities	2,139,007	159,132

Effect of exchange rate change on Cash	(47,347)	108,421

Net increase (decrease) in cash and cash equivalents	7,217,497	(2,483,045)
Cash and cash equivalents at beginning of year	4,594,440	5,624,779
Cash and cash equivalents at end of year	$11,811,937	$3,141,734

Supplemental cash flow information
Cash paid for interest	$124,955	$46,197
Cash paid for income taxes	$149,879	$328,364

The accompanying notes are an integral part of these consolidated financial statements.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Qilian International Holding Group Limited (“Qilian International”, or “the Company”) is a Cayman Islands exempted company incorporated on February 7, 2019 as a holding company to develop business opportunities in the People’s Republic of China (“PRC” or “China”).

Qilian International (Hong Kong) Holdings Ltd (“Qilian HK”) is a wholly-owned subsidiary of Qilian International formed in accordance with the laws and regulations of Hong Kong on January 30, 2019.

Qilian International is a holding company whose only asset is 100% of the equity interest in Qilian HK. Qilian HK is a holding company whose only asset is 100% of the equity interest in Chengdu Qilian Trading Co., Ltd (“Qilian Chengdu”), a wholly foreign-owned entity (“WFOE”) organized under the laws of the PRC. Qilian International and Qilian HK do not have any substantive operations of their own but conduct their primary business operations through Qilian Chengdu’s variable interest entity (“VIE”), Gansu Qilianshan Pharmaceutical Co., Ltd (“Gansu QLS”).

Gansu QLS was established in August 2006 under the laws of the PRC with initial capital of approximately $0.27 million. After several registered capital increases and capital contributions, the registered capital of Gansu QLS was approximately $12.2 million as of March 31, 2020 and September 30, 2019. Over the years, Gansu QLS has established five subsidiaries:

	Ownership as of
	March 31, 2020	September 30, 2019
Jiuquan Qiming Biotechnology Co., Ltd (“Qiming”)	100%	100%
Chengdu Qilianshan Biotechnology Co., Ltd (“Chengdu QLS”)	71.75%	71.75%
Jiuquan Ahan Biotechnology Co., Ltd. (“Ahan”) *	100%	75%
Tibet Samen Trading Co., Ltd (“Samen”)	100%	100%
Tibet Cangmen Trading Co., Ltd (“Cangmen”)	100%	100%

* In November 2019, the non-controlling interest holder of Ahan transferred their 25% subscribed capital to the Company, thus Ahan became a wholly owned subsidiary of the Company. See Note 2.

On May 20, 2019, Qilian International, through its WFOE, Qilian Chengdu, entered into a series of agreements with Gansu QLS and its shareholders, including an Exclusive Services Agreement, Call Option Agreement, Shareholders’ Voting Rights Proxy and Equity Pledge Agreement, Powers of Attorney, and the Spousal Consents (collectively “VIE agreements”). These contractual agreements oblige Qilian Chengdu to absorb a majority of the risk of loss from Gansu QLS’s activities and entitle Qilian Chengdu to receive a majority of their residual returns. In essence, Qilian Chengdu has gained effective control over Gansu QLS. In addition, 98.297% of Gansu QLS’s shareholders have pledged their equity interest in Gansu QLS to Qilian Chengdu, irrevocably granted Qilian Chengdu an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Gansu QLS, and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Qilian Chengdu. Through these contractual arrangements, Qilian Chengdu holds 98.297% of the variable interests of Gansu QLS.

Based on these contractual arrangements, Gansu QLS is considered as a VIE of Qilian Chengdu under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 810 (“ASC 810”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No.51”, because the equity investors in Gansu QLS do not have the characteristics of a controlling financial interest. In addition, Qilian Chengdu is the primary beneficiary of Gansu QLS, and, as such, Gansu QLS’s books and records are consolidated into those of Qilian Chengdu.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

As the above entities were under common control before and after the consummation of the VIE agreements, the restructuring was accounted for as a reorganization of entities under common control and the consolidation of Qilian International and its subsidiaries, the VIE and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

In May 2020, the Company incorporated a new wholly owned subsidiary, Rugao Tianlu animal products Co., Ltd to expand its sausage casing processing business in Jiangsu Province.

Qilian International, its subsidiaries and its VIE and its subsidiaries (collectively the “Group”) are principally engaged in the development, manufacture, marketing, and sale of licorice products, oxytetracycline products, traditional Chinese medicine derivatives (“TCMD”) product, heparin product, sausage casings, and fertilizers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information. The accompanying unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2020 and the results of its operations and cash flows for the six months ended March 31, 2020 and 2019. The results for the six months ended March 31, 2020 are not necessarily indicative of results to be expected for the year ending September 30, 2020, any other interim periods or any future year or period.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements include the financial statements of Qilian International and its subsidiaries and VIEs. All material intercompany accounts and transactions have been eliminated in consolidation.

The ownership structure of the Company, its subsidiaries, VIE and its subsidiaries are in compliance with existing PRC laws and regulations and the contractual arrangements with the VIE and its shareholders are valid and binding. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Further we rely on the contractual agreements with Gansu QLS. Under the current contractual agreements, as a legal matter, if Gansu QLS or any of its shareholders fails to perform their respective obligations, we may have to rely on PRC law. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

The carrying amounts of the assets, liabilities, the results of operations and cash flows of the VIE and its subsidiaries included in the Group’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows are as follows:

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	March 31,	September 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$11,811,937	$4,594,440
Accounts receivable, net	2,957,586	603,760
Accounts receivable - related parties, net	9,133	-
Bank notes receivable	3,587,334	5,476,707
Inventories, net	10,473,104	12,522,884
Advances to suppliers, net	1,727,232	958,005
Other current assets	914,640	813,932
Total current assets	31,480,966	24,969,728
Property and equipment, net	7,384,553	7,665,322
Intangible assets, net	1,830,618	1,834,130
Long-term investment	486,442	539,680
Right of use assets-lease	135,727	-
Deferred tax assets	228,711	259,384
Total assets	$41,547,017	$35,268,244
LIABILITIES
Current liabilities:
Bank loans	$7,052,584	$4,903,128
Accounts payable	3,608,300	3,570,148
Advance from customers	244,500	1,911,748
Advance from customers - related parties	-	2,171
Deferred government grants - current	385,013	391,142
Taxes payable	1,897,100	347,930
Operating lease liabilities, current	56,125	-
Accrued expenses and other payables	523,459	531,713
Total current liabilities	13,767,081	11,657,980
Operating lease liabilities, long term	59,291	-
Deferred government grants - noncurrent	789,273	972,338
Total liabilities	14,615,645	12,630,318

	For the six months ended March 31,
	2020	2019
Net revenue	$27,758,814	$27,160,302
Net income	4,183,379	5,024,301

	For the six months ended March 31,
	2020	2019
Net cash provided by (used in) operating activities	$5,293,283	$(2,173,232)
Net cash used in investing activities	(167,446)	(577,366)
Net cash provided by financing activities	2,139,007	159,132
Effect of exchange rate on cash	(47,347)	108,421
Net increase (decrease) in cash and cash equivalents	$7,217,497	$(2,483,045)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s critical accounting estimates included, but are not limited to: allowance for estimated uncollectible receivables, inventory valuations, impairment of long-lived assets, impairment of intangible assets, and income taxes. Actual results could differ from those estimates.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties

Risk of Operation in China

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

Technology Innovation and Commodity Risks

The Company’s business faces rapid technological change, and there is a possibility that our competitors may achieve regulatory approval and develop new product candidates before us, which may harm our financial condition and our ability to successfully market or commercialize any of our product candidates.

The development and commercialization of new pharmaceutical products and fertilizers is highly competitive, and both industries currently are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We will face competition with respect to our current and future pharmaceutical and fertilizer product candidates from major pharmaceutical and chemical companies in China. Our Heparin and sausage casing products are made from livestock products, which are subject significant risks of the market supply of the raw materials.

Exchange Rate Risks

The Company operates in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US$ and the RMB. As at March 31, 2020 and September 30, 2019, cash of $11,811,937 (RMB 83,741,911) and $3,623,523 (RMB 25,865,791), respectively, is denominated in RMB and is held in PRC.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Other Uncertainties

In early January of 2020, the outbreak of the novel coronavirus, commonly referred to as “COVID-19”, first found in mainland China, then in Asia and eventually throughout the world, has significantly affected business and other activities within China. China has experienced widespread economic disruption owing to the outbreak of the COVID-19 coronavirus and stringent government measures to contain it, including nationwide restricting access to provinces and cities, reducing agglomeration activities, and postponing non-essential business activates. The Company shut down the manufacturing of all products, except Oxytetracycline, and stopped all distribution during February 2020. Almost all of our suppliers and customers had different levels of business disruptions as well, therefore we have experienced substantive diminutions in raw material supplies and such prices have increased significantly. As of the date of issuance of these financial statements, the COVID-19 coronavirus outbreak in China appears to have slowed down and certain provinces and cities have started resuming business activities under the guidance and support of the government. The Company has resumed manufacturing activities since February 27 2020. Most production lines of the Company have been restored to normal production capacity. The extent of impact to which our operations or those of our third-party vendors and customers, including those customers that distribute to Europe and other jurisdictions outside of mainland China, will depend on future developments which are uncertain and still cannot be predicted with confidence at this time.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories, net

Inventories are stated at the lower of cost or market. Costs include the cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. Allowances for obsolescence are also assessed based on expiration dates, as applicable, taking into consideration historical and expected future product sales.

Property, Plant and Equipment

Property and equipment are stated at cost. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Items	Useful life
Property and buildings	20–25 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the statement of income in other income and expenses.

Intangible Assets

Intangible assets consist primarily of land use rights, software and license for drug manufacturing (See Note 7). Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Items	Useful life

Land use rights	50 years
Software	10 years
License for drug manufacturing	10 years

Leases

On October 1, 2019 the Company adopted Accounting Standards Update (“ASU”) 2016-02. For all leases that were entered into prior to the effective date of ASC 842, we elected to apply the package of practical expedients. Based on this guidance we will not reassess the following: (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) initial direct costs for any existing leases. The adoption of Topic 842 resulted in the presentation of approximately $163,000 of operating lease assets and $142,000 operating lease liabilities on the consolidated balance sheet as of October 1, 2019. See Note 13 for additional information.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, current portion of obligations under capital leases, and obligations under capital leases, non-current on our consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Long-Term Investment

Investments in entity in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting. Under the equity method, the Company initially records its investment at cost and the difference between the cost and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated balance sheets. The Company evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. The Company subsequently adjusts the carrying amount of the investment to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no indicators of impairment of long lived assets as of March 31, 2020 and September 30, 2019.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-controlling interests

Non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, VIE and VIE’s subsidiaries, non-controlling interests represent a minority shareholder’s 1.703% ownership interest in Gansu QLS, 28.25% ownership interest in Chengdu QLS as of March 31, 2020, and 1.703% ownership interest in Gansu QLS, 28.25% ownership interest in Chengdu QLS and 25% ownership interest in Ahan as of September 30, 2019.

In December 2018, the Company acquired equity interest in Chengdu QLS from its non-controlling interest holders for RMB 825,000 (approximately $134,000). In March 2019, the Company additionally contributed RMB 20,000,000 (approximately $2.9 million) capital into Chengdu QLS. These transactions resulted that the ownership interest of minority shareholders in Chengdu QLS reduced from 48.57% as of September 30, 2018 to 28.25% of as of September 30, 2019.

In November 2018, the Company subscribed 25% of Ahan's registered capital, RMB 250,000, which were transferred from one of its non-controlling interest holders. The transaction resulted that the ownership interest of minority shareholders in Ahan reduced from 50% as of September 30, 2018 to 25% of as of September 30, 2019. In November 2019, the Company subscribed the remaining 25% of Ahan's registered capital, RMB 250,000, which were transferred from its non-controlling interest holder. The transaction resulted that Ahan became a wholly owned subsidiary of the Company. The fair value of non controlling interest acquired is immaterial to the financial statements.

The following table summarizes the shareholders’ equity for the non-controlling interest from each subsidiary that is not 100% owned by the Company:

	As of
	March 31, 2020	September 30, 2019
Gansu QLS	$354,858	$298,322
Chengdu QLS	2,730,254	2,448,765
Ahan	-	(2,511)
Total	$3,085,112	$2,744,576

Non-controlling interest in the equity of a subsidiary is reported in equity in the consolidated balance sheets. Net income and losses attributable to the non-controlling interest is reported as described above in the consolidated statement of income and comprehensive income.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To perform revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps:

(i)	identification of the promised goods or services in the contract;

(ii)	determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations based on estimated selling prices; and

(v)	recognition of revenue when (or as) we satisfy each performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606.

The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and are, therefore, not distinct. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Our products are sold with no right of return and we do not provide other credits or sales incentives, which are accounted for as variable consideration. Sales taxes invoiced to customers and remitted to government authorities are excluded from net sales.

The contract assets and contract liabilities are recorded on the consolidated balance sheets as accounts receivable and advance from customers as of March 31, 2020 and September 30, 2019.

Refer to Note 15 for disaggregated revenue information.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Government grants

Government grants are recognized when there is reasonable assurance that the attached conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of income and comprehensive income over the period necessary to match the grant on a systematic basis to the related costs. Where the grant relates to an asset acquisition, it is recognized in the consolidated statements of income and comprehensive income in proportion to the depreciation of the related assets. Government grants received for the six months ended March 31, 2020 and 2019 were $318,289 and $0, respectively. Grant income recognized for the six months ended March 31, 2020 and 2019 were $519,029 and $204,544, respectively, included in other income within the consolidated statement of income and comprehensive income. As of March 31, 2020, and September 30, 2019, the deferred government grants were $1,174,286 and $1,363,480, respectively. The weighted average remaining periods for the government grant to be recognized were 4.11 years and 4.49 years, respectively.

Research and development expenses

The Company expenses all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including manufacturing costs, facility costs of the research center, and amortization, depreciation of intangible assets and property, plant and equipment used in the research and development activities. For the six months ended March 31, 2020 and 2019, total research and development expense were approximately $21,000 and $40,000, respectively, which were recorded in general and administrative expenses in the consolidated statement of income and comprehensive income.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not believe that there were any uncertain tax positions at March 31, 2020 and September 30, 2019.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in statement of changes in equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2020	September 30, 2019	March 31, 2019

Period-end spot rate	US$1=RMB 7.0896	US$1=RMB 7.1383	US$1=RMB 6.7119

Average rate	US$1=RMB 7.0126	US$1=RMB 6.8767	US$1=RMB 6.8333

Fair Value of Financial Instruments

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and nonfinancial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents, restricted cash, accounts receivable, bank notes receivable, advances to suppliers, other current assets, accounts payable, deferred revenue, advances from customers and accrued expenses and other payables approximate fair value because of the short maturity of those instruments. Based on comparable open market transactions, the fair value of the bank loans, bank notes payable and other liabilities, including current maturities, approximated their carrying value as of March 31, 2020 and September 30, 2019, respectively. The Company's estimates of the fair value of bank loans and notes payable and other liabilities (including current maturities) were classified as Level 2 in the fair value hierarchy.

Concentrations and Credit Risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of March 31, 2020 and September 30, 2019, $11,811,729 and $3,623,348 of the Company’s cash and cash equivalents, certificates of deposit and restricted cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.

Substantially all of the Company’s sales are made to customers that are located in China. The Company has a concentration of its revenues and receivables with specific customers. For the six month ended March 31 2020, three customer accounted for 22%, 11% and 11% of the Company’s total revenue, respectively. For the six month ended March 31 2020, one vendor accounted for 13% of the Company’s total purchase. As of March 31 2020, two major customers’ account receivable accounted for 56% and 24% of the total account receivable, respectively.

For the six months ended March 31, 2019, two customer accounted for 12% and 10% of the Company’s total revenue, respectively. For the six months ended March 31, 2019, two vendor accounted for 15% and 11% of the Company’s total purchase, respectively.  As of September 30, 2019, two major customers’ account receivable accounted for 46% and 30% of the total account receivable, respectively.

A loss of any of these customers or suppliers could adversely affect the operating results or cash flows of the Company.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including those interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard, but based on a preliminary assessment, does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” to improve the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, policies for timing of transfers between different levels for fair value measurements, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect that the adoption of this ASU will have a material impact on its financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of	As of
	March 31, 2020	September 30, 2019
Trade accounts receivable	$2,973,874	$614,556
Less: allowances for doubtful accounts	(16,288)	(10,796)
Accounts receivable, net	$2,957,586	$603,760

NOTE 4 – INVENTORY, NET

Inventories consisted of the following:

	As of	As of
	March 31, 2020	September 30, 2019
Raw materials	$4,836,312	$2,933,891
Work-in-progress	538,709	1,153,558
Finished goods	5,379,344	8,750,350
Inventory valuation allowance	(281,261)	(314,915)
Total inventory	$10,473,104	$12,522,884

NOTE 5 – OTHER CURRENT ASSETS

Other current assets consisted of the following:

	As of	As of
	March 31, 2020	September 30, 2019
Deferred offering costs	$354,340	$351,922
Security deposits	$510,607	$402,057
Other receivables	49,693	59,953
Total other current assets	914,640	813,932

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of	As of
	March 31, 2020	September 30, 2019
Property and Buildings	$8,675,986	$8,429,891
Machinery and equipment	17,343,424	17,179,561
Automobiles	579,031	575,080
Office and electric equipment	130,073	101,469
Subtotal	26,728,514	26,286,001
Construction in progress	100,619	148,197
Less: accumulated depreciation	(19,444,580)	(18,768,876)
Property and equipment, net	$7,384,553	$7,665,322

Depreciation expense was $552,780 and $574,784 for the six months ended March 31 2020 and 2019, respectively.

Construction in progress represents costs of construction incurred for the Company’s upgrading its manufacturing facilities.

NOTE 7 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of	As of
	March 31, 2020	September 30, 2019
Land use rights	$2,296,997	$2,281,326
Software	38,304	28,794
License for drug manufacturing	56,421	56,648
Total	2,391,722	2,366,768
Less: accumulated amortization	(561,104)	(532,638)
Intangible assets, net	$1,830,618	$1,834,130

Amortization expense was $25,080 and $25,335 for the six months ended March 31 2020 and 2019, respectively.

Estimated future amortization expense for intangible assets is as follows:

Year ending March 31,	Amortization expense
2021	$54,389
2022	51,911
2023	49,780
2024	47,482
2025	47,482
Thereafter	1,579,575
$1,830,618

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 8 – LONG-TERM INVESTMENT

In July 2017, Gansu QLS acquired 40% ownership interest of JiuQuan Funong Biotech Co., Ltd (“Funong”) with a total investment amount of RMB3,300,000, which have been paid in the amount of RMB1,200,000 ($176,121 equivalent) in 2017, RMB1,658,750 ($253,596 equivalent) in 2018, and RMB441,250 ($64,165 equivalent) in 2019, respectively. The investment was accounted for using equity method.

Equity method investment consisted of the following:

	As of March 31, 2020	As of September 30, 2019
Equity method investment:
Cost of equity method investment	465,470	462,295
Profit (loss) from equity method investment	20,972	77,385
Total long-term investment	$486,442	$539,680

The investment loss attributable to the equity investment of $531 and $2,784 for the six months ended March 31, 2020 and 2019, respectively, were included in other income (expense) on the statement of income and comprehensive income.

NOTE 9 – BANK LOANS

Bank loans represent amounts due to various banks normally due within one year. The principals of the loans are due at maturity. Accrued interest is due either monthly or quarterly.

In 2019 and 2020, Gansu QLS entered into a series of short-term bank loan agreements with Agricultural Bank of China (“ABC”) with a loan period of twelve months. The Company pledged its property and buildings as collateral for the loans. The loans bear fixed interest rates ranging from 4.05% to 5.44% per annum. The loans are guaranteed by Mr. Zhanchang Xin, principal shareholder of the Company and pledged by the Company’s building and land use right. The loans outstanding as of March 31, 2020 will mature in May 2020 to March of 2021. On May 14, 2020, the Company repaid loan balance of $1.5 million (RMB 10 million) which matured on May 20, 2020.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 11 –TAXES

(a)	Corporate Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

The Company’s operating subsidiaries are all incorporated in the PRC and are subject to PRC income tax, which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, current corporate income tax rate of 25% is applicable to all companies, including both domestic and foreign-invested companies. However, according to Tax Preferential Policies for the Development of the Western Region which is effective until December 31, 2020, Gansu QLS and its subsidiary Chengdu QLS are eligible for a favorable income tax rate of 15% for the six months ended March 31, 2020 and 2019. In accordance with the notice on the small-scale and low-profit corporate income tax preferential policies of the Ministry of Finance and the State Administration of Taxation, [2018] No. 77 and [2019] No. 13, Qiming is eligible for a favorable income tax of 10% for the six months ended March 31, 2020 and 2019. The qualifications of small-scale and low-profit enterprises were examined annually by the Tax Bureau.

Significant components of the provision for income taxes were as follows:

	For the six months ended	For the six months ended
	March 31, 2020	March 31, 2019
Current income taxes	$682,290	$813,516
Deferred income taxes	32,811	68,210
Total	$715,101	$881,726

The impact of these tax holidays decreased our taxes by $476,710 and $596,727 for the six months ended March 31, 2020 and 2019, respectively. The benefit of the tax holidays on net income per share was $0.016 and $0.020 for the six months ended March 31, 2020 and 2019, respectively.

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

Temporary differences and carryforwards of the Company that created significant deferred tax assets and liabilities are as follows:

	As of March 31, 2020	As of September 30, 2019
Deferred tax assets:
Allowance for doubtful accounts and inventory provision	$48,830	$49,660
NOL Carryforwards	3,738	5,202
Deferred government grants	176,143	204,522
Total deferred tax assets	$228,711	$259,384

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 11 –TAXES (Continued)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Based upon management’s assessment of all available evidence, there was no valuation allowance provided as of March 31, 2020 and September 30, 2019.

As of March 31, 2020, the tax years ended September 30, 2014 through September 30, 2019 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The following table reconciles the statutory rates to the Company’s effective tax rate:

	March 31, 2020	March 31, 2019
China Statutory income tax rate	25.0%	25.0%
Effect of favorable income tax rate in the PRC	(9.7)%	(10.1)%
Non-deductible permanent difference	(0.7)%	0%
Effective tax rate	14.6%	14.9%

(b)	Taxes Payable

The Company’s taxes payable consists of the following:

	March 31	September 30,
	2020	2019
VAT tax payable	$928,865	$45,571
Corporate income tax payable	816,911	277,132
Business and other taxes payable	151,324	25,227
Total	$1,897,100	$347,930

NOTE 12 – RELATED PARTY TRANSACTIONS

During the normal course of business, the Company may make purchase and sales to affiliated companies controlled by its major shareholders or subsidiaries. For the six months ended March 31, 2020 and 2019, the Company made sales to affiliated companies in the amount of $11,444 and $5,312, respectively. There were no purchases in the respective periods.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 13 –Lease

The Company has an office lease with expiration dates through July 2022. For the six months ended March 31, 2020 and 2019, the lease expenses were $30,802 and $0, respectively. Balance sheet information related to the Company’s operating leases as of March 31, 2020 was as follows:

As of March 31, 2020
Operating Lease Assets:
Operating Lease	$135,727
Total operating lease assets	135,727
Operating lease obligations:
Current operating lease liabilities	56,125
Non-current operating lease liabilities	59,291
Total Lease liabilities	$115,416

Remaining Lease Term Operating Lease	2.3 years
Discount rate	5.5%

Lease liability maturities as of March 31, 2020, are as follows:

Operating,
lease
2020 (remaining six months)	30,467
2021	60,934
2022	30,467
Total minimum lease payments	$121,868
Less: Amount representing interest	(6,452)
Total	$115,416

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 14 –EQUITY

Ordinary Shares

Qilian International was incorporated on February 7, 2019, with 50,000,000 ordinary shares, $0.001 par value, authorized and issued.

On October 16, 2019, our shareholders approved a reverse split of our outstanding ordinary shares at a ratio of 1-for-1.66667 shares, which resulted in 30,000,000 ordinary shares issued and outstanding. In addition, on the same day, our shareholders approved an increase of the Company's authorized shares from 50,000,000 ordinary shares at par value of $0.001 per share to 100,000,000 ordinary shares at par value of $0.00166667 per share.

The above actions are collectively referred to as the “reserve split.” As a result of this reverse split, the maximum number of shares that the Company is authorized to issue is 100,000,000 ordinary shares, of $0.00166667 par value per share, of which 30,000,000 ordinary shares are issued and outstanding.

All share information included in the consolidated financial statements and notes thereto have been retroactively adjusted as if the stock reserve split occurred on the first day of the first period presented.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity's registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. As of March 31, 2020 and September 30, 2019, the balance of statutory reserve was $2,200,488 and $1,773,817, respectively.

NOTE 15 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products. Based on management’s assessment, the Company has determined that it has three operating segments as defined by ASC 280.

The Company mainly manufactures and distributes active pharmaceutical ingredients and TCMD products as well as other by-products in China. Currently no revenue is derived from international markets. The following table presents segment information for the six months ended March 31, 2020 and 2019, respectively:

	For the six months ended March 31, 2020
	Oxytetracycline & Licorice products and TCMD	Fertilizer	Heparin products and Sausage casing	Total
Revenue	$16,753,161	$333,822	$10,671,831	$27,758,814
Cost of revenue	12,062,310	150,108	9,318,555	21,530,973
Gross profit	$4,690,851	$183,714	$1,353,276	$6,227,841
Depreciation and amortization	$478,669	$18,951	$80,240	$577,860
Capital expenditures	$198,968	$429	$16,299	$215,696

QILIAN INTERNATIONAL HOLDING GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 15 – SEGMENT REPORTING (Continued)

	For the six months ended March 31, 2019
	Oxytetracycline & Licorice products and TCMD	Fertilizer	Heparin products and Sausage casing	Total
Revenue	$16,305,675	$239,583	$10,615,044	$27,160,302
Cost of revenue	11,045,694	69,029	8,657,866	19,772,589
Gross profit	$5,259,981	$170,554	$1,957,178	$7,387,713
Depreciation and amortization	$500,661	$19,331	$80,127	$600,119
Capital expenditures	$441,156	$5,136	$88,436	$534,728

	March 31	September 30,
	2020	2019
Total Assets
Oxytetracycline & Licorice products and TCMD	$27,280,627	$23,251,452
Fertilizer	$2,216,506	$2,149,680
Heparin products and Sausage casing	$12,049,884	$9,867,112
Total	$41,547,017	$35,268,244

NOTE 16 – SUBSEQUENT EVENTS

In April 2020, the Company borrowed RMB 20,000,000 (approximately $3.0 million) loans from Bank of Lanzhou and Agricultural development bank of China, which will both mature in April 2021.

In May 2020, the Company repaid in advance the loan of RMB10,000,000 (approximately $1.5 million), which matured in May 2020, to Agricultural Bank of China.

In May 2020, the Company incorporated a new wholly owned subsidiary, Rugao Tianlu animal products Co., Ltd to expand its sausage casing processing business in Jiangsu Province.

In July 2020, the Company repaid the loan of RMB10,000,000 (approximately $1.5 million), which matured in July 2020, to Agricultural Bank of China.

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued. Based upon this review, the Company did not identify any subsequent events except disclosed in above that would have required adjustment or disclosure in the financial statements.

Until [●], 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,000,000 Ordinary Shares

Qilian International Holding Group Limited

Prospectus dated [•], 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On February 7, 2019, the Company, under the Cayman Islands laws, issued 50,000,000 Ordinary Shares to the following persons and entities in a private transaction for USD $0.001 per share, 20,000,000 Ordinary Shares to Zhanchang Xin, our Chairman and Chief Executive Officer, 2,355,000 Ordinary Shares to Chen Xin, 11,885,000 Ordinary Shares to Zhijiu Holdings Limited, 11,195,000 Ordinary Shares to Gandikang Holdings Limited, 3,065,000 Ordinary Shares to Ahanzhai Development Limited, and 1,500,000 Ordinary Shares to Asia Times Holdings Limited.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits
See Exhibit Index beginning on page 131 of this registration statement.

(b)	Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jiuquan, Gansu, China, on August 21, 2020.

Qilian International Holding Group Limited

By:	/s/ Zhanchang Xin
Mr. Zhanchang Xin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhanchang Xin	Chief Executive Officer and Chairman of the Board of Director	August 21, 2020
Name: Zhanchang Xin	(Principal Executive Officer)

/s/ Haiping Shi	Chief Financial Officer and Director Nominee	August 21, 2020
Name: Haiping Shi	(Principal Financial Officer)

/s/ Lina Lu	Independent Director Nominee	August 21, 2020
Name: Lina Lu

/s/ Ming Jing	Independent Director Nominee	August 21, 2020
Name: Ming Jing

/s/ David Moss	Independent Director Nominee	August 21, 2020
Name: David Moss

SIGNATURE OFUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on August 21, 2020.

Hunter Taubman Fischer & Li LLC

By:	/s/ Ying Li
Name: Ying Li
Title: Partner and Member

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Amended and Restated Memorandum and Articles of Association**
4.1	Specimen Certificate for Ordinary Shares**
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered*
8.1	Opinion of Dentons Law Offices, LLP regarding certain PRC tax matters (included in Exhibit 99.3)**
10.1	Employment Agreement by and between CEO Zhanchang Xin and the Company on June 6, 2019**
10.2	Employment Agreement by and between CFO Haiping Shi and the Company on June 15, 2020*
10.3	Indemnification Agreement**
10.4	Amended Exclusive Service Agreement**
10.5	Equity Pledge Agreement**
10.6	Call Option Agreement**
10.7	Shareholders’ Voting Rights Proxy Agreement**
10.8	Form of Power of Attorney (included in Exhibit 10.6)**
10.9	From of Spousal Consents**
10.10	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated March 25, 2019**
10.11	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated May 21, 2019**
10.12	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Bank of China, dated July 12, 2019**
10.13	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Agricultural Development Bank of China, dated February 10, 2020**
10.14	Unofficial English translation of Working Capital Loan Contract between Gansu Qilianshan Pharmaceutical Co., Ltd. and Bank of Lanzhou, dated April 2, 2020**
10.15	Unofficial English translation of Lease Agreement between Chengdu Qilianshan Biotechnology Co., Ltd. and Chengdu Dingsheng Jiaye Real Estate Brokerage Co., Ltd., dated October 19, 2019*
10.16	Unofficial English translation of Lease Agreement between Gansu Qilianshan Pharmaceutical Co. Ltd. and Ms. Kunqiong Zeng, dated October 19, 2019*
10.17	Unofficial English translation of Lease Agreement between Gansu Qilianshan Pharmaceutical Co. Ltd. and Ms. Jing Zhou, dated November 9, 2019*
10.18	Unofficial English translation of Lease Agreement between Chengdu Qilianshan Biotechnology Co., Ltd. and Sichuan Lianjia Real Estate Brokerage Co., Ltd., dated December 1, 2019*
10.19	Form of Director Consent by David Moss*
14.1	Code of Business Conduct and Ethics of the Registrant**
21.1	List of Subsidiaries**
23.1	Consent of Friedman LLP*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of Dentons Law Offices, LLP (included in Exhibit 8.1 and 99.3)**
99.1	The PRC Pharmaceutical Industry Market Study by Frost & Sullivan dated August 2020*
99.2	Frost & Sullivan Consent Letter*
99.3	Opinion of Dentons Law Offices, LLP, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE Agreements**

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.